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As filed with the Securities and Exchange Commission on July 26, 2002

Registration No. 333-89958

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective
Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

A.D.A.M., INC.
(Exact name of Registrant as specified in its charter)

Georgia	58-1878070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1600 RiverEdge Parkway, Suite 800 Atlanta, Georgia 30328 (770) 980-0888 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Robert S. Cramer, Jr.
Chairman of the Board and Chief Executive Officer
A.D.A.M., Inc.
1600 RiverEdge Parkway, Suite 800
Atlanta, Georgia 30328
(770) 980-0888
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jon H. Klapper, Esq.
Smith, Gambrell & Russell, LLP
1230 Peachtree Street, N.E., Suite 3100
Atlanta, Georgia 30309
(404) 815-3722

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Title of each class of securities to be registered	Additional amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.01 per share	1,000,000 shares	$0.965	$965,000	$89

(1)
The shares of common stock are being registered hereby for the account of certain shareholders of A.D.A.M., Inc. No other shares of common stock are being registered pursuant to this offering. 2,660,000 shares were included in the original filing of this registration statement.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low reported sales prices of the common stock on the Nasdaq National Market on July 19, 2002.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 26, 2002

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the securities and exchange commission. The selling shareholder may not sell these securities until the registration statement filed with the securities and exchange commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

3,660,000 Shares

A.D.A.M., INC.

Common Stock

        This prospectus relates to the sale of up to 3,660,000 shares of our common stock by Fusion Capital Fund II, LLC. Fusion Capital is sometimes referred to in this prospectus as the selling shareholder. The prices at which Fusion Capital may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by Fusion Capital.

        Our common stock is traded on the Nasdaq National Market under the symbol "ADAM." On July 19, 2002, the last reported sale price for our common stock, as reported on Nasdaq, was $1.03 per share. We have applied to have the shares of common stock offered pursuant to this prospectus approved for trading on the Nasdaq National Market.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 3.

        The selling shareholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2002

        You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of the preferred securities means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy the preferred securities in any circumstances under which the offer or solicitation is unlawful.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements made in this report, and other written or oral statements made by or on behalf of A.D.A.M., may constitute "forward-looking statements" within the meaning of the federal securities laws. When used in this report, the words "believes," "expects," "estimates," "intends," "will" and similar expressions are intended to identify forward-looking statements. Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, intentions, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this report include descriptions of our plans and strategies with respect to developing certain market opportunities, our overall business plan, our plans to develop additional strategic partnerships, our intention to develop our products and platform technologies, our continuing growth and our ability to contain our operating expenses. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

        The accompanying information contained in this prospectus, as well as in our SEC filings, identifies important additional factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

        All forward-looking statements attributable to A.D.A.M. are expressly qualified in their entirety by the foregoing cautionary statements.

PROSPECTUS SUMMARY

Business

        A.D.A.M. serves healthcare organizations, medical professionals, health-interested consumers and students as a leading publisher of visually engaging health and medical information products. A.D.A.M. products are used for learning about health, wellness, disease, clinical treatments, alternative medicine, nutrition, anatomy and general medical reference in both the healthcare and education markets. A.D.A.M. products contain physician-reviewed text, in-house developed medical graphics and multimedia interactivity to create health information solutions that offer a unique "visual learning" experience. Today, we employ a growing range of media, including Internet, software, CD-ROM, television and print, to deploy our proprietary content assets and products.

        Our proprietary content library, more than 16 years in the making, includes:

  •
  a physician reviewed Health Encyclopedia that covers approximately 3,800 diseases and medical conditions;

  •
  approximately 40,000 medical illustrations that have been drawn and compiled by A.D.A.M.;

  •
  an extensive library of 3D models developed from the Visible Human Project;

  •
  thousands of web-enabled animations depicting disease states and other medical conditions and topics, many of which are broadcast-quality;

  •
  interactive tools;

  •
  unique technology for viewing the human body's anatomy; and

  •
  an advanced content management system we are implementing.

        For the past several years, consumer demand for accurate, credible health information has been increasing at a rapid pace. As the Internet has emerged as a significant global communications medium, it has fueled the consumer's ability to better understand, manage and play a more active role in their personal health. According to a recent Harris Interactive survey, in 2001 nearly 100 million Americans were going online in search of health information.

        Results from other recent surveys showed that large portions of these "health seekers" believe that the ability to find credible health information on the Internet empowers them to make more informed personal health choices. In the Harris survey for example, 70% of the survey respondents took additional healthcare actions by making a personal treatment decision, urging a family member or friend to visit a doctor, or changing their lifestyle habits.

        The rapid growth of the Internet as a tool for information research and the increasing appetite consumers have for health information has resulted in a proliferation of web sites offering health-related content. While this proliferation has had a positive effect for consumers, it has also raised concerns over the credibility and accuracy of the information being made available. The combined effect of consumers having access to large amounts of information that may or may not be credible is further taxing healthcare providers as they struggle to answer patient's questions or spend additional time redirecting them to other information sources.

        The trend for healthcare organizations today is to use health information in two ways:

  •
  to increase the number of encounters with their organization by providing content that connects a consumer or patient directly to a facility's services or products; and,

  •
  to improve the efficiency of the provider-patient relationship by providing relevant, credible information.

        We have begun the implementation of an advanced content management system that will enable us to take full advantage of our diverse content assets. The new system is intended to enable us to produce new content products with minimal development costs, access assets more effectively, and deliver products to customers in a more efficient manner. The new system will also streamline our ability to update and maintain our products by providing more real-time update tools to our internal and external reviewers. In the twelve months ended December 31, 2001, we signed a license agreement with Interwoven, a leading content infrastructure company, which provides us with key technology components for this new system. We expect to complete implementation of the new system by the end of the second quarter of 2002.

        We believe we are well positioned in the market as the demand for health information grows and as content becomes an increasingly important driver for business growth within the healthcare industry. We have put in place rigorous editorial review and quality assurance processes to insure the accuracy of our products. In addition, we have undertaken technological initiatives to enable our products to be used in broader applications within the healthcare industry such as wireless healthcare delivery, electronic medical records and other point-of-care applications.

        We were incorporated in 1990 as A.D.A.M. Software, Inc. We changed our name to adam.com, Inc. in 1999 and to A.D.A.M., Inc. in 2001. We are headquartered at 1600 River Edge Parkway, Suite 800, Atlanta, Georgia and maintain an office in Newton, Massachusetts. Our telephone number is (770) 980-0888.

Recent Development

        On July 17, 2002, A.D.A.M. announced the repurchase of 683,500 shares of our common stock, or approximately 9% of the outstanding shares, for $1.05 per share in a private transaction.

The Offering

        On May 22, 2002, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed to purchase, on each trading day, $15,000 of our common stock up to an aggregate, under certain conditions, of $12.0 million over a 40 month period. Pursuant to the agreement, A.D.A.M. can control the size and timing of any sales of our common stock to Fusion Capital. For example, we may suspend purchases by Fusion Capital at any time, decrease and increase the daily purchase amount at any time and decrease and increase the minimum purchase price at any time. Fusion Capital, the selling shareholder under this prospectus, is offering for sale up to 3,660,000 shares of our common stock. As of May 22, 2002, there were 7,724,284 shares outstanding, including the 160,000 shares that we have issued to Fusion Capital as a commitment fee for its purchase obligations, but excluding 3,500,000 shares offered by Fusion Capital pursuant to this prospectus which have not yet been issued. The number of shares offered by this prospectus represents 47.4% of the total common stock outstanding as of May 22, 2002. If we decided to sell more than 1,352,100 shares to Fusion Capital (19.99% of our outstanding shares as of May 22, 2002, the date of the common stock purchase agreement, exclusive of the 160,000 shares issued to Fusion Capital as a commitment fee), we would first be required to seek shareholder approval of the common stock purchase agreement in order to be in compliance with Nasdaq National Market rules. We may, but shall be under no obligation to, request our shareholders to approve the transaction contemplated by the common stock purchase agreement. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the common stock purchase agreement.

RISK FACTORS

        You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

        Although we reported net income for the twelve months ended December 31, 2001, we have incurred substantial losses throughout our history, including a net loss of $230,000 for the first quarter of 2002.    For the twelve months ended December 31, 2001, we recorded net income of $1,597,000. Net income for the twelve months ended December 31, 2001 was largely provided through the sale of assets and not through operations. Prior to this we experienced losses of $7,854,000 for the twelve months ended December 31, 2000, $9,579,000 for the nine months ended December 31, 1999 and $2,180,000 for the twelve months ended March 31, 1999. We cannot guarantee that we will be able to sustain profitability.

        We may require additional financing to sustain our operations and without it we may not be able to continue operations.    Since inception we have funded operations with debt and equity capital. A.D.A.M.'s total operating costs and expenses decreased to $8,769,000 in the twelve months ended December 31, 2001, compared to $14,257,000 in the twelve months ended December 31, 2000, and $13,056,000 for the nine months ended December 31, 1999. Management projects that total operating costs and expenses will increase modestly in the twelve months ending December 31, 2002, and cannot assure that future operating losses will not occur. Total operating costs and expenses for the three months ended March 31, 2002 were $2,307,000 and, if annualized, would amount to $9,228,000. There is no assurance that our revenues will be sufficient to cover our expenses or that capital will be available to us on satisfactory terms or at all, to fund any shortfall in these costs and revenues.

        We only have the right to receive $15,000 per trading day under the common stock purchase agreement with Fusion Capital unless our stock price equals or exceeds $7.00, in which case the daily amount may be increased at our option. Generally, Fusion Capital shall not be obligated to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $1.70. Since we are initially registering 3,500,000 shares for sale by Fusion Capital pursuant to this prospectus, the selling price of our common stock to Fusion Capital will have to average at least $3.43 per share for us to receive the maximum proceeds of $12,000,000 without registering additional shares of common stock, which we have the right but not the obligation to do. Assuming a purchase price of $1.03 per share (the closing sale price of the common stock on July 19, 2002) and the purchase by Fusion Capital of the full 3,500,000 shares under the common stock purchase agreement, proceeds to us would be $3,605,000. If we decided to sell more than the 1,352,100 shares to Fusion Capital (19.99% of our outstanding shares as of the date of the common stock purchase agreement, exclusive of the 160,000 shares issued to Fusion Capital as a commitment fee), we would first be required to seek shareholder approval of the common stock purchase agreement in order to be in compliance with Nasdaq National Market rules. We may, but shall be under no obligation to, request our shareholders to approve the transaction contemplated by the common stock purchase agreement.

        The extent which we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our products and services. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $12,000,000 under the common stock purchase agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business, operating results, financial condition and prospects.

        We may be unable to compete effectively with other online providers of healthcare information, which could cause our growth and market development strategies to be unsuccessful.    The market for providing healthcare information is intensely competitive, and competition could increase in the future. As this market develops, we expect our sensitivity to competitive pressures to be especially strong as we continue to attract and retain customers. We may not be able to compete effectively against these companies, and if we fail to compete effectively we may suffer reduced gross margins and loss of market share.

        The healthcare information market is rapidly evolving and subject to rapid technological change. Certain companies could enter this market that could be larger and more established than we are. These competitors could have advantages over us because of their longer operating histories, greater name recognition, or greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They could also devote greater resources to the promotion and sale of their products or services. Furthermore, mergers and acquisitions among other companies could intensify our existing competition or create new competitors.

        We have relied and continue to rely on a limited number of customers for a significant portion of our revenues. Losing one or more of these customers may adversely affect our revenues and financial results.    We generate a significant portion of our revenues from a limited number of customers and we expect that this will continue for the foreseeable future. For example, during the twelve months ended December 31, 2001, two customers accounted for approximately 26% and 12% of our net revenues, respectively. These same two customers accounted for 33% and 13% of our net revenues, respectively, for the twelve months ended December 31, 2000. For the three months ended March 31, 2002, one customer accounted for approximately 28% of our revenues. In calendar 2002, as a result of a bankruptcy filing in December 2001 by our second largest customer, we expect approximately 21% of our revenues to be generated from only one customer. If we lose any more of our large customers, or if we are unable to add new large customers, then our revenues may decline or not increase as expected.

        We face technological challenges in our ability to deliver customized information in the rapidly changing healthcare industry, which may limit our ability to maintain existing customers or attract new customers.    We believe that health information will become more customized to an individual's personal health management needs. As a result, we will need to have adequate technology infrastructure that will allow us to deliver in a cost effective manner portions of our content assets based on each customer's requirements. We will be required to utilize, without significant prior experience, technologies related to content management and content distribution. A failure to develop or obtain this technology could adversely affect our ability to maintain market share or acquire new customers.

        We may be unable to successfully identify, acquire, manage or integrate complementary businesses.    As evidenced by our recent acquisitions of Integrative Medicine Communications, Inc. and Nidus Information Services, Inc., part of our immediate growth strategy includes acquiring businesses with complementary products, technologies or professional services. Moving forward, we may not be successful in acquiring other complementary businesses or assimilating their personnel and operations into ours. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Future acquisitions may also cause us to incur expenses such as in-process research and development expenses, which may negatively affect our earnings. We cannot be certain that we will successfully overcome these risks with respect to any future acquisitions. In addition, a primary portion of the consideration for our acquisitions has been through the issuance of common stock. The issuance of additional common stock or other securities convertible into common stock in connection with future acquisitions could dilute the ownership interests of our existing shareholders.

        We may be unable to attract new personnel, which would adversely affect implementation of our overall business strategy.    In order to promote the development of our target markets, we will need to identify, attract and retain software engineers, web designers, sales and marketing professionals and other key personnel. We will compete with other companies both within and outside our markets for such employees and we may be unable to attract these employees. If we do not succeed in attracting these types of new employees, we may be unable to fully implement our growth and market development strategies and our business will suffer.

        Our stock price is extremely volatile and could decline significantly.    Since our initial public offering in 1995, there has been significant volatility in the price of our common stock. This volatility has often been unrelated to our operating performance. There can be no assurance that the market price of our common stock will be maintained or that the volume of trading in our shares will not decrease.

        Furthermore, following periods of volatility in the market price of a company's securities, securities class action claims frequently are brought against the subject company. To the extent that the market price of our shares falls dramatically in any period of time, shareholders may bring claims, with or without merit, against us. Such litigation would be expensive to defend and would divert management's attention and resources regardless of outcome.

        We are not compliant with the new Nasdaq National Market listing maintenance requirements as of March 31, 2002, as it relates to net equity, and we could fall out of compliance with other listing requirements.    Effective June 29, 2001, the SEC approved a change to the Nasdaq Stock Market Marketplace Rules concerning quantitative listing standards for initial and continued inclusion on the Nasdaq National and SmallCap Markets. While we currently meet the old maintenance standard for continued inclusion on the Nasdaq National Market, as it relates to net tangible assets, we are not compliant with the new standard, as it relates to net equity. The new standard requires that for companies to remain listed on the Nasdaq National Market, they should have net equity of at least $10,000,000.

        As of March 31, 2002, A.D.A.M. had net equity of approximately $8,178,000. We have until November 1, 2002 to become compliant with the new standard. While management plans to become compliant with the new standard by November 1, 2002, significant changes to our balance sheet as a result of operating losses could affect our listing status, which could result in our being delisted. We believe that there are measures currently available to us that could be implemented to become compliant by the November 1, 2002 deadline. These measures include the sale of additional shares of common stock contemplated by the Fusion agreement, and acquisitions of other companies, both of which could result in dilution to our existing shareholders. Should we be delisted from the Nasdaq National Market, we currently qualify for listing on the Nasdaq SmallCap Market under the new standards.

        We have adopted certain anti-takeover provisions that may deter a takeover.    Our articles of incorporation and bylaws contain the following provisions that may deter a takeover, including a takeover on terms that many of our shareholders might consider favorable, such as:

  •
  the authority of our board of directors to issue common stock and preferred stock and to determine the price, rights (including voting rights), preferences, privileges and restrictions of each series of preferred stock, without any vote or action by our shareholders;

  •
  the existence of large amounts of authorized but unissued common stock and preferred stock;

  •
  staggered, three-year terms for our board of directors; and

  •
  advance notice requirements for board of directors nominations and for shareholder proposals.

        The rights and preferences of any series of preferred stock could include a preference over the common stock on the distribution of our assets upon liquidation or sale, preferential dividends, redemption rights, the right to elect one or more directors and other voting rights. The rights of the holders of any series of preferred stock that may be issued in the future may adversely affect the rights of the holders of the common stock. We have no current plans to issue preferred stock. In addition, certain provisions of Georgia law and our stock option plan may also discourage, delay or prevent a change in control or unsolicited acquisition proposals.

        A significant number of un-issued shares are registered for future sale and could adversely affect the market price of our common stock.    If our shareholders, option holders, or warrant holders exercise their rights to sell substantial amounts of our common shares in the public market, the market price of our common stock could fall. Given the unpredictable transaction volumes for A.D.A.M. shares, the sale of a significant amount of these shares at any given time could cause the market price of our common stock to decline or otherwise be highly volatile. Such sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price when we deem conditions to be more favorable.

        Our principal shareholders have substantial influence and their interest may differ from those of our remaining shareholders.    As of July 19, 2002, our executive officers, directors and persons who beneficially own more than 5% of our outstanding common stock controlled approximately 18.5% of the combined outstanding voting power of our common stock. As a result, these holders exert substantial influence with respect to all matters submitted to a vote of holders of common stock, including election of our directors. If our remaining shareholders have interests that differ from these holders, their needs may not be met.

        The sale of our common stock to Fusion Capital may cause dilution and the sale of the shares of common stock acquired by Fusion Capital could cause the price of our common stock to decline.    The purchase price for the common stock to be issued to Fusion Capital pursuant to the common stock purchase agreement will fluctuate based on the price of our common stock. All shares in this offering are freely tradable. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares offered by this prospectus will be sold over a period of up to 40 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

USE OF PROCEEDS

        This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $12.0 million in proceeds from the sale of our common stock to Fusion Capital under the common stock purchase agreement. Any proceeds from Fusion Capital we receive under the common stock purchase agreement will be used for working capital, acquisitions and general corporate purposes.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        Our common stock is quoted on the Nasdaq National Market under the symbol "ADAM." The following table sets forth the high and low sales prices of our common stock as reported by the Nasdaq National Market for each quarter in the twelve months ended December 31, 2000 and 2001 and the three months ended March 31 and June 30, 2002.

	High	Low
Year ended December 31, 2000
Quarter ended March 31, 2000	$16.63	$8.38
Quarter ended June 30, 2000	14.00	3.25
Quarter ended September 30, 2000	5.50	3.44
Quarter ended December 31, 2000	3.81	1.00
Year ended December 31, 2001
Quarter ended March 31, 2001	$2.38	$1.72
Quarter ended June 30, 2001	3.15	1.35
Quarter ended September 30, 2001	2.80	1.90
Quarter ended December 31, 2001	3.15	2.00
Year ended December 31, 2002
Quarter ended March 31, 2002	$4.80	$2.81
Quarter ended June 30, 2002	3.80	1.10

        At May 30, 2002 there were 162 record holders of our common stock.

        We have never paid or declared any cash dividends on our common stock and we do not intend to pay dividends on our common stock in the near future. We presently expect to retain any future earnings to fund continuing development and growth of our business. Any payment of dividends on our common stock in the future is subject to the discretion of our board of directors and will depend on our earnings, financial condition, capital requirements and other relevant factors.

SELECTED FINANCIAL DATA

        In 1999, we changed our fiscal year end from March 31 to December 31. The selected historical balance sheet and statement of operations presented below for the years ended December 31, 2001 and 2000, the nine months ended December 31, 1999, and the years ended March 31, 1999 and 1998, have been derived from our audited consolidated financial statements. The consolidated statements of operations data for the three months ended March 31, 2002 and 2001 and the consolidated balance sheet data at March 31, 2002 and 2001 are derived from our unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial data for such periods. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the full year or for any future period.

        The following selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

	Three Months Ended March 31,		Twelve Months Ended December 31,		Nine Months Ended December 31,	Twelve Months Ended March 31,
	2002	2001	2001	2000	1999	1999	1998
	(In thousands, except per share data)
Statement of Operations:
Net revenues	$2,108	$2,076	$8,946	$8,621	$3,144	$5,242	$6,888
Costs and expenses:
Costs of revenues	285	139	1,588	742	551	1,408	1,167
General and administrative	438	588	2,156	3,323	2,997	1,508	1,212
Product and content development	655	517	2,243	4,091	5,015	1,924	1,344
Sales and marketing	687	577	1,961	2,958	2,680	2,581	2,671
Depreciation and amortization	242	156	820	2,410	764	349	367
Restructuring	—	—	—	733	1,049	47	—

Total costs and expenses	2,307	1,977	8,768	14,257	13,056	7,817	6,761

Operating income (loss)	(199)	99	178	(5,636)	(9,912)	(2,575)	127
Interest income (expense), net	24	12	99	(987)	158	395	526
Realized loss and impairment of investment securities	—	(18)	(146)	(1,105)	—	—	—
Realized gain on sale of assets, net	—	—	1,808	—	—	—	—

Income (loss) before income taxes, minority interest and equity in net losses of affiliate	(175)	93	$1,939	$(7,728)	$(9,754)	$(2,180)	$653
Income taxes	—	—	—	—	—	—	(75)

Income (loss) before minority interest and equity in net losses of affiliate	(175)	93	$1,939	$(7,728)	$(9,754)	$(2,180)	$578
Minority interest in consolidated subsidiary	—	—	—	—	175	—	—
Equity in net losses of affiliate	(55)	(49)	(342)	(126)	—	—	—

Net income (loss)	$(230)	$44	$1,597	$(7,854)	$(9,579)	$(2,180)	$578

Basic net income (loss) per share	$(0.03)	$0.01	$0.25	$(1.42)	$(2.04)	$(0.48)	$0.12

Weighted average number of common shares and share equivalents outstanding, basic	7,180	6,195	6,453	5,536	4,707	4,528	4,916

Diluted net income (loss) per share	$(0.03)	$0.01	$0.24	$(1.42)	$(2.04)	$(0.48)	$0.12

Weighted average number of common shares and share equivalents outstanding, diluted	7,180	6,220	6,555	5,536	4,707	4,528	4,959

	March 31,		December 31,			March 31,
	2002	2001	2001	2000	1999	1999	1998
	(In thousands)
Balance Sheet Data:
Cash and short term investments	$3,556	$1,629	$2,878	$1,666	$1,477	$6,161	$8,334
Accounts receivable-net	1,480	1,374	1,949	1,046	828	950	1,221
Total current assets	5,766	3,542	5,436	3,259	3,544	7,567	10,198
Goodwill	2,143	—	1,474	—	—	—	—
Total assets	11,364	6,663	9,861	6,817	7,736	8,970	11,900
Deferred revenue	2,047	2,258	1,621	2,479	731	105	22
Short-term debt	31	198	34	188	733	—	—
Total liabilities	3,186	3,589	2,688	4,162	4,359	1,174	1,187
Total shareholders' equity	8,178	3,074	7,173	2,655	3,377	7,796	10,713
Working capital (deficiency)	2,582	(47)	2,756	(903)	(815)	6,393	9,011

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

        A.D.A.M. serves healthcare organizations, medical professionals, health-interested consumers and students as a leading publisher of visually engaging health and medical information products. A.D.A.M. products are used for learning about health, wellness, disease, clinical treatments, alternative medicine, nutrition, anatomy and general medical reference in both the healthcare and education markets. A.D.A.M. products contain physician-reviewed text, in-house developed medical graphics and multimedia interactivity to create health information solutions that offer a unique "visual learning" experience. Today, A.D.A.M. employs a growing range of media, including Internet, software, CD-ROM, television and print, to deploy our proprietary content assets and products.

        Our proprietary content library, more than 16 years in the making, includes:

  •
  a physician reviewed Health Encyclopedia that covers approximately 3,800 diseases and medical conditions;

  •
  approximately 40,000 medical illustrations that have been drawn and compiled by A.D.A.M.;

  •
  an extensive library of 3D models developed from the Visible Human Project;

  •
  thousands of web-enabled animations depicting disease states and other medical conditions and topics, many of which are broadcast-quality;

  •
  interactive tools;

  •
  unique technology for viewing the human body's anatomy; and

  •
  an advanced content management system we are implementing.

        For the past several years, consumer demand for accurate, credible health information has been increasing at a rapid pace. As the Internet has emerged as a significant global communications medium, it has fueled the consumer's ability to better understand, manage and play a more active role in their personal health. According to a recent Harris Interactive survey, in 2001 nearly 100 million Americans were going online in search of health information.

        Results from other recent surveys showed that large portions of these "health seekers" believe that the ability to find credible health information on the Internet empowers them to make more informed personal health choices. In the Harris survey for example, 70% of the survey respondents took additional healthcare actions by making a personal treatment decision, urging a family member or friend to visit a doctor, or changing their lifestyle habits.

        The rapid growth of the Internet as a tool for information research and the increasing appetite consumers have for health information has resulted in a proliferation of web sites offering health-related content. While this proliferation has had a positive effect for consumers, it has also raised concerns over the credibility and accuracy of the information being made available. The combined effect of consumers having access to large amounts of information that may or may not be credible is further taxing healthcare providers as they struggle to answer patient's questions or spend additional time redirecting them to other information sources.

        The trend for healthcare organizations today is to use health information in two ways:

  •
  to increase the number of encounters with their organization by providing content that connects a consumer or patient directly to a facility's services or products; and,

  •
  to improve the efficiency of the provider-patient relationship by providing relevant, credible information.

        We have begun the implementation of an advanced content management system that will enable us to take full advantage of our diverse content assets. The new system is intended to enable us to produce new content products with minimal development costs, access assets more effectively, and deliver products to customers in a more efficient manner. The new system will also streamline our ability to update and maintain our products by providing more real-time update tools to our internal and external reviewers. In the twelve months ended December 31, 2001, we signed a license agreement with Interwoven, a leading content infrastructure company, which provides us with key technology components for this new system. We expect to complete implementation of the new system by the end of the second quarter of 2002.

        We believe we are well positioned in the market as the demand for health information grows and as content becomes an increasingly important driver for business growth within the healthcare industry. We have put in place rigorous editorial review and quality assurance processes to insure the accuracy of our products. In addition, we have undertaken technological initiatives to enable our products to be used in broader applications within the healthcare industry such as wireless healthcare delivery, electronic medical records and other point-of-care applications.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts reported in the consolidated financial statements and the accompanying notes. On an on-going basis, we evaluate our estimates, including those related to product returns, bad debts, inventories, intangible assets, income taxes, contingencies and litigation. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

  •
  Revenue Recognition

          We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), as amended by SAB 101A and 101B. SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

          We generate revenues mainly in three ways—Internet-based licensing, print subscriptions and shipped product sales. Internet revenues consist primarily of platform license fees that usually consist of an annual, up-front charge that is recognized ratably over the term of the license agreement beginning upon customer acceptance. Revenues from licensing arrangements are recognized after delivery has occurred, when we have determined that the fees from the agreement are fixed and determinable and there are no significant return or acceptance provisions. Fees billed in advance of the performance of services are recorded as deferred revenue and are recognized as the services are performed. Payments, or installment invoices for licensing arrangements, received in advance of shipments are recorded as deferred revenue and are recognized as revenue when the related software is shipped and all other revenue recognition criteria have been met. Print subscription revenue is recognized as delivery of each issue is made. Fees billed in advance of the performance of services are recorded as deferred revenue and are recognized as the services are performed. Product revenues represent the sales of software products, books and revenues earned under certain royalty agreements. Revenues from product sales are generally recognized at the time title passes to customers, distributors or resellers. Revenues from royalty agreements are recognized as earned based upon performance or product shipment.

  •
  Capitalized Software Development Costs

          We capitalize internal software development costs in accordance with Financial Accounting Standards Board ("FASB") Statement No. 86 ("FAS 86"), "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." This statement specifies that costs incurred internally in creating a computer software product shall be charged to expense when incurred as research and development until technological feasibility has been established for the product. Technological feasibility is established upon completion of all planning, designing, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements. We cease capitalization of internally developed software when the product is made available for general release to customers and thereafter, any maintenance and customer support is charged to expense when related revenue is recognized or when those costs are incurred.

          We amortize such capitalized costs as cost of sales on a product-by-product basis using the straight-line method over a period of two years. We continually evaluate the recoverability of capitalized costs and if the successes of new product releases are less than we anticipate then a material write down of capitalized costs could adversely affect any reporting period in which the write down occurs.

          We also capitalize internal software development costs in accordance with the American Institute of Certified Public Accountants Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This statement specifies that computer software development costs for computer software intended for internal use occurs in three stages: (1) the preliminary project stage, where costs are expensed as incurred, (2) the application development stage, where costs are capitalized, and (3) the post-implementation or operation stage, where again costs are expensed as incurred. We cease capitalization of developed software for internal use when the software is ready for its intended use and placed in service. We amortize such capitalized costs as cost of sales on a product-by-product basis using the straight-line method over a period of three years. We continually evaluate the usability of the products that make up our capitalized costs and if certain circumstances arise such as the introduction of new technology in the marketplace that management intends to use in place of the capitalized project, then a material write down of capitalized costs could adversely affect any reporting period in which the write down occurs.

  •
  Inventory

          We record reserves for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

  •
  Goodwill and Intangible Assets

          We have recorded goodwill in connection with our acquisitions of Integrative Medicine Communications, Inc. ("IMC") in December 2001 and Nidus Information Services, Inc. ("Nidus") in February 2002. In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142").

          SFAS 141 requires the purchase method of accounting for all business combinations and that certain acquired intangible assets in a business combination be recognized as assets separate from goodwill. We have applied SFAS 141 to our allocation of the purchase price in the IMC and Nidus acquisitions.

          SFAS 142 requires that goodwill and other intangibles that have an indefinite life are no longer to be amortized but are to be tested for impairment at least annually. In assessing impairment, we must make judgments and assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective net assets. Other factors that could cause impairment could result from a significant decline in our stock price for a sustained period and our market capitalization relative to net book value. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge for the recorded goodwill. We currently do not expect to record an impairment charge upon completion of the annual impairment review in 2002. However, there can be no assurance that at the time the review is completed a material impairment charge will not be recorded. Since we did not have any goodwill recorded prior to the IMC and Nidus acquisitions, the provision of SFAS 142 requiring companies to stop amortizing goodwill will have no impact on our ongoing operating results or the comparability of such results with prior periods.

  •
  Variable Stock Options

          In March 2000, the FASB issued Financial Interpretations No. 44 ("FIN 44"), "Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25)." This opinion provides guidance on the accounting for certain stock option transactions and subsequent amendments to stock option transactions. FIN 44 was effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. We have from time to time since 1991 granted stock options to our employees to purchase shares of our common stock. Certain of these options were canceled at the option of their holders on January 14, 1999, and then replaced that day on a one-for-one basis with new options with an exercise price equal to the closing market price that day.

          The adoption of FIN 44 did not have a material impact on our financial position or results of operations for the three months ended March 31, 2002. This interpretation requires variable accounting treatment for options that have been modified from their original terms. Accordingly, compensation cost shall be adjusted for increases or decreases in the intrinsic value of the modified awards in subsequent periods and until the awards have been exercised, forfeited, or expired. As of March 31, 2002, we had 221,200 outstanding options with an exercise price of $5.25 that are considered variable under this interpretation. Because the stock price since the effective date of July 1, 2000 has been below $5.25, we have not recorded any compensation cost related to the repriced options issued on January 14, 1999. Should our stock price climb above $5.25 our operating results will be affected until the stock options are either exercised or forfeited and could adversely affect any reporting period in which the variable accounting is required. Any charges that result from these variable options would be non-cash operating expenses and will be reported as a separate line item.

Recent Accounting Pronouncements

        In July 2001, the FASB issued SFAS 141 and SFAS 142. SFAS 141 is effective for any business combinations initiated after June 30, 2001, while SFAS 142 became effective on January 1, 2002.

  •
  SFAS 141 generally requires the purchase method to account for any acquisitions initiated after June 30, 2001 and eliminates the pooling-of-interests method. Our adoption of this standard did not have a material effect on our financial position, results of operations and cash flows.

  •
  SFAS 142 affects how we account for goodwill and other intangible assets acquired in both previous and any future acquisitions. SFAS 142 prohibits the amortization of goodwill associated with acquisitions made after June 30, 2001. SFAS 142 also requires an impairment test on goodwill be performed at least annually beginning in 2002. On an ongoing basis (absent any impairment indicators), we will be performing the impairment test on an annual basis.

        A.D.A.M. adopted SFAS 142 on January 1, 2002 and based on cash flow and earnings projections we recorded no impairment to goodwill and other intangible assets. Since we did not have any goodwill recorded prior to the IMC and Nidus acquisitions, the provision of SFAS 142 requiring companies to stop amortizing goodwill will have no impact on our ongoing operating results or the comparability of such results with prior periods. As of March 31, 2002, A.D.A.M. has recorded $2,142,000 of goodwill attributable as follows: $1,484,000 for our IMC acquisition and $658,000 for our Nidus acquisition.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", but retains its fundamental provisions for recognition and measurement of the impairment of long-lived assets to be held and used and those to be disposed of by sale. Our adoption of this standard as of January 1, 2002 did not have a material effect on our financial position, results of operations and cash flows.

Historical Quarterly Financial Data (in thousands, except per share data)

2002 Three Months Ended
March 31
Operating revenues	$2,108
Operating income (loss)	(199)
Net income (loss)	(230)
Loss per share basic and diluted	$(0.03)
	2001 Three Months Ended
	March 31	June 30	September 30	December 31
Operating revenues	$2,076	$2,394	$2,351	$2,125
Operating income (loss)	99	24	339	(284)
Net loss	44	1,717	281	(445)
Earnings per share—basic	$0.01	$0.27	$0.04	$(0.07)
Earnings (loss) per share—diluted	$0.01	$0.26	$0.04	$(0.07)
	2000 Three Months Ended
	March 31	June 30	September 30	December 31
Operating revenues	$1,426	$2,083	$2,852	$2,260
Operating income (loss)(a)	(3,350)	(1,357)	(936)	7
Net loss (a)	(4,177)	(1,462)	(1,024)	(1,191)
Loss per share basic and diluted	$(0.82)	$(0.27)	$(0.18)	$(0.20)

(a)
During the third quarter of 2000, we deconsolidated our investment in thePort.com. Losses incurred during the first and second quarter of 2000 have been adjusted as if this change occurred on January 1, 2000.

Results of Operations

Comparison of the three months ended March 31, 2002 with the three months ended March 31, 2001

Revenues

	Three Months Ended March 31,
				% Change	2002 % of Total Rev	2001 % of Total Rev
	2002	2001	$ Change
Healthcare	$1,729	$1,729	$—	0.0%	82.0%	83.3%
Education	360	331	29	8.8	17.1	15.9
Other	19	16	3	18.8	0.9	0.8
Total Net Revenues	$2,108	$2,076	$32	1.5%	100.0%	100.0%

        Total net revenues increased $32,000, or 1.5%, to $2,108,000 for the three months ended March 31, 2002 compared to $2,076,000 for the three months ended March 31, 2001.

        Net revenues from the healthcare market were unchanged at $1,729,000 for the three months ended March 31, 2002 and the three months ended March 31, 2001. The inclusion of revenues from sales of the IMC and Nidus licensed products offset lower healthcare market revenues from A.D.A.M.'s licensed products. A.D.A.M.'s licensed product revenues were primarily lower due to the loss of one customer that contributed 17% of total revenues in the three months ended March 31, 2001. As a percent of total net revenues, net revenues from the healthcare market decreased to 82.0% for the three months ended March 31, 2002 compared to 83.3% for the three months ended March 31, 2001.

        Net revenues from the education market increased $29,000, or 8.8% to $360,000 for the three months ended March 31, 2002 compared to $331,000 for the three months ended March 31, 2001. The increase is primarily attributable to sales resulting from the release of our A.D.A.M. Online Anatomy product in the second quarter of 2001. As a percent of total net revenues, net revenues from the education market increased to 17.1% for the three months ended March 31, 2002 compared to 15.9% for the three months ended March 31, 2001.

Operating Expenses

	Three Months Ended March 31,
				% Change	2002 % of Total Rev	2001 % of Total Rev
	2002	2001	$ Change
Costs of Goods Sold	$285	$139	$146	105.0%	13.5%	6.7%
General and Administrative	438	588	(150)	(25.5)	20.8	28.3
Production	655	517	138	26.7	31.1	24.9
Sales and Marketing	687	577	110	19.1	32.6	27.8
Depreciation and Amortization	242	156	86	55.1	11.5	7.5
Total Operating Expenses	$2,307	$1,977	$330	16.7%	109.4%	95.2%

        Cost of revenues increased $146,000, or 105.0%, to $285,000 for the three months ended March 31, 2002 compared to $139,000 for the three months ended March 31, 2001. Cost of revenues includes shipped product components, packaging and shipping costs, newsletter printing costs, distribution license fees, royalties and amortization of capitalized software development costs. This increase is primarily the result of the increase in software amortization due to the creation of new products and increased distribution license fees from the sales of our Spanish language products. This increase is also attributable to the increase of royalty expenses resulting from the acquisition of IMC and Nidus. As a percent of total net revenues, cost of revenues increased to 13.5% for the three months ended March 31, 2002 compared to 6.7% for the three months ended March 31, 2001.

        General and administrative expenses decreased $150,000, or 25.5%, to $438,000 for the three months ended March 31, 2002 from $588,000 for the three months ended March 31, 2001. This decrease is primarily attributable to a $63,000 decrease in salary expense for the three months ended March 31, 2002, due to a decrease in headcount in all departments during the later part of 2001. The Company also realized $36,000 in lower costs as a result of lower employee recruiting costs and employee benefits during the three months ended March 31, 2002. This decrease is also due to the write-off of $89,000 of assets in the three months ended March 31, 2001 due to the closing of our San Francisco office. These decreases were offset somewhat by the inclusion of $49,000 of IMC and Nidus's administrative expenses during the three months ended March 31, 2002. As a percent of total net revenues, general and administrative costs decreased to 20.8% for the three months ended March 31, 2002 compared to 28.3% for the three months ended March 31, 2001.

        Product and content development costs increased $138,000, or 26.7%, to $655,000 for the three months ended March 31, 2002 from $517,000 for the three months ended March 31, 2001. This increase is partially attributable to an increase in editorial expenses of $67,000 incurred to keep our content products updated, and an increase of $123,000 due to additions of IMC and Nidus's production and development costs during the three months ended March 31, 2002. These increased expenses were partially offset by $22,000 in lower product and content development costs for A.D.A.M.'s production departments and by $30,000 in decreased production expenses related to the discontinuing of operations of the DrGreene.com web site during the three months ended March 31, 2001. As a percent of total net revenues, product development costs increased to 31.1% for the three months ended March 31, 2002 compared to 24.9% for the three months ended March 31, 2001.

        Sales and marketing expenses increased $110,000, or 19.1%, to $687,000 for the three months ended March 31, 2002 from $577,000 for the three months ended March 31, 2001. This increase is attributable to the acquisition of IMC and Nidus, which increased expenses $144,000 during the three months ended March 31, 2002. Also, this increase is partially attributable to an increase of $23,000 resulting from the increase in personnel in our Atlanta sales and marketing departments during the three months ended March 31, 2002. Partially offsetting this increase was the discontinuance of our Product Marketing department during the three months ended March 31, 2001 resulting in a $57,000 decrease in expenses. As a percent of total net revenues, sales and marketing expenses increased to 32.6% for the three months ended March 31, 2002 compared to 27.8% for the three months ended March 31, 2001.

        Depreciation and amortization expenses increased $86,000, or 55.1%, to $242,000 for the three months ended March 31, 2002 from $156,000 for the three months ended March 31, 2001. This increase is primarily attributable to the depreciation of assets and amortization of purchased intellectual content and purchased customer contracts in connection with the acquisitions of IMC and Nidus. This increase was partially offset by a $23,000 decrease in the depreciation of assets during the three months ended March 31, 2002 due to the San Francisco assets that were written off during the three months ended March 31, 2001 as well as a $20,000 decrease in amortization expense from the collection of patient consent forms for surgical procedures purchased in 1999 from Informational Medical Systems, Inc. As a percent of total net revenues, depreciation and amortization expenses increased to 11.5% for the three months ended March 31, 2002 compared to 7.5% for the three months ended March 31, 2001.

        As a result of the factors described above, operating profit decreased $298,000, or 301.0%, to an operating loss of $199,000 for the three months ended March 31, 2002 compared to an operating profit of $99,000 for the three months ended March 31, 2001.

Other Expenses and Income

        Interest income, net, increased $12,000, or 100.0%, to $24,000 for the three months ended March 31, 2002, as compared to $12,000 for the three months ended March 31, 2001. This net increase was primarily attributable to an $11,000 decrease in interest expense related to a note payable outstanding during the three months ended March 31, 2001.

        For the three months ended March 31, 2002 and 2001, respectively, no provision has been estimated for income taxes. We have sufficient net operating loss carry forwards to offset regular taxable income. Additionally, we anticipate meeting the requirements for the small corporation exemption for Alternative Minimum Tax purposes. As of March 31, 2002, we continue to maintain a valuation allowance against our total net deferred tax asset balance.

        We have invested in a software development company, ThePort Network, Inc. (formerly ThePort.com, Inc.) ("ThePort"). The results of operations of ThePort have been accounted for as an equity investment and accordingly, we record our share of ThePort's results of operations in our consolidated financial statements for the three months ended March 31, 2002 and 2001. We recorded our share of ThePort's losses of approximately $55,000 for the three months ended March 31, 2002 and our share of ThePort's losses of approximately $49,000 for the three months ended March 31, 2001. At March 31, 2002, the carrying value of this investment was approximately $3,000. At December 31, 2001, the carrying value of this investment was approximately $40,000.

        As a result of the above, we had a net loss of $230,000 for the three months ended March 31, 2002 compared to net income of $44,000 for the three months ended March 31, 2001.

Comparison of the twelve months ended December 31, 2001 to the twelve months ended December 31, 2000

Revenues

	Twelve Months Ended December 31,
				% Change	2001 % of Total Rev	2000 % of Total Rev
	2001	2000	$ Change
Healthcare	$6,924	$6,215	$709	11.4%	77.4%	72.1%
Education	1,979	2,150	(171)	(8.0)	22.1	24.9
Other	43	256	(213)	(83.2)	.5	3.0
Total Net Revenues	$8,946	$8,621	$325	3.8%	100.0%	100.0%

        Total net revenues increased $325,000, or 3.8%, to $8,946,000 for the twelve months ended December 31, 2001 compared to $8,621,000 for the twelve months ended December 31, 2000. The increase is primarily attributable to a $709,000 increase in net revenues from the healthcare market as a result of our focus on this market in the twelve months ended December 31, 2001, partially offset by a decrease in net revenues from the education market.

        Net revenues from the healthcare market increased $709,000, or 11.4% to $6,924,000 for the twelve months ended December 31, 2001 compared to $6,215,000 for the twelve months ended December 31, 2000. The increase is primarily attributable to increases in the health provider, pharmaceutical and managed care areas of the healthcare market. Revenues from national Internet and media web sites were essentially flat for the twelve months ended December 31, 2001. As a percent of total net revenues, net revenues from the healthcare market increased to 77.4% for the twelve months ended December 31, 2001 compared to 72.1% for the twelve months ended December 31, 2000.

        Net revenues from the education market decreased $171,000, or 8.0%, to $1,979,000 for the twelve months ended December 31, 2001 compared to $2,150,000 for the twelve months ended December 31,

2000. The education market revenues consist primarily of CD-ROM based product sales. This decrease is primarily attributable to increased sales and marketing focus on the healthcare market during the twelve months ended December 31, 2001. As a percent of total net revenues, net revenues from the education market decreased to 22.1% for the twelve months ended December 31, 2001 compared to 24.9% for the twelve months ended December 31, 2000.

Operating Expenses

	Twelve Months Ended December 31,
				% Change	2001 % of Total Rev	2000 % of Total Rev
	2001	2000	$ Change
Costs of Goods Sold	$1,588	$742	$846	114.0%	17.8%	8.6%
General and Administrative	2,156	3,323	(1,167)	(35.1)	24.1	38.5
Production	2,243	4,091	(1,848)	(45.2)	25.1	47.5
Sales and Marketing	1,961	2,958	(997)	(33.7)	21.9	34.3
Depreciation and Amortization	820	2,410	(1,590)	(66.0)	9.2	28.0
Restructuring Charges	0	733	(733)	(100.0)	0.0	8.5
Total Operating Expenses	$8,768	$14,257	$(5,489)	(38.5)%	98.1%	165.4%

        Cost of revenues increased $846,000, or 114.0%, to $1,588,000 for the twelve months ended December 31, 2001 compared to $742,000 for the twelve months ended December 31, 2000. Cost of revenues includes the cost of support, shipped product component costs, packaging, documentation, royalties and amortization of capitalized software development costs. This increase is primarily the result of the amortization and write off of older technology acquired in the twelve months ended December 31, 2000. As a percent of total net revenues, cost of revenues increased to 17.8% for the twelve months ended December 31, 2001 compared to 8.6% for the twelve months ended December 31, 2000.

        General and administrative expenses decreased $1,167,000, or 35.1%, to $2,156,000 for the twelve months ended December 31, 2001 from $3,323,000 for the twelve months ended December 31, 2000. This decrease is primarily attributable to continued aggressive cost control measures enacted in the twelve months ended December 31, 2000 and continued in the twelve months ended December 31, 2001. In particular, we realized significant savings in the areas of consulting, legal and accounting fees, and other professional service fees. Also, approximately $370,000 of the decrease is attributed to the costs saved by closing our San Francisco office in 2000. These decreases in general and administrative expenses were partially offset by a non-cash stock compensation charge of $141,000 in the twelve months ended December 31, 2001. As a percent of total net revenues, general and administrative costs decreased to 24.1% for the twelve months ended December 31, 2001 compared to 38.5% for the twelve months ended December 31, 2000.

        Product and content development costs decreased $1,848,000, or 45.2%, to $2,243,000 for the twelve months ended December 31, 2001 from $4,091,000 for the twelve months ended December 31, 2000. We capitalized product development expenditures of $896,000 in the twelve months ended December 31, 2001 and $1,631,000 during the twelve months ended December 31, 2000, which represented 28.5% of total product development expenditures for each respective period. This decrease is primarily attributable to continued aggressive cost control measures enacted in the twelve months ended December 31, 2000 and continued in the twelve months ended December 31, 2001. In particular, we incurred significantly lower costs for outside consultants and content acquisition. Also, product expenses related to the operation of the DrGreene.com web site, which was discontinued during the third quarter of 2000, decreased $357,000 for the twelve months ended December 31, 2001 compared to the twelve months ended December 31, 2000. Additionally, we merged production of our LIDO.com web site with our general A.D.A.M. production efforts, and the resulting synergies decreased product and content development costs by $147,000 when comparing the twelve months ended December 31, 2001 to the twelve months ended December 31, 2000. These decreases were offset by an increase in editorial expenses of $611,000 incurred to keep our content products updated. As a percent of total net revenues, product development costs decreased to 25.1% for the twelve months ended December 31, 2001 compared to 47.5% for the twelve months ended December 31, 2000.

        Sales and marketing expenses decreased $997,000, or 33.7%, to $1,961,000 for the twelve months ended December 31, 2001 from $2,958,000 for the twelve months ended December 31, 2000. This decrease is attributable to aggressive cost control measures enacted in the twelve months ended December 31, 2000 and continued in the twelve months ended December 31, 2001. In particular, we realized significant savings in the areas of advertising, trade shows, travel, and marketing co-op development funds. Also, this decrease is partially attributable to a decrease of $333,000 resulting from the combination of sales and marketing activities related to the LIDO.com web site with our general A.D.A.M. sales and marketing efforts. Additionally, we reduced our resources on the development of our web page, which serves primarily as a marketing tool for us during the twelve months ended December 31, 2001 resulting in a $216,000 decrease in expenses. As a percent of total net revenues, sales and marketing expenses decreased to 21.9% for the twelve months ended December 31, 2001 compared to 34.3% for the twelve months ended December 31, 2000.

        Depreciation and amortization expenses decreased $1,590,000, or 66.0%, to $820,000 for the twelve months ended December 31, 2001 from $2,410,000 for the twelve months ended December 31, 2000. This decrease is primarily the result of (1) a $415,000 amortization charge in the twelve months ended December 31, 2000 related to expenses associated with the $6,000,000 debenture sold to Fusion Capital I, LLC and (2) a decrease of $1,336,000 in amortization expense and the write-down in the twelve months ended December 31, 2000 of the DrGreene.com assets acquired during the nine months ended December 31, 1999. This decrease for the twelve months ended December 31, 2001 was partially offset by a $227,000 increase in amortization expense due to the write off of the Informational Medical Systems, Inc. asset, a collection of patient consent forms for surgical procedures purchased in 1999. As a percent of total net revenues, depreciation and amortization expenses decreased to 9.2% for the twelve months ended December 31, 2001 compared to 28.0% for the twelve months ended December 31, 2000.

        During the twelve months ended December 31, 2000, we recorded a restructuring charge of $733,000 reflecting costs associated with certain obsolete contracts, non-cash stock compensation paid to former employees and leasehold improvement costs and accrual of lease obligations related to the closure of our California office. During the twelve months ended December 31, 2001, no restructuring charges were recorded.

Other Expenses and Income

        Interest expense, net, decreased $1,086,000, or 110.1%, to interest income of $99,000 for the twelve months ended December 31, 2001, as compared to interest expense $987,000 for the twelve months ended December 31, 2000. This decrease was primarily attributable to a $750,000 non-cash charge related to the beneficial conversion feature associated with the $6,000,000 debenture from Fusion Capital Fund I, LLC, $71,000 of interest payable to the holders of the notes payable and $337,000 representing amortization associated with the warrants issued in connection with the notes payable for the twelve months ended December 31, 2000.

        During the twelve months ended December 31, 2001, we sold our 50 percent ownership interest in the intellectual property rights associated with the A.D.A.M./Benjamin Cummings Interactive Physiology Series to Pearson Education, Inc. for $1,950,000 in cash resulting in a net gain of $1,808,000 after expenses. There were no gains on the sale of assets during the twelve months ended December 31, 2000.

        For the twelve months ended December 31, 2001 and 2000, respectively, no provision has been estimated for income taxes. We have sufficient net operating loss carry forwards to offset regular taxable income. Additionally, we anticipate meeting the requirements for the small corporation exemption for Alternative Minimum Tax purposes. As of December 31, 2001, we continue to maintain a valuation allowance against our total net deferred tax asset balance.

        We recorded an investment loss of $146,000 during the twelve months ended December 31, 2001 due to the difference in the book value of investment securities held at the end of the twelve months ended December 31, 2000 and the amount realized from their sale in the twelve months ended December 31, 2001. During the twelve months ended December 31, 2000, we recorded an investment loss of $1,105,000 as a result of a decline in the fair value of our investment securities. Management determined the decline to be "other than temporary". As of December 31, 2001, we hold no investment securities.

        During the twelve months ended December 31, 2001, we invested $275,000 in ThePort. The results of operations of this entity have been accounted for as an equity investment during the twelve months ended December 31, 2001 and accordingly we record our share of the results of operations in our consolidated financial statements. For the twelve months ended December 31, 2001, we recorded our share of ThePort's losses of $342,000. At December 31, 2001, the carrying value of this investment was $40,000. During the twelve months ended December 31, 2000, we also accounted for our investment using the equity method and recorded our share of ThePort's losses of $126,000. At December 31, 2000, the carrying value of this investment was $107,000.

        As a result of the above, we had net income of $1,597,000 for the twelve months ended December 31, 2001 compared to a net loss of $7,854,000 for the twelve months ended December 31, 2000.

Comparison of the twelve months ended December 31, 2000 to the nine months ended December 31, 1999

Revenues

	Twelve Months Ended December 31,	Nine Months Ended December 31,
				% Change	2000 % of Total Rev	1999 % of Total Rev
	2000	1999	$ Change
Healthcare	$6,215	$854	$5,361	627.8%	72.1%	27.2%
Education	2,150	2,222	(72)	(3.2)	24.9	70.7
Other	256	68	188	276.5	3.0	2.1
Total Net Revenues	$8,621	$3,144	$5,477	174.2%	100.0%	100.0%

        Total net revenues increased $5,477,000, or 174.2%, to $8,621,000 for the twelve months ended December 31, 2000 compared to $3,144,000 for the nine months ended December 31, 1999. The increase is primarily attributable to a $5,361,000 increase in net revenues from the healthcare market as a result of our focus on this market in the twelve months ended December 31, 2000. A significant portion of our revenue increase during the twelve months ended December 31, 2000 is attributable to contracts with subscription-based licensee customers finalized during the last quarter of 1999. Additionally, the increases in total net revenues are the result of three additional months of operations included in the twelve months ended December 31, 2000.

        Net revenues from the healthcare market increased $5,361,000, or 627.8% to $6,215,000 for the twelve months ended December 31, 2000 compared to $854,000 for the nine months ended December 31, 1999. We entered the healthcare market during the nine months ended December 31, 1999, resulting in substantial growth in the number of subscription-based licensee customers from national Internet and media web sites during the twelve months ended December 31, 2000. Additional product offerings during the twelve months ended December 31, 2000 in the healthcare market resulted in a larger licensee customer base as compared to the nine months ended December 31, 1999. As a percent of total net revenues, net revenues from the healthcare market increased to 72.1% for the twelve months ended December 31, 2000 compared to 27.2% for the nine months ended December 31, 1999.

        Net revenues from the education market decreased $72,000, or 3.2%, to $2,150,000 for the twelve months ended December 31, 2000 compared to $2,222,000 for the nine months ended December 31, 1999. The education market revenues consist primarily of CD-ROM based product sales. This decrease is primarily attributable to increased sales and marketing focus on the healthcare market during the twelve months ended December 31, 2000. As a percent of total net revenues, net revenues from the education market decreased to 24.9% for the twelve months ended December 31, 2000 compared to 70.7% for the nine months ended December 31, 1999.

        Average net revenue for the 52,000 units of software sold during the twelve months ended December 31, 2000 decreased to approximately $33.00 per unit compared with approximately $61.00 per unit for 30,000 units sold for the nine months ended December 31, 1999. The lower average price per unit is due to (1) increased sales in the twelve months ended December 31, 2000 to resellers at a discount of standard retail price as compared to direct sales at retail price during the nine months ended December 31, 1999, (2) increased unit sales of lower priced K-12 products in the twelve months ended December 31, 2000 as compared to higher priced higher education products sold in the nine months ended December 31, 1999, and (3) increased granting of promotional discounts (usually 10%) to resellers for higher volume orders in the twelve months ended December 31, 2000. Approximately 20.0% of revenues for the twelve months ended December 31, 2000 were derived from product shipments, compared to 58.5% for the nine months ended December 31, 1999. We expect future sales of our CD-ROM products to decrease as we focus our sales and marketing efforts on our online market and growth strategies.

Operating Expenses

	Twelve Months Ended December 31,	Nine Months Ended December 31,
				% Change	2000 % of Total Rev	1999 % of Total Rev
	2000	1999	$ Change
Costs of Goods Sold	$742	$551	$191	34.7%	8.6%	17.5%
General and Administrative	3,323	2,997	326	10.9	38.5	95.3
Production	4,091	5,015	(924)	(18.4)	47.5	159.6
Sales and Marketing	2,958	2,680	278	10.4	34.3	85.2
Depreciation and Amortization	2,410	764	1,646	215.4	28.0	24.3
Restructuring Charges	733	1,049	(316)	(30.1)	8.5	33.4
Total Operating Expenses	$14,257	$13,056	$1,201	9.2%	165.4%	415.3%

        Cost of revenues increased $191,000, or 34.7%, to $742,000 for the twelve months ended December 31, 2000 compared to $551,000 for the nine months ended December 31, 1999. This increase is predominately attributable to the change in our fiscal year partially offset by a $105,000 increase in amortization of software development costs. Cost of revenues includes the cost of support, packaging, documentation, royalties and amortization of capitalized software development costs. As a percent of total net revenues, cost of revenues decreased to 8.6% for the twelve months ended December 31, 2000 compared to 17.5% for the nine months ended December 31, 1999. This decrease is the result of the significant increase in higher margin subscription-based revenues during the twelve months ended December 31, 2000. In the twelve months ended December 31, 2000, subscription-based licensing revenue accounted for 66.5% of total net revenue as compared to 23.3% in the nine months ended December 31, 1999. Conversely, lower margin CD-ROM revenue accounted for 20.0% of total net revenue compared to 58.5% in the nine months ended December 31, 1999.

        General and administrative expenses increased $326,000, or 10.9%, to $3,323,000 for the twelve months ended December 31, 2000 from $2,997,000 for the nine months ended December 31, 1999. As a percent of total net revenues, general and administrative costs decreased to 38.5% for the twelve months ended December 31, 2000 compared to 95.3% for the nine months ended December 31, 1999. This decrease as a percent of total net revenue is primarily a result of the increase in net revenues. Further, the decrease is the result of decreased rent and compensation costs, related to the closure of our San Francisco office during the first quarter of the twelve months ended December 31, 2000.

        Product and content development costs decreased $924,000, or 18.4%, to $4,091,000 for the twelve months ended December 31, 2000 from $5,015,000 for the nine months ended December 31, 1999. We capitalized product development expenditures of $1,631,000 in the twelve months ended December 31, 2000 and $4,000 during the nine months ended December 31, 1999, which represented 28.5% and 0.1% of total product development expenditures for each respective period. The expense decrease for the twelve months ended December 31, 2000 was partially offset by increases in costs related to a web site that served our legal customers, the DrGreene.com web site purchase in July 1999, and other increased levels of non-capitalized production costs in the twelve months ended December 31, 2000. As a percent of total net revenues, product development costs decreased to 47.5% for the twelve months ended December 31, 2000 compared to 159.6% for the nine months ended December 31, 1999. Total expenditures for product development, including capitalized expense, increased 14.0% to $5,722,000 in the twelve months ended December 31, 2000 compared to $5,019,000 for the nine months ended December 31, 1999.

        Sales and marketing expenses increased $278,000, or 10.4%, to $2,958,000 for the twelve months ended December 31, 2000 from $2,680,000 for the nine months ended December 31, 1999. As a percent of total net revenues, sales and marketing expenses decreased to 34.3% for the twelve months ended December 31, 2000 compared to 85.2% for the nine months ended December 31, 1999. This decrease as a percent of total net revenue is primarily a result of increased net revenues. Further, the decrease is the result of (1) a $149,000 decrease in advertising expense from discontinued promotion of our consumer portal web site in the twelve months ended December 31, 2000, and (2) a $219,000 decrease during the twelve months ended December 31, 2000 in sales and marketing expenses related to a web site that served our legal customers.

        Depreciation and amortization expenses increased $1,646,000, or 215.4%, to $2,410,000 for the twelve months ended December 31, 2000 from $764,000 for the nine months ended December 31, 1999. This increase is the result of (1) a $415,000 amortization charge in the twelve months ended December 31, 2000 related to expenses associated with the $6,000,000 debenture sold to Fusion Capital I, LLC, (2) an increase of $1,233,000 in amortization expense in the twelve months ended December 31, 2000 related to twelve months of amortization expense for the twelve months ended December 31, 2000 compared to five months for the nine months ended December 31, 1999, including the write-down in the twelve months ended December 31, 2000 of the DrGreene.com assets acquired during the nine months ended December 31, 1999. As a percent of total net revenues, depreciation and amortization expenses increased to 28.0% for the twelve months ended December 31, 2000 compared to 24.3% for the nine months ended December 31, 1999.

        During the twelve months ended December 31, 2000, we recorded a restructuring charge of $733,000 reflecting costs associated with certain obsolete contracts, non-cash stock compensation paid to former employees and leasehold improvement costs and accrual of lease obligations related to the closure of our California office. During the nine months ended December 31, 1999, we recorded a restructuring charge of $1,049,000 resulting from the cost of severance agreements, principally expense of $690,000 caused by modification of employee stock options, for several executives that were released due to our re-focused Internet strategy.

Other Expenses and Income

        Interest expense, net, increased $1,145,000, or 724.7%, to $987,000 for the twelve months ended December 31, 2000 from interest income, net, of $158,000 for the nine months ended December 31, 1999. This increase was due to a $750,000 non-cash charge related to the beneficial conversion feature associated with the $6,000,000 debenture from Fusion Capital Fund I, LLC, $71,000 of interest payable to the holders of the notes payable issued December 31, 1999 and $337,000 representing amortization associated with the warrants issued in connection with the notes payable.

        We recorded an investment loss of $1,105,000 during the twelve months ended December 31, 2000 as a result of a decline in the fair value of our investment securities. Management has determined the decline to be "other than temporary".

        During the nine months ended December 31, 1999, we invested $250,000 in ThePort. For the nine months ended December 31, 1999, ThePort incurred operating losses of $383,000. We consolidated the operations on our financial statements due to our control through voting shares and other means. The financial statements for the nine months ended December 31, 1999 reflect a $175,000 benefit in minority interest in consolidated subsidiary to account for the other shareholders' share of the operating losses. Due to significant reductions in our ownership interest during the twelve months ended December 31, 2000, we accounted for this investment using the equity method as of January 1, 2000. Accordingly, the accompanying financial statements reflect losses from an affiliate of $126,000 and increases in the investment balance of $191,000 resulting from cash investments by third parties to ThePort.

        As a result of the above, we incurred a net loss of $7,854,000 for the twelve months ended December 31, 2000 compared to a net loss of $9,579,000 for the nine months ended December 31, 1999.

Liquidity and Capital Resources

        As of March 31, 2002, we had cash and cash equivalents of $3,556,000 and working capital of $2,582,000. We use working capital to finance ongoing operations, fund the development and introduction of evolving business strategies and acquire or fund development of capital assets and internally developed software.

        Cash provided by operating activities was $935,000 during the three months ended March 31, 2002 as compared to cash used of $454,000 during the three months ended March 31, 2001. This increase in cash provided was due primarily to decreases in accounts receivable and increases in accrued expenses and deferred revenue when comparing the three months ended March 31, 2002 to the three months ended March 31, 2001.

        Cash used by investing activities was $272,000 during the three months ended March 31, 2002 as compared to cash provided of $74,000 during the three months ended March 31, 2001. This increase in cash used was due primarily to increased purchases of property and equipment and cash used in our acquisition of Nidus and asset purchase during the three months ended March 31, 2002. Also, cash was provided from the receipt of proceeds from sales of investment securities in drkoop.com common stock and the redemptions of restricted time deposits during the three months ended March 31, 2001 with no comparable activity during the three months ended March 31, 2002.

        Cash provided by financing activities decreased to $15,000 during the three months ended March 31, 2002 compared to $576,000 during the three months ended March 31, 2001. This decrease is primarily due to our receipt of approximately $576,000 of proceeds received from the sale of our common stock during the three months ended March 31, 2001 under a Common Stock Purchase Agreement with Fusion Capital dated as of September 5, 2000. As of December 31, 2001, this Common Stock Purchase Agreement with Fusion Capital expired. During the three months ended March 31, 2002, we had no similar agreement in effect and, therefore, no corresponding receipt of proceeds.

        On May 22, 2002, we entered into a new Common Stock Purchase Agreement with Fusion Capital. Pursuant to the Common Stock Purchase Agreement, Fusion Capital agreed to purchase up to an aggregate of $12,000,000 of our common stock. We only have the right to receive $15,000 per trading day under the Common Stock Purchase Agreement with Fusion Capital unless our stock price equals or exceeds $7.00, in which case the daily amount may be increased at our option. Fusion Capital shall not be obligated to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $1.00. Since we are initially registering 3,500,000 shares for sale by Fusion Capital pursuant to this prospectus, the selling price of our common stock to Fusion Capital will have to average at least $3.43 per share for us to receive the maximum proceeds of $12,000,000 without registering additional shares of common stock, which we have the right but not the obligation to do. Assuming a purchase price of $1.03 per share (the closing sale price of our common stock on July 19, 2002) and the purchase by Fusion Capital of the full 3,500,000 shares under the common stock purchase agreement, proceeds to us would be $3,605,000. If we decided to sell more than the 1,352,100 shares to Fusion Capital (19.99% of our outstanding shares as of May 22, 2002, the date of the Common Stock Purchase Agreement, exclusive of the 160,000 shares issued to Fusion Capital as a commitment fee), we would first be required to seek shareholder approval of the Common Stock Purchase Agreement in order to be in compliance with Nasdaq National Market rules. We may, but shall be under no obligation to, request our shareholders to approve the transaction contemplated by the Common Stock Purchase Agreement. See "The Fusion Transaction."

        On December 31, 1999, we issued notes in exchange for $500,000 each from a director and officer of A.D.A.M. and a commercial bank. These notes accrued interest at 10% per annum with principal and interest due initially on December 31, 2000. The terms of these notes allowed for an extension of six months, to June 30, 2001 at the option of the holders. We issued warrants to purchase 85,000 shares of common stock to the lenders in conjunction with the issuance of the notes and the related extensions pursuant to the original terms of the notes. The warrants are exercisable at any time at the option of the holders through December 31, 2005 and entitle the holders to purchase an equal number of common shares at a weighted-average price of $7.63 per share. We paid the note and interest earned in full to the commercial bank on June 30, 2000. By the end of 2000, we had paid approximately $296,000 of the principal to the director and officer but made no payments during the three months ended March 31, 2001. By June 30, 2001 this note had been paid in full.

        During the year ended December 31, 2001, we acquired an additional preferred stock interest in ThePort for $275,000 in cash. During the three months ended March 31, 2002, we accepted 70,220 shares of common stock valued at approximately $18,000 in ThePort pursuant to the sublease agreement signed with A.D.A.M. (see paragraph below). As of March 31, 2002, A.D.A.M. currently has an approximate 24% voting interest in ThePort.

        In connection with this preferred stock investment, we entered into a five-year agreement whereby we will have exclusive distribution rights to ThePort's products within the healthcare industry. As of March 31, 2002, A.D.A.M. has pre-paid $125,000 of the contract fee to be applied against future subscription fees. We have committed to generate $1,500,000 in subscription fees during the initial term of the agreement.

        During the year ended December 31, 2001, our Chief Operating Officer was appointed to the Board of Directors of ThePort. Our Chief Executive Officer currently serves on the Board of Directors of ThePort, has acquired an approximate 18% voting interest in ThePort and during the year ended December 31, 2001, accepted a convertible note from ThePort for $425,000.

        On April 10, 2002, for a term beginning on November 1, 2001, we signed an 8-month sublease agreement with ThePort. We are due 14,044 shares of ThePort's common stock monthly over the term of the agreement. The shares are valued at the fair market value of the leased space.

        The results of operations of this entity have been accounted for as an equity investment and accordingly, we record our share of the results of operations in our consolidated financial statements. For the three months ended March 31, 2002, we recorded our share of ThePort's losses of approximately $55,000. At March 31, 2002, the carrying value of this investment was approximately $3,000.

        On May 30, 2001, we received a full-recourse promissory note from our Chief Executive Officer for approximately $341,000. The note earns interest of 6.25% per annum and is due in full on or before May 29, 2006. Part of the note, $291,000, is secured by 150,000 shares of A.D.A.M.'s common stock owned by this executive. As of March 31, 2002, approximately $18,000 of interest has been accrued on this note and the unpaid balance was approximately $359,000.

        As discussed above, we have entered into a five-year agreement whereby we will have exclusive distribution rights to ThePort's products within the healthcare industry. In addition to this distribution agreement, we have entered into certain agreements to license content for our services from various unrelated third parties. We also have contractual obligations at March 31, 2002, relating to real estate, capital and operating lease arrangements.

        We do not have any investments in joint ventures or special purpose entities, and we do not guarantee the debt of any third parties. Our subsidiaries are 100% owned and are included in our consolidated financial statements. Our headquarters are located in approximately 26,000 square feet of leased office space in Atlanta, Georgia. The space is leased for a term ending in June 2002 but we have extended the lease for an additional two months with the same terms and conditions as the original lease. We are currently in negotiations to sign a lease for approximately 15,000 square feet of leased office space in or around Atlanta, Georgia for a term of approximately eight years. During the third quarter of 2002 we expect to incur approximately $75,000 of moving expenses and $125,000 of leasehold improvements in association with our move to new leased space.

        Total payments due and estimated under distribution agreements, license payments and real estate, operating and capital leases for the rest of 2002 and beyond are listed below:

Year	Distribution Agreements	License Agreements	Real Estate Leases		Operating Leases	Capital Leases	Total
2002	$—	$112,500	$306,534	(1)	$71,049	$20,735	$510,818
2003	—	150,000	430,343	(2)	48,909	8,309	637,561
2004	125,000	80,000	315,000	(3)	23,478	—	543,478
2005	500,000	—	315,000	(3)	555	—	815,555
2006	750,000	—	315,000	(3)	—	—	1,065,000
Thereafter	—	—	1,102,500	(3)	—	—	1,102,500

(1)
Includes an estimate of $105,000 for the lease expense associated with the new office space.
(2)
Includes an estimate of $315,000 for the lease expense associated with the new office space.
(3)
Represents an estimate of the lease expense associated with the new office space.

        Effective June 29, 2001, the SEC approved a change to the Nasdaq Stock Market Marketplace Rules concerning quantitative listing standards for initial and continued inclusion on the Nasdaq National and SmallCap Markets. While we currently meet the old maintenance standard for continued inclusion on the Nasdaq National Market, as it relates to net tangible assets ($4,000,000), we are not in compliance with the new standard, as it relates to net equity ($10,000,000). We have until November 1, 2002 to become compliant with the new standard. Management plans to become compliant with the new standard by that date, although there can be no guarantee that this will occur. As of March 31, 2002, we had net equity of approximately $8,178,000.

        While management plans to become compliant with the new standard by November 1, 2002, significant changes to our balance sheet as a result of operating losses could affect our listing status, which could result in our being delisted. We believe that there are measures currently available to us that could be implemented to become compliant by the November 1, 2002 deadline. These measures include the sale of additional shares of common stock, and acquisitions of other companies, both of which could result in dilution to our existing shareholders. Should we be delisted from the Nasdaq National Market, we currently qualify for listing on the Nasdaq SmallCap Market under the new standard.

        Our consolidated financial statements have been presented on the basis that we are a going concern, which contemplates the continuity of business, realization of assets and the satisfaction of liabilities in the ordinary course of business. At March 31, 2002, we had $3,556,000 of cash and cash equivalents, and $2,582,000 of working capital. We have incurred substantial losses and negative cash flows from operations in most fiscal years since inception. Although we reported net income in 2001, we have incurred substantial losses throughout our history. In 2001 we recorded net income of $1,597,000. Net income for 2001 was largely provided through the sale of assets and not through operations. Prior to this we experienced losses of $7,854,000 for the twelve months ended December 31, 2000, $9,579,000 for the nine months ended December 31, 1999 and $2,180,000 for the twelve months ended March 31, 1999. We cannot guarantee that we will be able to achieve or sustain profitability. For the three months ended March 31, 2002, we incurred a net loss of $230,000 with positive cash flows from operations of $935,000.

        Based on our forecasted cash flows from operations and our cash and cash equivalents on hand, we expect to have sufficient cash to finance our working capital needs through 2002 and beyond. Our future working capital needs beyond 2002 are dependent upon our ability to sustain break-even or positive cash flow, or raise additional funds through the sale of equity or debt securities. We may be required to raise additional funds in order to accelerate development of new and existing services and products, to respond to competitive pressures or to possibly acquire complementary products, businesses or technologies. There can be no assurance that any required additional financing will be available on terms favorable to us, or at all. If additional funds are raised by the issuance of equity securities, our shareholders may experience dilution of their ownership interest and these securities may have rights senior to those of the holders of the common stock. If additional funds are raised by the issuance of debt securities, we may be subject to certain limitations on our operations, including limitations on the payment of dividends. If adequate funds are not available or not available on acceptable terms, we may be unable to take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        As of March 31, 2002, we had cash and cash equivalents of approximately $3,556,000 invested in liquid money market funds or bank accounts with average maturities of less than 90 days. The cash and cash equivalents are subject to interest rate risk and we may receive higher or lower interest income if market interest rates increase or decrease. A hypothetical increase or decrease in market interest rates by 10 percent from levels at March 31, 2002 would not have a material impact on our cash or cash equivalents.

BUSINESS

Overview

        A.D.A.M. serves healthcare organizations, medical professionals, health-interested consumers and students as a leading publisher of visually engaging health and medical information products. A.D.A.M. products are used for learning about health, wellness, disease, clinical treatments, alternative medicine, nutrition, anatomy and general medical reference in both the healthcare and education markets. A.D.A.M. products contain physician-reviewed text, in-house developed medical graphics and multimedia interactivity to create health information solutions that offer a unique "visual learning" experience. Today, A.D.A.M. employs a growing range of media, including Internet, software, CD-ROM, television and print, to deploy our proprietary content assets and products.

        Our proprietary content library, more than 16 years in the making, includes:

  •
  a physician reviewed Health Encyclopedia that covers approximately 3,800 diseases and medical conditions;

  •
  approximately 40,000 medical illustrations that have been drawn and compiled by A.D.A.M.;

  •
  an extensive library of 3D models developed from the Visible Human Project;

  •
  thousands of web-enabled animations depicting disease states and other medical conditions and topics, many of which are broadcast-quality;

  •
  interactive tools;

  •
  unique technology for viewing the human body's anatomy; and

  •
  an advanced content management system we are implementing.

        For the past several years, consumer demand for accurate, credible health information has been increasing at a rapid pace. As the Internet has emerged as a significant global communications medium, it has fueled the consumer's ability to better understand, manage and play a more active role in their personal health. According to a recent Harris Interactive survey, in 2001 nearly 100 million Americans were going online in search of health information.

        Results from other recent surveys showed that large portions of these "health seekers" believe that the ability to find credible health information on the Internet empowers them to make more informed personal health choices. In the Harris survey for example, 70% of the survey respondents took additional healthcare actions by making a personal treatment decision, urging a family member or friend to visit a doctor, or changing their lifestyle habits.

        The rapid growth of the Internet as a tool for information research and the increasing appetite consumers have for health information has resulted in a proliferation of web sites offering health-related content. While this proliferation has had a positive effect for consumers, it has also raised concerns over the credibility and accuracy of the information being made available. The combined effect of consumers having access to large amounts of information that may or may not be credible is further taxing healthcare providers as they struggle to answer patient's questions or spend additional time redirecting them to other information sources.

        The trend for healthcare organizations today is to use health information in two ways:

  •
  to increase the number of encounters with their organization by providing content that connects a consumer or patient directly to a facility's services or products; and,

  •
  to improve the efficiency of the provider-patient relationship by providing relevant, credible information.

        We have begun the implementation of an advanced content management system that will enable us to take full advantage of our diverse content assets. The new system is intended to enable us to produce new content products with minimal development costs, access assets more effectively, and deliver products to customers in a more efficient manner. The new system will also streamline our ability to update and maintain our products by providing more real-time update tools to our internal and external reviewers. In the twelve months ended December 31, 2001, we signed a license agreement with Interwoven, a leading content infrastructure company, which provides us with key technology components for this new system. We expect to complete implementation of the new system by the end of the second quarter of 2002.

        We believe we are well positioned in the market as the demand for health information grows and as content becomes an increasingly important driver for business growth within the healthcare industry. We have put in place rigorous editorial review and quality assurance processes to insure the accuracy of our products. In addition, we have undertaken technological initiatives to enable our products to be used in broader applications within the healthcare industry such as wireless healthcare delivery, electronic medical records and other point-of-care applications.

        A.D.A.M. was incorporated in 1990 as A.D.A.M. Software, Inc. We changed our name to adam.com, Inc. in 1999 and to A.D.A.M., Inc. in 2001. We are headquartered in Atlanta, Georgia and maintain an office in Newton, Massachusetts.

Acquisitions

        In December 2001, we acquired 100% of the outstanding common stock of IMC for 470,000 shares of our common stock. IMC was a privately held provider of science-based information on wellness and alternative medicine to healthcare professionals and consumers. Based in Newton, Massachusetts, IMC is one of the leading providers of health information in the rapidly emerging field of complimentary and alternative medicine ("CAM"). IMC's core product, Access 2.0, is a non-biased, peer-reviewed information database that bridges the gap between conventional and alternative medicine and provides a foundation for patients and consumers to dialog with their healthcare providers. Access 2.0 includes information on conditions and treatment modalities as well as herbal, supplemental and conventional medicine remedies. The products, which include a comprehensive, web-enabled database of condition, herbal and supplemental monographs, are designed for use by both the professional clinician and the consumer.

        CAM is a growing segment in the healthcare industry. Many healthcare providers are developing CAM departments to address the needs of their physicians and patients requesting information on alternative medical treatments. As a result, we plan to integrate the CAM products into a larger portfolio of content products that will be offered to the healthcare industry. In addition, IMC publishes a weekly online newsletter and a monthly newsletter targeted to physicians on issues and news surrounding the use of CAM. Currently, there are approximately 1,500 subscribers to the newsletter. We plan to aggressively expand the subscriber base through direct marketing efforts.

        Based upon the purchase agreement, we had an obligation to issue 470,000 shares of our common stock in exchange for all the outstanding common stock of IMC, subject to adjustment. On April 2, 2002, the number of shares was reduced by 42,734, with a subsequent decrease in goodwill of $117,000.

        In February 2002, we acquired 100% of the outstanding common stock of Nidus for 260,000 shares of our common stock. Nidus was a privately held provider of in-depth patient education reports on common health conditions and diseases. Nidus's core product, the WELL-CONNECTED™ patient education report library, is written by experienced medical writers and reviewed for accuracy by a board of physicians who have faculty positions at Harvard Medical School and Massachusetts General Hospital. The reports are distinguished from other information sources by their detail of information, quality and frequent updates, including a rigorous editorial review. The reports are available through print or web subscriptions and online licensing agreements with major healthcare providers and web portals, health content resellers and medical libraries.

Industry

        For the past several years, consumer demand for accurate, credible health information has been increasing at a rapid pace. As the Internet has emerged as a significant global communications medium, it has fueled the consumer's ability to better understand, manage and play a more active role in their personal health. According to a recent Harris Interactive survey, in 2001 nearly 100 million Americans were going online in search of health information.

        Results from other recent surveys showed that large portions of these "health seekers" believe that the ability to find credible health information on the Internet empowers them to make more informed personal health choices. In the Harris survey for example, 70% of the survey respondents took additional healthcare actions by making a personal treatment decision, urging a family member or friend to visit a doctor, or changing their lifestyle habits.

        The rapid growth of the Internet as a tool for information research and the increasing appetite consumers have for health information has resulted in a proliferation of web sites offering health-related content. While this proliferation has had a positive effect for consumers, it has also raised concerns over the credibility and accuracy of the information being made available. The combined effect of consumers having access to large amounts of information that may or may not be credible is further taxing healthcare providers as they struggle to answer patient's questions or spend additional time redirecting them to other information sources.

        The trend for healthcare organizations today is to use health information in two ways:

  •
  to increase the number of encounters with their organization by providing content that connects a consumer or patient directly to a facility's services or products; and,

  •
  to improve the efficiency of the provider-patient relationship by providing relevant, credible information.

        We believe we are well positioned in the market as the demand for health information grows and as content becomes an increasingly important driver for business growth within the healthcare industry. We have put in place rigorous editorial review and quality assurance processes to insure the accuracy of the products we publish. In addition, A.D.A.M. has undertaken technological initiatives to enable our products to be used in broader applications within the healthcare industry such as wireless healthcare delivery, electronic medical records and other point-of-care applications.

Products and Services

        A.D.A.M. offers a comprehensive suite of informative, web-enabled products that are designed to explain complex medical issues in a way that can be easily understood by the non-medical consumer or patient. We also develop and sell a line of CD-ROM products that are sold primarily to the K through 12 and higher education markets. In the past several years, we have seen a growing interest from the educational market in web-enabled versions of these products, and we continue to consider migrating certain of our educational products to the web. Currently, we offer our popular anatomical dissection application on the web through an online subscription that is bundled with a traditional anatomy textbook. The bundled textbook product is sold through our network of educational resellers and publishers.

        The following chart summarizes A.D.A.M.'s principal products and who might use them:

PRODUCT	CUSTOMER OR USER	DESCRIPTION
A.D.A.M. Health Illustrated Encyclopedia	Hospitals, health systems, physicians, Internet portals, consumers, patients with pre-diagnostic or after-care information needs. Also translated into Spanish and Portuguese.	A web-based product of approximately 3,800 articles relating to diseases and health conditions, medical tests, symptoms, injury, treatment options, surgical procedures and nutrition. The content is organized by topic or condition and is enhanced with numerous graphical illustrations.
WELL-CONNECTED™In-Depth Disease/Condition Reports	Hospitals, health systems, physicians, consumers, patients with pre-diagnostic or after-care information needs, medical libraries. Online version translated into Spanish.	Available as a bundled content library sold generally by Internet subscription or sold to physicians by disease specialty. We plan to also offer the product in a content suite.
Integrative Medicine's ACCESS database of complementary and alternative medicine and subscription products	Hospitals, health systems, Internet portals, specialty web sites catering to alternative medicine, physicians and consumers.
Web and print based information written for both the professional and consumer information on the integration of level providing medically reviewed alternative therapies with traditional medicine. Includes 170 health conditions, 120 herbs and supplements, 20 monographs on complementary treatments, and 1,600 drug monographs.
A.D.A.M. Body Guide	Hospitals, pharmaceutical and managed care organizations.
A web-based visual orientation map of the body's primary physiological systems. Users can point and click on various body systems where they are presented with relevant medical content either from A.D.A.M.'s products or the hosting customer.

A.D.A.M. Pregnancy Health Center	Consumers, expectant mothers and parents.	A web-based product that provides topical health information and interactive tools on pregnancy, from pre-conception to post-partum.
A.D.A.M. Child Safety Health Center	Parents.	A web-based product that covers a variety of topics related to first aid, home and indoor safety, food and nutrition.
A.D.A.M. Outdoor Health Center	Consumers, hikers, outdoor and sports enthusiasts, campers.	A web-based product that addresses over 400 topics relating to outdoor health and safety.
A.D.A.M. Surgeries and Procedures	Consumers, patients for pre- and after-care treatment and self education.	A web-based product that explains various surgeries and medical procedures using step-by-step, easy-to- understand language supplemented by medical illustrations, diagrams and imagery.
A.D.A.M. Interactive Anatomy	Undergraduate anatomy and physiology students, physicians.	A CD-ROM product that simulates human anatomical dissection of both male and female bodies. More than 22,000 anatomical structures can be identified.
A.D.A.M. Online Anatomy	Undergraduate anatomy and physiology students, physicians, remote or eLearning students.	A web-enabled version of A.D.A.M. Interactive Anatomy.
A.D.A.M. At Home Series School Editions	K-12 students and teachers.	A series of CD-ROM products including A.D.A.M. The Inside Story, Nine Month Miracle and Life's Greatest Mysteries coupled with curriculum guides for teachers.
A.D.A.M. Health Image Catalog	Students, teachers, healthcare professionals, media organizations, legal professionals.	A web-based database of medical images depicting normal anatomy, trauma, medical procedures and pathologies.

        A.D.A.M. also offers our customers various custom and professional services including medical illustration, multimedia and animation development and engineering. Our ability to provide our customers with these types of professional services is an important component to our position as a full-service solution provider. We also believe that in order to provide full-service solutions to our customers, we must provide flexibility in the way our products are configured and delivered.

        We have begun the implementation of an advanced content management system that will enable us to take full advantage of our diverse content assets. The new system is intended to enable A.D.A.M. to produce new content products with minimal development costs, access assets more effectively, and deliver products to customers in a more efficient manner. The new system will also streamline our ability to update and maintain our products by providing more real-time update tools to our internal and external reviewers. In 2001, we signed a license agreement with Interwoven, a leading content infrastructure company, which provides A.D.A.M. with key technology components for this new system. We expect to complete implementation of the new system by the end of the second quarter of 2002.

Markets

        A.D.A.M. operates in one segment comprised of two markets: healthcare and education. We publish healthcare and related information to institutions, healthcare professionals, consumer-oriented Internet web sites and students in a variety of mediums including: through the Internet, through printed products such as newsletters, and on CD-ROMs. We define our target markets in the following way:

Healthcare

          The Health Provider Market.    The health provider market includes hospitals, hospital systems, integrated delivery networks, and large physician practice groups that are providing healthcare services to consumers. Hospitals are the first area in the health provider market that we have actively targeted. Out of approximately 6,000 hospitals in the U.S., our primary revenue opportunities are with those approximately 2,000 facilities that exceed 200 beds. There are two underlying reasons why we believe this market is important:

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    providers are seeking to enhance their web sites with content, tools and services that will increase the number of "encounters" by consumers and patients in their service area; and

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    providers are evolving their web sites to offer more point-of-care services including the effective use of personalized health information as part of patient education and risk management.

          The Health Insurance and Managed Care Market.    This market includes a broad range of health insurance companies, managed care organizations, and large employers who are self-insured or who are moving from defined benefit programs to defined contribution programs. A.D.A.M. believes that each of these organizations will want to help their plan members and employees better understand healthcare issues of interest to them. We further believe that our health information products are well suited to assist these organizations in two important aspects:

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    the recognition and identification of disease for early health intervention; and

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    demand management of plan members and employees to seek health intervention when appropriate or as necessary.

          By providing information on relevant healthcare issues, end users can make more informed healthcare decisions. Payers are also interested in building closer relationships with their constituents that can improve member retention and employee health and productivity. We believe this market will need medically-sound health and wellness information that can serve to educate consumers about their health status and improve the appropriate utilization of healthcare resources.

          The Pharmaceutical/Biotech/Medical Device Market.    Another change to the healthcare industry has been the relaxation of pharmaceutical marketing regulations by the Food and Drug Administration in 1997. These changes have led to the proliferation of Direct to Consumer ("DTC") advertising by the pharmaceutical companies. In the twelve months ended December 31, 2000, the overall promotion expenditure by pharmaceutical companies was $15.8 billion of which DTC represented 15.7%. This dramatic increase in spending, along with other types of promotional activities these organizations are engaging in, has created new market opportunities for customized health content that supports these efforts. We currently have several leading pharmaceutical organizations that license our content products, and we believe that there is significant potential to expand these relationships as well as pursue additional content opportunities to support the promotional activities of organizations in this industry.

          National Internet and Media Web Sites.    This market includes national Internet portals and large media-related web sites that host a variety of consumer-oriented content and services. These web sites use A.D.A.M.'s health content either exclusively or as part of a larger health channel offering to serve as a driver for advertising revenue. Exceptions would include government-sponsored web sites such as the licensing agreement we have with the National Library of Medicine. We still derive significant amounts of revenues from this market; however, the number of license agreements we have completed has diminished as the larger web sites continue to grow and the number of smaller, more specialized health sites have either shut down or have been acquired. We currently view this market as an important component in our revenue strategy and will continue to pursue opportunities as they become available. We are actively leveraging existing relationships to provide more content products and professional services.

          Print Publishing and Professional Subscriptions.    The recent acquisitions of IMC and Nidus included print-based products such as The Complete German Commission E Monographs, Herbal Medicine, and The Integrative Medicine Consult, a professional monthly newsletter marketed to physicians and healthcare professionals. In addition to these new products, we believe that we also have the opportunity to publish other content products in print formats that can be sold as patient education materials at point-of-care or in retail outlets such as drug stores. Importantly, we view our ability to provide print-based products as a strategic ingredient in developing new sources of revenue and in providing full service solutions to our existing customers. We plan to increase our marketing efforts for our print-based products, particularly attempting to increase subscriptions for IMC's Consult newsletter.

Education

          The Educational/eLearning Market.    The educational/eLearning market includes; higher education, K-12, and allied health markets. Historically, we have serviced this market with our CD-ROM based products. We continue to experience a steady revenue stream from the sale of our CD-ROMs and are currently evaluating plans to update our line of CD-ROMs to better meet the demands of our education customers. We believe that the educational market is a complimentary extension to our broader content strategy in healthcare and we continue to look for ways to expand our presence in the education market. For example, in the twelve months ended December 31, 2001, we released our flagship product for education, A.D.A.M. Interactive Anatomy, as an online product that is currently being bundled with traditional textbook offerings for the undergraduate market as well as being sold via online subscriptions to students and educational institutions through several of our education reseller partners.

Customer Support and Client Services

        A.D.A.M. believes that a high level of customer support is absolutely necessary to attract and retain customers, and therefore we provide several levels of customer support for both our CD-ROM end users and our license customers. We provide toll-free telephone technical support for our CD-ROM customers, and through our client services team, we maintain direct and ongoing relationships with our license customers for technical support, integration issues, content updates, and maintenance.

Platform, Product and Content Development

        Our content platform is designed to handle content creation, management and distribution. We are currently implementing a new, more robust content management system. The enhanced system will further our ability to leverage our diverse content assets, produce products more efficiently with minimal development costs, and deliver products to customers faster and more efficiently. Also, the new system will better enable us to customize our content. We have also implemented the use of standard medical lexicons such as ICD-9 and MESH as part of our content management system so that healthcare organizations can easily integrate A.D.A.M.'s content into their own content products and clinical systems. Development of these enabling technologies will allow A.D.A.M. to create highly targeted products with broad application within the healthcare continuum. We provide our products directly to our customers via CD-ROM or through File Transfer Protocol (FTP). In addition, we can also host content for customers through an Application Services Provider model. Our platform technology and servers are located in a secure data center with built in redundancies at our corporate offices in Atlanta, Georgia and at satellite facilities in Newton, Massachusetts and New York, New York. We are currently working on a plan to consolidate all of our content assets at our corporate offices in Atlanta, Georgia.

        With the creation of the new content management system, and through the development of additional content, products and technologies, we expect to expand our licensing network with new customers and derive additional revenues from our current license customers. We are also developing complimentary products that are derived from our content database and from content and products that are acquired in strategic transactions. We believe that the combination of the size and breadth of our health information assets, a vast majority of which we consider to be "evergreen" in nature, and a tightly integrated content management system will allow us to achieve a considerable competitive advantage in our targeted markets.

Editorial Excellence

        A.D.A.M.'s health information products are developed and maintained to the highest degree of completeness, relevancy and medical accuracy. Our editorial process is divided into five areas:

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  Development.  Medical writers, health practitioners and medical illustrators develop our content. Previously published content is reviewed and internally evaluated for completeness and relevancy. Also, textual content is evaluated for enhancement with new and appropriate visuals.

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  Review.  A.D.A.M.'s Content Review Board ("CRB") evaluates the accuracy of the text and visual content. The CRB consists of physicians who are specialists in their field that provide input on the medical accuracy, relevancy and completeness of the information.

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  Editorial.  A.D.A.M.'s editorial staff reviews all content, both textual and visual, for grammar, style and consistency. A content quality assurance check is also performed. Acquired content, which has demonstrated adherence to the criteria of the CRB and to the editorial standards, may enter the editorial process at this stage.

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  Production.  The content is indexed, stored in a data management environment, coded and tagged for presentation. Another level of technical and content quality assurance checks are also performed during this step.

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  Publication.  This is the stage where we distribute the content or product to customers. Customers either purchase printed versions, CD-ROMs or integrate the products with their Internet sites and provide feedback to the editorial process in the form of customer inquiries. A.D.A.M.'s health information is regularly updated and, in most cases, this update cycle is repeated quarterly. Upon receipt of editorially reviewed and updated information, customers are contractually obligated to implement the updated content on their site.

        In December 2001, we announced that we were one of the first companies to receive the URAC seal of approval for health information. The URAC seal indicates that A.D.A.M.'s Health Illustrated Encyclopedia is in compliance with 53 rigorous standards of quality and accountability, verified by an independent audit of the American Accreditation HealthCare Commission. We believe that the URAC accreditation for our health content products provides us with a competitive advantage and plan to bring our other health content products before the URAC accreditation board by the end of 2002. Additionally, we are working to receive URAC accreditation for the CAM monographs acquired from IMC in December 2001, and the Well-Connected patient education library that was acquired from Nidus in February 2002.

Sales and Marketing

        Our sales force consists of an enterprise sales group that focuses on the development of health provider accounts, a business development group that develops account relationships with pharmaceutical organizations, managed care organizations, and non-healthcare related business, and an educational sales group focused on the development of our education markets. We market our products and services through direct sales contacts, our reseller network, consulting groups that provide professional services such as web strategy to our target markets, by participating in major industry trade shows and by leveraging our existing customer base.

        We have also established certain strategic relationships in order to expand our sales and distribution of international products. For example, we have partnered with an organization that has translated our Health Illustrated Encyclopedia and several other content products into both Spanish and Portuguese. We believe that with the rising Hispanic population in the U.S and the federal legislation requiring federally funded organizations, such as hospitals and other healthcare providers, to translate information into other languages for people with limited English proficiency, our Spanish language products will be an important driver for future revenues.

Manufacturing

        The production of A.D.A.M.'s software products includes CD-ROM pressing, assembly of purchased product components, printing of product packaging and user manuals and shipping of finished goods, which is performed by third-party vendors in accordance with our specifications and forecasts. A.D.A.M. believes that there are alternate sources of these services that could be implemented without material delay, if necessary.

Proprietary Rights and Licenses

        We regard our software publications and the A.D.A.M. content assets as proprietary. We rely primarily on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. We have obtained U.S. federal registrations of the trademarks and the logos for the "A.D.A.M." marks, as well as numerous other trademarks, which identify our products. We have also obtained registrations of the "A.D.A.M."

trademark in Australia, Austria, Benelux, Canada, Chile, China, Czech Republic, Denmark, Finland, France, Germany, Hungary, Ireland, Italy, Korea, Malaysia, New Zealand, Norway, Portugal, South Africa, Sweden, Switzerland and Taiwan. The Company has also acquired and is using a number of registered and unregistered trademarks to identify our products. We use the "A.D.A.M." mark in Japan under license with Kataken Seiko K.K. and Hihon Novell K.K. We are also the owner of a number of domain name registrations.

        We have applied for and/or obtained numerous U.S. Copyright Registrations for our software, publication and content products, including Health Illustrated Encyclopedia, Adam Interactive Anatomy, Online Anatomy and Pregnancy Health Center. We do not currently hold any patents or have any patent applications pending. There can be no assurance that these protections will be adequate to protect the intellectual property rights or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies. We further believe that, due to the rapid pace of innovation within the multimedia and software industries, factors such as the technological and creative skills of A.D.A.M. personnel and the quality of the content of our products are as important in establishing and maintaining a leadership position within the industry as the various legal protections for our technology.

        We believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties and, to date, no third party has filed an infringement claim against us. However, as the number of products in our industry increases and the functionality of these products overlap, content providers may become increasingly subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products, trademarks or other works of A.D.A.M. or that any assertion will not require us to enter into royalty arrangements or result in costly litigation.

Competition

        The market in which we operate is highly competitive and continually evolving. There are a number of health content service providers offering products in various pre-packaged and customized ways, including:

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  online content providers, portals or Web sites targeting the healthcare industry or healthcare consumers, such as WellMed, Inc., InteliHealth, Inc., WebMD Corporation, and HealthGate Data Corporation;

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  public sector and non-profit organizations that provide healthcare information without advertising or commercial sponsorships such as the American Medical Association, LaurusHealth.com and Healthwise, Inc.;

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  publishers and distributors of traditional offline media, including those targeting healthcare professionals, many of which have established or may establish Web sites such as Krames, and Health Ink & Vitality;

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  healthcare consulting and Web development companies such as Greystone.net;

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  healthcare information system vendors such as McKesson Corporation, Cerner Corporation and IDX; and

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  vendors of healthcare information, products and services distributed through other means, including direct sales, mail and fax messaging.

        Many of our competitors have greater technical, product development, marketing, financial and other resources than we do. These organizations may have longer operating histories, greater brand recognition and larger customer bases. We believe other competitive factors in our markets include ease of implementation and use, pricing, features and quality of customer support.

        We believe our principal competitive advantages are:

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  ownership of all A.D.A.M.-labeled assets;

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  rigorous editorial review processes;

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  industry compliance for certain products with the American Accreditation HealthCare Commission (URAC) accreditation program; and

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  unique visual content assets.

Employees

        As of March 31, 2002, we had 58 employees. Of these employees, 30 were engaged primarily in editorial management and product development, 20 in sales and marketing and 8 in finance and administration.

        Our employees are not covered by a collective bargaining agreement and we have experienced no work stoppages. We consider our employee relations to be good. We believe that our future growth and success will depend upon our ability to retain and continue to attract highly skilled and motivated personnel in all areas of our operations.

Properties

        Our headquarters are located in approximately 26,000 square feet of leased office space in Atlanta, Georgia. The space is leased for a term ending in June 2002, which was recently extended for an additional two months. As of March 31, 2002, we sublease approximately 3,600 square feet of space to a company whose president is a director of A.D.A.M. and approximately 3,600 square feet to ThePort. We currently have an approximate 24% voting interest in ThePort. We are currently in negotiations to sign a lease for approximately 15,000 square feet of new leased office space in or around Atlanta, Georgia for a term of approximately eight years.

        During 2001, we acquired IMC, which is located in Newton, Massachusetts. IMC currently leases two small offices consisting of approximately 5,100 and 1,900 square feet of space, respectively. Both spaces are leased for a term ending in December 2003. We have engaged a real estate agent to dispose of the larger space and, at present, we intend to keep the smaller Newton office open to take advantage of the editorial expertise of the IMC employees in managing the IMC products.

Legal Proceedings

        On April 25, 1996, a shareholders' class action lawsuit was filed in Fulton County Superior Court in Atlanta, Georgia against A.D.A.M. (formerly A.D.A.M. Software, Inc.) and certain of our then officers and directors. The complaint alleges violations of sections 11, 12(2) and 15 of the Securities Act of 1933, violations of the Georgia Securities Act and negligent misrepresentation arising out of alleged disclosure deficiencies in connection with our initial public offering of common stock, which was completed on November 10, 1995. The complaint seeks compensatory damages and reimbursements for plaintiff's fees and expenses. We, and the other named defendants, filed a motion to dismiss the claim, which was rejected by the court, which allowed discovery to proceed.

MANAGEMENT

        As of June 30, 2002, our directors and executive officers are as follows:

Name	Age	Position
Robert S. Cramer, Jr	41	Chairman of the Board, Chief Executive Officer and Director
Kevin S. Noland	39	Chief Operating Officer
Daniel S. Howe	42	Director
John W. McClaugherty	42	Director
Francis J. Tedesco, M.D	58	Director
Mark Kishel, M.D	55	Director

        Robert S. Cramer, Jr.    Mr. Cramer, a co-founder of A.D.A.M., has served as Chairman of the Board and a Director since our inception in March 1990, and Chief Executive Officer since September 1996. Mr. Cramer currently serves on the Board of Directors of ThePort, an Internet technology company he co-founded in 1999. Mr. Cramer also serves as Chairman of the Board of the Atlanta Task Force for the Homeless, a community-wide non-profit organization working with and on the behalf of homeless people.

        Kevin S. Noland.    Since joining A.D.A.M. in 1994, Mr. Noland has been extensively involved in marketing, communications and brand building for A.D.A.M. From 1994 to 1996, Mr. Noland was strategic in A.D.A.M.'s development and growth of our consumer retail products group. He served as Director of Marketing from 1996 to 1998 and was named Vice President of Marketing and Corporate Communications in 1999. Mr. Noland has served as A.D.A.M.'s Chief Operating Officer since September 2000. Mr. Noland has extensive background in sales, marketing and operations with leading technology companies, including General Electric and Borland International and several successful technology start-ups.

        Daniel S. Howe.    Mr. Howe has been a Director of A.D.A.M. since December 1996. Mr. Howe is President of DSH Enterprises, Inc., a real estate and investment company, and has served in that capacity since January 1990. DSH Enterprises focuses on shopping centers, freestanding drug stores and other commercial development property in the South Eastern United States.

        John W. McClaugherty.    Mr. McClaugherty, a co-founder of A.D.A.M., has served as a Director since our inception in March 1990. Currently, Mr. McClaugherty serves as President of beBetter Networks, Inc., a human resource productivity company. He has served as its president since its inception in September 1999. Prior thereto, Mr. McClaugherty served as President of J.S.K., Inc., a medical illustration company from 1994 to 1999. Mr. McClaugherty served as Chief Executive Officer of A.D.A.M. from our inception until March 1994.

        Francis J. Tedesco, M.D.    Dr. Tedesco has been a Director of A.D.A.M. since July 1996. In January 2001, Dr. Tedesco was appointed as President Emeritus of the Medical College of Georgia ("MCG") and Professor Emeritus of Medicine, Surgery, School of Graduate Studies of the MCG. Prior to this Dr. Tedesco served as Chief Executive Officer of Health Sciences University and as President of the MCG from 1988-2001, and was a Professor of Medicine at MCG from 1981-2001. He has been a consultant to Dwight David Eisenhower Medical Center-Fort Gordon, Georgia; Veterans Administration Medical Center-Augusta, Georgia and Walter Reed Army Medical Center-Washington, D.C. Prior to coming to MCG in 1978, Dr. Tedesco held academic appointments beginning in 1971 at the Hospital of the University of Pennsylvania; Washington University School of Medicine, St. Louis, Missouri; and University of Miami School of Medicine. Dr. Tedesco currently serves on the Board of Directors and is Vice President of the Georgia Division of the American Cancer Society, is chairman of BeBetter Networks Inc, is a member of the CDC Foundation Board of Visitors, serves on the Ty Cobb Foundation Scholarship Board and serves on VerifyMD.com, Inc. Board of Directors.

        Mark Kishel, M.D.    Dr. Kishel joined A.D.A.M.'s Board of Directors in November 2001. Dr. Kishel currently serves on the Board of Directors of Immucor, Inc. (Nasdaq NM: BLUD), an international in vitro diagnostic company and is a healthcare consultant through his company, E-Medicine Solutions. Inc. Dr. Kishel was Executive Vice President and Chief Medical Officer for Blue Cross Blue Shield of Georgia from 1993 until its acquisition by Wellpoint in 2001. Dr. Kishel is a board certified pediatrician and a Fellow of the American Academy of Pediatrics. He has practiced pediatrics and family medicine, and over the years, has served in executive medical director roles for several national insurance carriers, including Travelers, HealthAmerica and Lincoln National. He has served on the Blue Cross Blue Shield Association's National Medical Council. Dr. Kishel also served as a director and founder of the Center for Healthcare Improvement, a collaborative research venture between the Medical College of Georgia and Blue Cross and Blue Shield of Georgia, and is currently a director of the Boys and Girls Club of Metro Atlanta.

Election to the Board

        Under our Articles of Incorporation, directors are elected to the Board for three-year terms, and one-third of the Board members stand for election each year. Currently, the terms of Messrs. Cramer and McClaugherty are scheduled to expire at the annual meeting of shareholders in 2002, the term of Dr. Tedesco is scheduled to expire at the annual meeting of shareholders in 2003 and the term of Mr. Howe is scheduled to expire at the annual meeting of shareholders in 2004. Effective March 20, 2002, Linda B. Davis, whose term was to expire at the annual meeting of shareholders in 2003, resigned from the Board. Because Dr. Kishel was elected to the Board in November 2001, under our bylaws, he will be nominated to stand for election at the annual meeting of shareholders in 2002 for a term will that will expire at the annual meeting of shareholders in 2004.

Meetings of the Board Of Directors

        During 2001, the Board held nine meetings. Each director that served during 2001 attended at least 75% of all Board meetings and the aggregate number of meetings held by all committees on which the individual director served in 2001, except for Ms. Davis who missed three of nine board meetings.

Committees of the Board Of Directors

        The Board has standing Audit, Stock Repurchase and Compensation/Stock Option Committees that assist it in discharging its responsibilities. These committees, their members and functions are discussed below.

        The Audit Committee, which held one meeting during 2001, is responsible for recommending independent accountants, reviewing with the accountants the scope and results of the audit engagement, and consulting with independent accountants and management with regard to A.D.A.M.'s accounting methods and control procedures. At the beginning of 2001, the Audit Committee was composed of Messrs. Howe (Chairman) and McClaugherty. At a February 26, 2001 Board meeting, the Board voted to change the composition of this committee in order to comply with the rules of the Nasdaq National Market. As a result, the Audit Committee is currently comprised of Messrs. Howe (Chairman) and McClaugherty and Dr. Tedesco.

        The Stock Repurchase Committee, which held no meetings in 2001, is responsible for the repurchase of our shares pursuant to any stock repurchase program implemented by the Board. There is no current stock repurchase program approved by the Board. The Stock Repurchase Committee is composed of Messrs. Cramer (Chairman) and Howe.

        The Compensation/Stock Option Committee, which held one meeting during 2001, is responsible for reviewing recommendations from the Chairman of the Board of Directors with regard to the compensation of officers of A.D.A.M. and reporting to the Board of Directors its recommendations with regard to such compensation and is responsible for operating and administering A.D.A.M.'s 1991 Employee Stock Option Plan, its Amended and Restated 1992 Stock Option Plan and its 2002 Stock Incentive Plan. The Compensation/Stock Option Committee is comprised of Dr. Tedesco (Chairman) and Mr. McClaugherty.

Section 16(A) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the Securities and Exchange Commission certain reports, and to furnish copies thereof to us, with respect to each such person's beneficial ownership of our equity securities. Based solely upon a review of the copies of such reports furnished to us, and certain representations of such persons, all such persons have complied with the applicable reporting requirements for 2001.

Executive Compensation

        The table below sets forth certain information relating to the compensation earned during the twelve months ended December 31, 2001 and 2000 and the nine months ended December 31, 1999, by our Chief Executive Officer and each of the other highest paid executive officers whose total annual salary and bonus exceeded $100,000 during the twelve months ended December 31, 2001 (collectively, the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation						Long Term Compensation
Name and Principal Position	Period(1)	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options (#)		All Other Compensation ($)
Robert S. Cramer, Jr. Chief Executive Officer	CY01 CY00 TP99	$ $ $	250,027 225,000 140,082		$60,000 — —	$141,000 — —	(2)	490,000 200,000 40,000	(4)	$ $	1,856 1,906 1,906	(3) (3) (3)
Kevin S. Noland Chief Operating Officer	CY01 CY00 TP99	$ $ $	143,750 101,600 69,000	$ $ $	11,840 11,400 6,965	— — —		75,000 69,375 12,000			— — —

(1)
"CY01" represents the twelve months ended December 31, 2001, "CY00" represents the twelve months ended December 31, 2000, and "TP99" represents the nine months ended December 31, 1999.

(2)
Represents gains from the sale of stock upon exercise of in-the-money stock options.

(3)
Represents life insurance premiums paid on behalf of such executive officer.

(4)
During the twelve months ended December 31, 2001, Mr. Cramer forfeited his rights to 145,000 of these options as well as 195,000 options issued in January 1999.

Option Grants In Last Fiscal Year

        The following table provides information regarding stock options granted to the Named Executive Officers during the twelve months ended December 31, 2001.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Individual Grants
	Number of Securities Underlying Options Granted (#)
Name			% of Total Options Granted To Employees In Fiscal Year	Exercise or Base Price ($/Share)(1)	Expiration Date
						5% ($)	10% ($)
Robert S. Cramer, Jr.	150,000	(2)	12.8%	$1.94	01/01/2011	$474,008	$754,779
Robert S. Cramer, Jr.(3)	340,000		29.1%	$2.14	09/05/2011	1,185,184	1,887,207
Kevin S. Noland	75,000		6.4%	$1.94	01/01/2011	237,004	377,390

(1)
The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the common stock over the term of the options. These numbers do not take into account plan provisions providing for termination of the option following termination of employment or non-transferability.

(2)
Prior to December 31, 2001, Mr. Cramer exercised these options.

(3)
In the twelve months ended December 31, 2001, Mr. Cramer forfeited his rights to 340,000 previously granted options.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

        The following table shows the number and value of exercisable and unexercisable options held by A.D.A.M.'s Named Executive Officers as of December 31, 2001. No stock appreciation rights were outstanding during the twelve months ended December 31, 2001.

	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)	Value of Unexercised In-The-Money Options/SARs at Fiscal Year End ($)
Name	Exercisable/ Unexercisable	Exercisable/ Unexercisable(2)
Robert S. Cramer, Jr.(1)	447,167/43,333	$292,400/$0.00
Kevin S. Noland	101,208/95,667	$26,000/$79,500

(1)
Does not include warrants to purchase 60,000 shares of common stock issued in connection with the loan by Mr. Cramer to A.D.A.M. of $500,000 on December 31, 1999.

(2)
The closing price of our common stock on December 31, 2001 was $3.00.

        We have not awarded stock appreciation rights to any employee, we have no long-term incentive plans, as that term is defined in SEC regulations, and we have no defined benefit or actuarial plans covering any of our employees.

Compensation of Directors

        To date, directors have not received cash compensation for their services as directors of A.D.A.M. On January 2, 2001, each non-employee director of A.D.A.M. was awarded an option to purchase

25,000 shares of A.D.A.M. common stock. Such options have a term of ten years from the date of grant and vest one year from the date of grant. Each option has an exercise price of $1.94 per share.

Employment Agreements

        We have entered into an employment agreement with Robert S. Cramer, Jr. that is currently scheduled to expire on December 31, 2002 (the "Expiration Date") and is automatically renewable for successive one-year periods unless either party gives written notice of non-renewal. This agreement also may be terminated by us with or without cause or upon Mr. Cramer's death or inability to perform his duties due to disability for a period of twelve consecutive months. If the agreement is terminated prior to the Expiration Date for any reason, except by Mr. Cramer, by us for cause or upon Mr. Cramer's death or disability, we must continue to pay Mr. Cramer's base salary and bonus either (1) for the period from the date of termination through the Expiration Date if the agreement is terminated prior to the first anniversary thereof or (2) for the two year period following the date of termination if the agreement is terminated after the first anniversary thereof. If the agreement is terminated because of the death or disability of Mr. Cramer, we must pay Mr. Cramer or his beneficiaries his base salary and bonus for a period of one year following the date of termination; provided, however, that in the case of termination for disability, we may elect, in lieu of making such payments, to provide Mr. Cramer with disability insurance coverage. The agreement provides for a minimum annual base salary of $120,000 and for annual discretionary bonuses. The agreement also contains a two-year noncompetition, customer and employee nonsolicitation and confidentiality provision.

        We have entered into an employment agreement with Kevin S. Noland that shall continue indefinitely until terminated in accordance with the agreement. This agreement may be terminated by us with or without cause, by Mr. Noland for good reason or without good reason or upon Mr. Noland's death or inability to perform his duties due to disability for a period of three consecutive months. If we terminate the agreement prior to the expiration date for cause, by Mr. Noland without good reason or by the death of Mr. Noland, then all of our obligations to provide compensation and benefits under this Agreement shall cease on that date. If we terminate the agreement prior to the expiration date without cause, by Mr. Noland for good reason, or because of the disability of Mr. Noland, then we must continue to pay Mr. Noland's base salary for the period from the date of termination for up to twelve months. The agreement provides for a minimum annual base salary of $150,000. The agreement also contains a one-year noncompetition and nonsolicitation of customers, and a two-year nonsolicitation of employees as well as confidentiality provisions.

        We have executed Employee Confidentiality, Nondisclosure and Noncompetition Agreements with all executive officers and senior management.

Report on Repricing of Options

        We have from time to time since 1991 granted stock options to our employees to purchase shares of our common stock. Certain of these options were canceled at the option of their holders on January 14, 1999, and then replaced that day on a one-for-one basis with new options with an exercise price equal to the closing market price that day. The repricing of options reflects the consistent application of our policy as determined by our Compensation/Stock Option Committee of the Board of Directors. The Compensation/Stock Option Committee and Board of Directors believe that incentive options should be granted at exercise prices equal to or not materially in excess of the market price of our common stock in order to provide maximum incentive to employees, including senior executives.

        Financial Interpretations No. 44 ("FIN44") was issued by the Financial Accounting Standards Board in March 2000. This opinion provides guidance on the accounting for certain stock option transactions and subsequent amendments to stock option transactions. FIN 44 was effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or

January 12, 2000. The adoption of FIN 44 did not have a material impact on A.D.A.M.'s financial position or results of operations for the twelve months ended December 31, 2001. This interpretation requires variable accounting treatment for options that have been modified from their original terms. Accordingly, compensation cost shall be adjusted for increases or decreases in the intrinsic value of the modified awards in subsequent periods and until the awards have been exercised, forfeited, or expired. As of December 31, 2001, we had 221,200 outstanding options with an exercise price of $5.25 that are considered variable under this interpretation. Because the stock price since the effective date of July 1, 2000 has been below $5.25, we have not recorded any compensation cost related to the repriced options issued on January 14, 1999.

Compensation Committee Interlocks and Insider Participation

        During the twelve months ended December 31, 2001, Dr. Tedesco and Mr. McClaugherty were members of the Compensation/Stock Option Committee. During the twelve months ended December 31, 2001, we entered into a sublease agreement with BeBetter Networks, Inc., a company that McClaugherty serves as president. BeBetter pays A.D.A.M. approximately 8,333 common shares of BeBetter Network's stock per month with a fair value of $3,511 as rent. We did not engage in any transactions with Dr. Tedesco during the twelve months ended December 31, 2001. Dr. Tedesco is also a board member of BeBetter Networks. Mr. McClaugherty was formerly an officer of A.D.A.M. from our inception until March 1994.

PRINCIPAL SHAREHOLDERS

        The following table sets forth the beneficial ownership of shares of common stock as of July 19, 2002 for (1) directors of A.D.A.M., (2) the Named Executive Officers, (3) the directors and executive officers of A.D.A.M. as a group and (4) each shareholder of A.D.A.M. holding more than a 5% interest in A.D.A.M. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and disposition power.

Name and Address of Beneficial Owners(1)	Number of Shares Beneficially Owned	Percent of Class(2)
Robert S. Cramer(3)	1,114,953	14.7%
Kevin S. Noland(4)	130,708	1.8%
Dan Howe(5)	77,083	1.1%
Francis J. Tedesco, M.D.(6).	64,250	*
John W. McClaugherty(7)	57,702	*
Mark Kishel, M.D.	0	*
All executive officers and director as a group (6 persons)(8)	1,444,696	18.5%

*
Less than 1%

(1)
Unless otherwise indicated, the address of the persons listed is c/o A.D.A.M., 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia 30328-4658.

(2)
Based on 7,040,784 shares outstanding. Except as indicated in the footnotes set forth below, the persons named in the table, to A.D.A.M.'s knowledge, have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares shown as owned by, and the voting power of, individual shareholders include shares which are not currently outstanding but which such shareholders are entitled to acquire or will be entitled to acquire within 60 days. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by the particular shareholder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Includes 460,500 shares issuable upon exercise of outstanding options and 60,000 shares issuable upon exercise of outstanding warrants.

(4)
Includes 130,208 shares issuable upon exercise of outstanding options.

(5)
Includes 59,083 shares issuable upon exercise of outstanding options.

(6)
Includes 54,583 shares issuable upon exercise of outstanding options.

(7)
Includes 54,500 shares issuable upon exercise of outstanding options.

(8)
Includes 765,540 shares issuable upon exercise of outstanding options and 60,000 shares issuable upon exercise of outstanding warrants.

CERTAIN TRANSACTIONS

Transactions with Significant Shareholder

        During the years ended December 31, 2001 and 2000, we sold approximately $112,000 and $92,000, respectively, of a product to a company, which owns our shares. During the years ended December 31, 2001 and 2000, we sold approximately $25,000 and $6,000, respectively, of product to a subsidiary of the company which owns shares in A.D.A.M. We earned royalty revenues of approximately $367,000 and $372,000, respectively, related to this subsidiary during the years ended December 31, 2001 and 2000. Additionally, we purchased approximately $13,000 and $15,000, respectively of product from this subsidiary during the years ended December 31, 2001 and 2000, and recorded royalty expenses of approximately $130,000 and $170,000, respectively.

        On June 22, 2001, we sold our 50 percent ownership interest in the intellectual property rights associated with the A.D.A.M./Benjamin Cummings Interactive Physiology Series to Pearson Education, Inc. for $1,950,000 in cash resulting in a net gain $1,808,000 after expenses. The purchase price was determined through arms' length negotiations. Pearson Education, Inc. jointly developed and co-owned the A.D.A.M./Benjamin Cummings Interactive Physiology Series with A.D.A.M. The A.D.A.M./Benjamin Cummings Interactive Physiology Series is a learning tool available in both CD-ROM and Web-enabled versions that educates students on physiological concepts and processes associated with the human body's major systems. Linda B. Davis, an A.D.A.M. board member until her resignation on March 20, 2002, is an officer of Benjamin Cummings, a publishing imprint of Addison Wesley Longman, Inc.

Sublease with A.D.A.M. Board Member

        On April 2, 2001, for a term beginning on January 1, 2001, we signed an 18-month sublease agreement with a company whose president is an A.D.A.M. board member. We are due 8,333 shares of the tenant's common stock monthly over the term of the agreement. The shares are valued at the fair market value of the leased space and are recorded on our balance sheet as a long-term asset. As of March 31, 2002, the shares were valued at approximately $53,000. We evaluate the asset for impairment at the end of each reporting period. Additionally, we received warrants to purchase 25,000 common shares of the tenant that fully vested on January 1, 2002.

Promissory Notes with A.D.A.M.'s Chief Executive Officer

        On December 31, 1999, we issued a note in exchange for $500,000 to our Chief Executive Officer. The note accrued interest at 10% per annum and matured on June 30, 2001. In conjunction with the issuance of this note, we issued the officer warrants to purchase 60,000 shares of our common stock. The warrants are exercisable at any time through December 31, 2005 and entitle the holder to purchase an equal number of common shares at a weighted-average price of $6.18 per share. We repaid the principal of the note and all accrued interest during the quarter ended June 30, 2001.

        On May 30, 2001, we received a full-recourse Promissory Note from our Chief Executive Officer for approximately $341,000. The note earns interest of 6.25% per annum and is due in full on or before May 29, 2006. Part of the note, $291,000, is secured by 150,000 shares of our common stock and is recorded in shareholders' equity. As of March 31, 2002, interest has been accrued on this note of approximately $18,000 and the unpaid balance was approximately $359,000.

Investment and Sublease with ThePort Network, Inc.("ThePort")

        During the year ended December 31, 2001, we acquired an additional preferred stock interest in ThePort for $275,000 in cash. During the three months ended March 31, 2002, we accepted 70,220 shares of common stock valued at approximately $18,000 in ThePort pursuant to the sublease between the parties (see paragraph below). As of March 31, 2002, our ownership interest in ThePort was an approximate 24%.

        In connection with the preferred stock investment, we entered into a five-year agreement whereby we will have exclusive distribution rights to ThePort's products within the healthcare industry. As of March 31, 2002, A.D.A.M. has pre-paid $125,000 of the contract fee to be applied against future subscription fees. We have committed to generate $1,500,000 in subscription fees during the initial term of the agreement.

        During the year ended December 31, 2001, our Chief Operating Officer was appointed to the Board of Directors of ThePort. Our Chief Executive Officer currently serves on the Board of Directors of ThePort, has acquired an approximate 18% voting interest in ThePort and during the year ended December 31, 2001, accepted a convertible note from ThePort for $425,000.

        On April 10, 2002, for a term beginning on November 1, 2001, we signed an 8-month sublease agreement with ThePort. We are due 14,044 shares of ThePort's common stock monthly over the term of the agreement. The shares are valued at the fair market value of the leased space.

        The results of operations of ThePort have been accounted for as an equity investment and accordingly, we record our share of the results of operations in our consolidated financial statements. We recorded our share of ThePort's losses of approximately $55,000 for the three months ended March 31, 2002 and our share of ThePort's losses of approximately $342,000 for the twelve months ended December 31, 2001. At March 31, 2002 and December 31, 2001, the carrying value of this investment was approximately $3,000 and $40,000, respectively.

        It is our policy that all future transactions, if any, with affiliated parties will be approved by the disinterested members of our Board of Directors, a committee of the Board or by our shareholders.

THE FUSION TRANSACTION

General

        On May 22, 2002, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $15,000 of our common stock or an aggregate of $12,000,000. The $12,000,000 of common stock is to be purchased over a 40 month period. Pursuant to the agreement, A.D.A.M. can control the size and timing of any sales of our common stock to Fusion Capital. The purchase price of the shares of common stock will be based upon the future market price of the common stock without any fixed discount to the market price. We have the right to set a minimum purchase price at any time as described below. Fusion Capital shall not be obligated to purchase any shares of our common stock on any trading days that the market price of our common stock is less than $1.00.

        We have authorized the sale and issuance of 3,500,000 shares of our common stock to Fusion Capital under the common stock purchase agreement. We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 3,500,000 shares (exclusive of the 160,000 shares issued to Fusion Capital as the commitment fee). Therefore, the selling price of our common stock to Fusion Capital will have to average at least $3.43 per share for us to receive the maximum proceeds of $12,000,000 without registering additional shares of common stock. We have the right, but not the obligation, to register additional shares of our common stock. Assuming a purchase price of $1.03 per share (the closing sale price of the common stock on July 19, 2002) and the purchase by Fusion Capital of the full 3,500,000 shares under the common stock purchase agreement, proceeds to us would be $3,605,000. If we decided to sell more than the 1,352,100 shares to Fusion Capital (19.99% of our outstanding shares as of May 22, 2002, the date of the common stock purchase agreement, exclusive of the 160,000 shares issued to Fusion Capital as a commitment fee), we would first be required to seek shareholder approval of the common stock purchase agreement in order to be in compliance with Nasdaq National Market rules. We may, but shall be under no obligation to, request our shareholders to approve the transaction contemplated by the common stock purchase agreement.

Purchase of shares under the common stock purchase agreement

        Under the common stock purchase agreement, on each trading day, Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $15,000 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $15,000 unless our stock price is above $7.00 per share for 15 consecutive trading days. The purchase price per share is equal to the lesser of:

  •
  the lowest sale price of our common stock on the purchase date; or

  •
  the average of the two (2) lowest closing sales prices of our common stock during the 10 consecutive trading days prior to the purchase date by Fusion Capital.

        The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing sales price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $15,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

        The following table sets forth the number of shares of our common stock that would be sold to Fusion Capital under the common stock purchase agreement at varying purchase prices:

Assumed Average Purchase Price	Number of Shares to be Issued if Full Purchase(1)	After Percentage Outstanding Giving Effect to the Issuance to Fusion Capital(2)	Proceeds from the Sale of Shares to Fusion Capital at the Assumed Average Price and the Share Amounts Set Forth
$0.50	3,500,000	33.2%	$1,750,000
$1.03(3)	3,500,000	33.2	3,605,000
$5.00	2,400,000	25.4	12,000,000
$10.00	1,200,000	14.6	12,000,000

(1)
We estimate that the maximum number of shares we will sell to Fusion Capital under the common stock purchase agreement will be 3,500,000 shares (exclusive of the 160,000 shares we have issued to Fusion Capital as the commitment fee).
(2)
Based on 7,040,784 shares outstanding as of July 19, 2002. Includes the issuance of 160,000 shares of common stock issuable to Fusion Capital as a commitment fee and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.
(3)
Closing sale price of our common stock on July 19, 2002.

Minimum purchase price

        We have the right to set a minimum purchase price ("floor price") at any time. Currently, the floor price is set at $1.70. We can increase or decrease the floor price at any time upon one trading day prior notice to Fusion Capital. However, without the consent of Fusion Capital the floor price cannot be less than $1.00. Fusion Capital shall not be permitted or obligated to purchase any shares of our common stock in the event that the purchase price is less than the then applicable floor price.

Our right to suspend purchases

        We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to restrict purchases under the common stock purchase agreement.

Our right to increase and decrease the daily purchase amount

        We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. We also have the right to increase the daily purchase amount at any time for any reason; provided, however, we may not increase the daily purchase amount above $15,000 unless our stock price has been above $7.00 per share for 15 consecutive trading days. For any trading day that the sale price of our common stock is below $7.00, the daily purchase amount shall not be greater than $15,000. To the extent we need to use the cash proceeds of the sales of common stock under the common stock purchase agreement for working capital or other business purposes, we do not intend to decrease the daily amount to be purchased by Fusion Capital under the common stock purchase agreement.

Our termination rights

        We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the common stock purchase agreement. This notice shall be effective one trading day after Fusion Capital receives such notice.

Effect of performance of the common stock purchase agreement on our shareholders

        All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 40 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the common stock purchase agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the common stock purchase agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and (3) terminate the common stock purchase agreement.

No short-selling or hedging by Fusion Capital

        Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock purchase agreement.

Events of default

        Generally, Fusion Capital may terminate the common stock purchase agreement without any liability or payment to us upon the occurrence of any of the following events of default:

  •
  the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of the shares offered by this prospectus and the lapse or unavailability continues for a period of 10 consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

  •
  suspension by our principal market of our common stock from trading for a period of three consecutive trading days;

  •
  our common stock is delisted from our principal market and is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq SmallCap Market, or the American Stock Exchange;

  •
  if at any time the issuance of shares of our common stock to Fusion Capital would exceed the number of shares of our common stock that we may issue without breaching the rules or regulations of our principal market;

  •
  the transfer agent's failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the common stock purchase agreement;

  •
  any material breach of the representations or warranties or covenants contained in the common stock purchase agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

  •
  a default by us of any payment obligation in excess of $1.0 million; or

  •
  any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Commitment shares issued to Fusion Capital

        Under the terms of the common stock purchase agreement Fusion Capital has received 160,000 shares of our common stock as a commitment fee. Unless an event of default occurs, these shares must be held by Fusion Capital until 12 months from the date of the common stock purchase agreement or the date the common stock purchase agreement is terminated.

No variable priced financings

        Until the termination of the common stock purchase agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital's prior written consent.

SELLING SHAREHOLDER

        The following table presents information regarding the selling shareholder. Neither the selling shareholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Shareholder Selling	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering(1)	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Fusion Capital Fund II, LLC(1)(2)	160,206	2.3%	3,660,000	0%

(1)
As of the date hereof, 160,000 shares of our common stock have been acquired by Fusion Capital under the common stock purchase agreement. Fusion Capital may acquire up to an additional 3,500,000 shares under the common stock purchase agreement. Percentage of outstanding shares is based on 7,040,784 shares of common stock outstanding as of July 19, 2002, which excludes the additional 3,500,000 shares of common stock that may be acquired by Fusion Capital from us under the common stock purchase agreement after the date hereof. Fusion Capital may not purchase shares of our common stock under the common stock purchase agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $15,000 on each trading day, unless the common stock purchase agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the common stock purchase agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

(2)
Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of common stock owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this prospectus.

DESCRIPTION OF CAPITAL STOCK

Common Stock

        General.    We are authorized to issue 20,000,000 shares of common stock, $0.01 par value per share, of which 7,724,284 shares were outstanding as of May 30, 2002. Our common stock is traded on the Nasdaq National Market under the trading symbol "ADAM." American Stock Transfer & Trust Co., New York, New York, is the transfer agent and registrar for our common stock.

        As of May 30, 2002, 6,000,000 shares of our common stock were reserved for issuance under various employee benefit plans, which number includes 1,500,000 shares reserved for issuance under our 2002 Stock Incentive Plan which as been approved by our Board of Directors but remains subject to shareholder approval at our 2002 annual meeting.

        Voting and Other Rights.    Holders of our common stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, shareholders do not have the right to cumulate their votes.

        In the event of liquidation, holders of our common stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of the holders of any preferred stock then outstanding.

        Our common stock does not carry any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All of the outstanding shares of our common stock are validly issued and fully paid.

        Distributions.    Holders of our common stock are entitled to receive such dividends or distributions as our Board of Directors may declare out of funds legally available for such payments. The payment of distributions by us is subject to the restrictions of Georgia law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

Preferred Stock

        We are authorized to issue 10,000,000 shares of preferred stock, no par value per share. Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of preferred stock. Any shares of preferred stock which may be issued may rank prior to shares of common stock as to payment of dividends and upon liquidation. There are no shares of our preferred stock issued and outstanding.

PLAN OF DISTRIBUTION

        The common stock offered by this prospectus is being offered by Fusion Capital Fund II, LLC, the selling shareholder. The common stock may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

  •
  ordinary brokers' transactions;

  •
  transactions involving cross or block trades;

  •
  through brokers, dealers, or underwriters who may act solely as agents

  •
  "at the market" into an existing market for the common stock;

  •
  in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

  •
  in privately negotiated transactions; or

  •
  any combination of the foregoing.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

        Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

        Fusion Capital is an "underwriter" within the meaning of the Securities Act.

        Neither we nor Fusion Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder and any other required information.

        We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

        Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the common stock purchase agreement.

        We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange

Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this Prospectus.

        This offering will terminate on the date that all shares offered by this Prospectus have been sold by Fusion Capital.

LEGAL MATTERS

        Certain legal matters in connection with the offering are being passed upon for us by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

EXPERTS

        The financial statements of A.D.A.M., Inc. as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000 and for the nine months ended December 31, 1999 and the financial statements of Integrative Medicine Communications, Inc. as of November 30, 2001 and December 31, 2000 and for the period ended November 30, 2001 and for the year ended December 31, 2000 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Report of Independent Accountants

To the Board of Directors and Shareholders of
A.D.A.M., Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of A.D.A.M., Inc. and its subsidiary at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, and the nine months ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 14, 2002

A.D.A.M., Inc.

Consolidated Balance Sheets

(In thousands, except per share)

		December 31,
	March 31, 2002
		2001	2000
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,556	$2,878	$1,242
Restricted time deposits	61	61	—
Investment securities	—	—	424
Accounts receivable, net of allowances of $104, $86 and $106	1,480	1,949	1,046
Inventories, net	132	147	139
Note receivable from related party	—	—	134
Non-interest bearing note receivable, net of unamortized discount of $9, $13 and $28	133	128	113
Prepaids and other assets	404	273	161

Total current assets	5,766	5,436	3,259
Property and equipment, net	378	459	959
Intangible assets, net	2,765	2,136	1,818
Goodwill	2,143	1,473	—
Restricted time deposits	188	187	348
Non-interest bearing note receivable, net of unamortized discount of $0, $5 and $14	—	18	163
Note receivable from related party	68	62	—
Other non-current assets	56	90	270

Total assets	$11,364	$9,861	$6,817

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable and accrued expenses	$1,106	$1,025	$1,495
Deferred revenue	2,047	1,621	2,479
Current portion of capital lease obligations	31	34	—
Note payable to related party	—	—	188

Total current liabilities	3,184	2,680	4,162

Capital lease obligations, net of current portion	2	8	—

Total liabilities	3,186	2,688	4,162

Commitments and contingencies
Shareholders' equity
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding
Common stock, $.01 par value; 20,000,000 shares authorized; 7,602,435, 7,295,602 and 6,081,413 shares issued and outstanding, respectively	76	73	61
Common stock warrants	353	353	353
Additional paid-in capital	48,223	46,991	43,804
Unrealized loss on investments	—	—	(13)
Note receivable from shareholder	(291)	(291)	—
Accumulated deficit	(40,183)	(39,953)	(41,550)

Total shareholders' equity	8,178	7,173	2,655

Total liabilities and shareholders' equity	$11,364	$9,861	$6,817

The accompanying notes are an integral part of these consolidated financial statements.

A.D.A.M., Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001	Year Ended December 31, 2001	Year Ended December 31, 2000	Nine Months Ended December 31, 1999
	(unaudited)	(unaudited)
Total operating revenues	$2,108	$2,076	$8,946	$8,621	$3,144

Costs and expenses
Cost of revenues	285	139	1,588	742	551
General and administrative	438	588	2,156	3,323	2,997
Product and content development	655	517	2,243	4,091	5,015
Sales and marketing	687	577	1,961	2,958	2,680
Depreciation and amortization	242	156	820	2,410	764
Restructuring charges	—	—	—	733	1,049

	2,307	1,977	8,768	14,257	13,056

Operating income (loss)	(199)	99	178	(5,636)	(9,912)
Interest income (expense), net	24	12	99	(987)	158
Realized loss and impairment of investment securities	—	(18)	(146)	(1,105)	—
Realized gain on sale of intellectual property	—	—	1,808	—	—

Income (loss) before minority interest and equity in net losses of affiliate	(175)	93	1,939	(7,728)	(9,754)
Minority interest in consolidated subsidiary	—	—	—	—	175
Equity in losses of affiliate	(55)	(49)	(342)	(126)	—

Net income (loss)	$(230)	$44	$1,597	$(7,854)	$(9,579)

Basic net income (loss) per common share	$(.03)	$0.01	$0.25	$(1.42)	$(2.04)

Basic weighted average number of common shares outstanding	7,180	6,195	6,453	5,536	4,707

Diluted net income (loss) per common share	$(.03)	$0.01	$0.24	$(1.42)	$(2.04)

Diluted weighted average number of common shares outstanding	7,180	6,220	6,555	5,536	4,707

The accompanying notes are an integral part of these consolidated financial statements.

A.D.A.M., INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(in thousands, except share data)

	Common Stock					Accumulated Other Comprehensive Income		Note Receivable from Shareholder
			Additional Paid-in Capital	Common Stock Warrants	Accumulated Deficit		Treasury Stock
	Shares	Amount							Total
Balance at March 31, 1999	5,285,747	$53	$33,911	$135	$(24,117)	$—	$(2,186)	$—	$7,796
Net loss	—	—	—	—	(9,579)	—	—	—	(9,579)
Exercise of common stock options and warrants	114,834	1	1,540	(36)	—	—	620	—	2,125
Issuance of common stock warrants	—	—	—	267	—	—	—	—	267
Issuance of treasury stock	—	—	1,797	—	—	—	281	—	2,078
Modifications to common stock options	—	—	690	—	—	—	—	—	690

Balance at December 31, 1999	5,400,581	54	37,938	366	(33,696)	—	(1,285)	—	3,377
Net loss	—	—	—	—	(7,854)	—	—	—	(7,854)
Other comprehensive loss, net of tax
Net unrealized loss on investment	—	—	—	—	—	(13)	—	—	(13)

Total comprehensive loss	—	—	—	—	(7,854)	(13)	—	—	(7,867)
Sale of stock by equity affiliate	—	—	191	—	—	—	—	—	191
Exercise of common stock options and warrants	28,500	—	162	(7)	—	—	114	—	269
Donation of common stock	5,000	—	20	—	—	—	—	—	20
Issuance of common stock warrants in connection with note payable to related party	—	—	—	86	—	—	—	—	86
Forfeiture of common stock warrants	—	—	92	(92)	—	—	—	—	—
Senior secured convertible debentures
Beneficial conversion feature	—	—	750	—	—	—	—	—	750
Issuance of commitment shares	—	—	627	—	—	—	153	—	780
Conversions	193,046	2	3,499	—	—	—	1,018	—	4,519
Common stock issued and cash fees paid in connection with equity purchase agreement	154,286	2	(555)	—	—	—	—	—	(553)
Sale of common stock under equity purchase agreement	300,000	3	994	—	—	—	—	—	997
Stock compensation	—	—	86	—	—	—	—	—	86

A.D.A.M., INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(in thousands, except share data)

	Common Stock					Accumulated Other Comprehensive Income		Note Receivable from Shareholder
			Additional Paid-in Capital	Common Stock Warrants	Accumulated Deficit		Treasury Stock
	Shares	Amount							Total
Balance at December 31, 2000	6,081,413	61	43,804	353	(41,550)	(13)	—	—	2,655
Net loss	—	—	—	—	1,597	—	—	—	1,597
Other comprehensive income, net of tax
Net realized loss on investment	—	—	—	—	—	13	—	—	13

Total comprehensive income	—	—	—	—	1,597	—	—	—	1,610
Exercise of common stock options	80,269	1	151	—	—	—	141	(291)	2
Net capital contribution from shareholder	—	—	90	—	—	—	—	—	90
Stock issuance in connection with acquisition	470,000	4	1,439	—	—	—	—	—	1,443
Sale of common stock under equity purchase agreement	663,920	7	1,366	—	—	—	—	—	1,373
Treasury stock returned	—	—	—	—	—	—	(141)	—	(141)
Stock compensation	—	—	141	—	—	—	—	—	141

Balance at December 31, 2001	7,295,602	73	46,991	353	(39,953)	—	—	(291)	7,173
Net loss	—	—	—	—	(230)	—	—	—	(230)
Exercise of stock options	11,833	—	25	—	—	—	—	—	25
Stock issuance in connection with acquisition and asset purchase	295,000	3	1,207	—	—	—	—	—	1,210

Balance at March 31, 2002 (unaudited)	7,602,435	$76	$48,223	$353	$(40,183)	$—	$—	$(291)	$8,178

The accompanying notes are an integral part of these consolidated financial statements.

A.D.A.M., INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001	Year Ended December 31, 2001	Year Ended December 31, 2000	Nine Months Ended December 31, 1999
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$(230)	$44	$1,597	$(7,854)	$(9,579)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	332	216	1,949	3,638	883
Gain on sale of intellectual property	—	—	(1,808)	—	—
Loss on sale of assets	—	87	94	244	106
Minority interest share of loss	—	—	—	—	(175)
Stock compensation charges	—	—	141	106	730
Loss on note receivable	—	—	—	191	—
Realized loss and impairment of investment securities	—	18	146	1,105	—
Equity in net loss of affiliate	55	49	342	126	—
Changes in assets and liabilities
Accounts receivable	505	(329)	(640)	(214)	122
Inventories	15	7	16	175	(22)
Prepaids and other assets	(136)	35	(7)	816	(451)
Accounts payable and accrued liabilities	81	(360)	(1,339)	(1,362)	1,395
Deferred revenue	313	(221)	(1,365)	189	626

Net cash used in operating activities	935	(454)	(874)	(2,840)	(6,365)

Cash flows from investing activities
Investment in affiliate	—	—	(275)	—	—
Proceeds from short-term investments	—	156	283	—	3,762
Purchases of property and equipment	(38)	(4)	(81)	(415)	(1,589)
Proceeds from sale of property and equipment	—	5	—	—	—
Note receivable issued to related party	—	—	—	(325)	—
Repayments on note receivable	23	47	153	106	—
Redemption of restricted time deposit	—	26	583	433	345
Purchase of restricted time deposit	—	—	(474)	(331)	(271)
Software development costs	(173)	(156)	(896)	(1,631)	(4)
Proceeds from sale of intellectual property	—	—	1,950	—	—
Content acquisition	—	—	—	—	(52)
Acquisition, net of cash acquired	(84)	—	7	—	—
Other	—	—	—	(21)	—

Net cash provided by (used in) investing activities	(272)	74	1,250	(2,184)	2,191

Cash flows from financing activities
Repayments on capital leases	(10)	—	—	—	—
Proceeds from related party for interest in consolidated subsidiary	—	—	—	—	175
Proceeds received upon conversion of senior secured convertible debentures	—	—	—	5,202	—
Proceeds from sales of common stock	—	576	1,373	997	—
Debt and equity issuance costs	—	—	—	(872)	—
Proceeds from exercise of common stock options and warrants	25	—	2	259	2,107
Capital contribution from shareholder, net of expenses	—	—	90	—	—
Proceeds from (payments of) notes payable	—	—	(205)	(797)	1,000

Net cash provided by (used in) financing activities	15	576	1,260	4,789	3,282

Increase (decrease) in cash and cash equivalents	678	196	1,636	(235)	(892)
Cash and cash equivalents, beginning of period	2,878	1,242	1,242	1,477	2,369

Cash and cash equivalents, end of period	$3,556	$1,438	$2,878	$1,242	$1,477

Interest paid	$3	$7	$15	$88	$4

Assumed debt of acquired business	$—	$—	$42	$—	$—
Settlement of note receivable	$—	$134	$134	$—	$—
Sale of assets for note receivable	$—	$—	$—	$425	$—
Increase in deferred revenue for investment security received	$—	$—	$—	$1,542	$—

The accompanying notes are an integral part of these consolidated financial statements.

A.D.A.M., Inc.

Notes to Consolidated Financial Statements

1.    Description of Business and Summary of Significant Accounting Policies

        A.D.A.M., Inc. ("A.D.A.M." or the "Company") is a leading developer of health and medical information products. A.D.A.M. serves healthcare organizations, medical professionals, health-interested consumers and students as a leading publisher of visually engaging health and medical information products. A.D.A.M. products are used for learning about health, wellness, disease, clinical treatments, alternative medicine, nutrition, anatomy and general medical reference in both the healthcare and education markets. A.D.A.M.'s products contain physician-reviewed text, in-house developed medical graphics and multimedia interactivity to create health information solutions that offer a unique "visual learning" experience. A.D.A.M. employs a wide range of media, including Internet, software, CD-ROM, television and print, to deploy its proprietary content assets and products.

  Basis of presentation

  Unaudited information

        The interim financial information as of and for the three months ended March 31, 2002 and 2001 is unaudited. However, in the opinion of management, such information has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the periods presented. The interim results, however, are not necessarily indicative of results for any future period.

  Change in fiscal year-end

        In 1999, the Company changed its fiscal year end from March 31 to December 31.

  Principles of consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated.

  Equity investment

        For the year ended December 31, 1999, the Company accounted for its interest in ThePort Network, Inc. (formerly ThePort.com) ("ThePort"), a private Internet software company, under the consolidation method. For the year ended December 31, 1999, ThePort reported no revenues and a net loss of $383,000.

        During the year ended December 31, 2000, due to additional third party investments into ThePort, the Company accounted for its interest under the equity method. As a result, ThePort was deconsolidated as of January 1, 2000. During the year ended December 31, 2000, the Company recorded its share of ThePort's losses of $126,000.

        During the year ended December 31, 2001, the Company acquired an additional preferred stock interest in ThePort for $275,000 in cash, resulting in approximately 25% voting interest as of December 31, 2001. The results of operations of ThePort have been accounted for as an equity investment and accordingly, the Company records its share of the results of operations in the financial statements of the Company. For the year ended December 31, 2001, the Company recorded its share of ThePort's losses of $342,000. At December 31, 2001, the carrying value of this investment is $40,000.

        The Company recorded its share of ThePort's losses of approximately $55,000 for the three months ended March 31, 2002 and its share of ThePort's losses of approximately $49,000 for the three months ended March 31, 2001. At March 31, 2002, the carrying value of this investment was approximately $3,000.

  Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue recognition

        The Company generates revenues primarily from Internet related sales and product sales. Internet revenues consist primarily of platform license fees where customers license the right to use the Company's proprietary web based content and applications over the term of the license, generally one to three years. Platform license fees are recognized ratably over the term of the license agreement commencing upon customer acceptance. Fees billed in advance of the performance of services are recorded as deferred revenue and are recognized as the services are performed. Product revenues represent the sales of software products and books and revenues earned under certain royalty agreements. Revenues from product sales are generally recognized at the time title passes to customers, distributors or resellers. Revenues from royalty agreements are recognized as earned based upon performance or product shipment. Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, fees are fixed and determinable, collectibility is probable and there are no significant return or acceptance provisions.

        Allowances for estimated product returns and bad debts are provided at the time of sale. The Company evaluates the adequacy of allowances for returns and doubtful accounts based upon its evaluation of historical and expected sales experience and by channel of distribution. As certain conditions change, such as sell-through experience, channels of distribution, and general economic conditions, the estimated reserves required for returns and allowances may also change.

  Concentration of credit risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables. For the three months ended March 31, 2002, one customer accounted for approximately 28% of revenues. For the year ended December 31, 2001, two customers accounted for approximately 26% and 12% of net revenues, respectively. For the three months ended March 31, 2001, two customers accounted for approximately 28% and 17% of revenues, respectively. For the year ended December 31, 2000, these same two customers accounted for approximately 33% and 13% of net revenues, respectively. For the nine months ended December 31, 1999, the Company had sales to a single customer, which totaled 17% of net revenues.

  Fair value of financial instruments

        The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities, approximate fair value due to their short maturities.

  Cash and cash equivalents

        Cash and cash equivalents include cash on hand and deposit and highly liquid investments with an original maturity of three months or less.

  Inventories

        Inventories consist principally of computer software media, books and related shipping materials and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

  Property and equipment

        Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Property and equipment held under capital leases, which involve a transfer of ownership, are amortized over the estimated useful life of the asset. Other property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

  Investment securities

        The Company accounts for investment securities in accordance with the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. For securities classified as "available-for-sale", unrealized market value gains and losses are generally charged or credited to a separate component of shareholders' equity.

        During the year ended December 31, 2001, the Company sold all of its investment securities, which consisted of 1,927,079 shares of common stock of a single company. A.D.A.M.'s results of operations included a $146,000 realized loss on the sale of this stock.

  Intangible assets

        Intangible assets consist of purchased intellectual content, purchased customer contracts, capitalized software development costs for products to be sold, leased or otherwise marketed, and software development costs for internal use software.

        For the year ended December 31, 2000, purchased intellectual content represents intangible assets acquired in 1999 from the Company's Informational Medical Solutions, Inc. asset acquisition.

        For the year ended December 31, 2001, purchased intellectual content and purchased customer contracts represents intangible assets acquired in 2001 from Integrative Medicine Communications, Inc. ("IMC") (Note 3).

        For the three months ended March 31, 2002, purchased intellectual content and purchased customer contracts represent intangible assets acquired in December 2001 from IMC and in February 2002 from Nidus Information Services, Inc. ("Nidus") (Note 19).

        Capitalized software development costs for products to be sold, leased or otherwise marketed consist principally of salaries and certain other expenses directly related to the development and modifications of software products capitalized in accordance with the provisions of SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Amortization of capitalized software development costs is provided at the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight-line basis over the estimated economic life of the software, which the Company has determined to generally be twenty-four months.

        In accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company expenses costs incurred in the preliminary project planning stage, and thereafter, capitalizes costs incurred in the developing or obtaining of internal use software. Costs, such as maintenance and training, are expensed as incurred. Capitalized costs are amortized over their estimated useful lives, which is three years.

  Impairment of long-lived assets

        The Company evaluates impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss would be recognized. Measurement of an impairment loss for long-lived assets would be based on discounted cash flows and the fair value of the asset.

  Product and content development expenditures

        Product and content development expenditures include costs incurred in the development, enhancement and maintenance of the Company's content and technology. These costs have been charged to expense as incurred.

  Restricted time deposits

        In connection with the Company's noncancelable operating leases for its office space and telephone system, the Company is required to purchase time deposits to secure letters of credit with the bank guaranteeing payments under the leases. The time deposits bear interest at an average rate of approximately 3.30% and are carried at cost which approximates fair value. The classification of these investments is determined based on the expected term of the collateral requirement and not necessarily the maturity date of the underlying securities.

  Income taxes

        The Company accounts for income taxes utilizing the liability method and deferred income taxes are determined based on the estimated future tax effects of differences between the financial reporting and income tax basis of assets and liabilities given the provisions of the enacted tax laws. A valuation allowance is provided against deferred tax assets for which it is more likely than not that the asset will not be realized.

  Stock-based compensation

        The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations and provides the disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

  Income (loss) per share

        The computation of basic income (loss) per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted income per share is based on the weighted average number of common shares outstanding plus, when their effect is dilutive, potential common stock consisting of shares subject to stock options and stock warrants.

  Comprehensive income (loss)

        SFAS No. 130, "Reporting Comprehensive Income", requires that all items which are to be recognized as components of comprehensive income (loss) be reported on a financial statement that is displayed with the same prominence as net income (loss). The component of comprehensive income (loss) other than net income (loss) includes unrealized losses on investment securities. Comprehensive income (loss) is presented as a component on the Company's statements of shareholders' equity.

  Reclassifications

        Certain comparative amounts have been reclassified to conform with current year presentation.

  Recent accounting pronouncements

        In July 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS 141 is effective for any business combinations initiated after June 30, 2001, while SFAS 142 became effective on January 1, 2002.

        SFAS 141 generally requires the Company to use the purchase method to account for its acquisitions, if any. The Company's adoption of this standard did not have a material effect on its financial position, results of operations and cash flows. The Company has applied SFAS 141 in the allocation of the purchase prices to the IMC acquisition (Note 3) and the Nidus Acquisition (Note 19).

        SFAS 142 affects how the company accounts for goodwill and other intangible assets acquired in both previous and any future acquisitions. SFAS 142 eliminates the amortization of goodwill associated with acquisitions made after June 30, 2001. SFAS also requires an impairment test on goodwill be performed at least annually beginning in 2002. On an ongoing basis (absent any impairment indicators), the Company will be performing the impairment test on an annual basis.

        The Company adopted SFAS 142 on January 1, 2002 and based on cash flow and earnings projections the Company recorded no impairment to goodwill and other intangible assets. Since the Company did not have any goodwill recorded prior to the IMC and Nidus acquisitions, the provision of SFAS 142 requiring companies to stop amortizing goodwill will have no impact on the ongoing operating results of the Company or the comparability of such results with prior periods. As of March 31, 2002, A.D.A.M. has recorded $2,142,000 of goodwill attributable as follows: $1,484,000 for the IMC acquisition and $658,000 for the Nidus acquisition.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", but retains its fundamental provisions for recognition and measurement of the impairment of long-lived assets to be held and used and those to be disposed of by sale. The Company's adoption of this standard as of January 1, 2002 did not have a material effect on its financial position, results of operations and cash flows.

2.    Liquidity

        The financial statements have been prepared assuming the Company will continue as a going concern. While A.D.A.M. did record net income for 2001, the Company has experienced recurring losses during 2000, 1999 and 1998, and could generate additional losses in 2002. In addition to working capital generated from operations, the Company has raised funds through the sale of debt and equity securities and may require additional financing before maintaining profitability. The additional financing would be required to expand the infrastructure needed to manage the Company's growth, and to further expand existing services into new markets and to expand new product and service offerings into existing markets. Management believes that the cash on hand together with anticipated cash flows from operations will be sufficient to meet the Company's working capital needs for the year ending December 31, 2002.

3.    Acquisition of Integrative Medicine Communications, Inc.

        On December 3, 2001, under the terms of an Agreement and Plan of Merger (the "Agreement") by and among A.D.A.M., IM Acquisition Sub, Inc. and IMC, A.D.A.M. acquired 100% of the outstanding common stock of IMC. IMC was a privately held provider of science-based information on wellness and alternative medicine to healthcare professionals and consumers. Based in Newton, Massachusetts, IMC is one of the leading providers of health information in the rapidly emerging field of integrative medicine. IMC's customer base is broad, and includes large hospital systems, prominent website destinations, and major pharmaceutical and managed care organizations. IMC's core product, Access 2.0, is a non-biased, peer-reviewed information database that bridges the gap between conventional and alternative medicine and provides a foundation for patients and consumers to dialog with their healthcare providers. Access 2.0 includes information on conditions and treatment modalities as well as herbal, supplemental and conventional medicine remedies. The results of IMC's operations have been included in the financial statements since December 3, 2001.

        In accordance with SFAS 141, the total purchase price was allocated to the net tangible assets and intangible assets, including goodwill, acquired based on the estimated fair value at the date of acquisition.

        The aggregate purchase price of $1,572,000 consists of 470,000 shares of A.D.A.M.'s common stock with a fair value of $1,284,000; 59,000 vested and unvested stock options with a fair value of $160,000; and direct transaction costs of $128,000. The 470,000 shares of A.D.A.M.'s common stock issued was the initial number stated in the Agreement, which is subject to reduction based on the terms of the Agreement. Adjustments to the number of shares will cause a corresponding decrease in goodwill. On April 2, 2002, the number of shares was reduced by 42,734 with a subsequent decrease in goodwill of $117,000. The initial value of the 470,000 common shares issued was determined based on the average market price of A.D.A.M.'s common shares over the 2-day period before and after the terms of the acquisition were agreed to and announced. The fair value of the common stock options was calculated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 4.85%, expected life of 10 years, expected dividend rate of 0%, and volatility of 114%.

        The following table summarizes the allocation of the fair values of the assets acquired and liabilities assumed at the date of acquisition and as adjusted through March 31, 2002 (in thousands):

	IMC Purchase Price Allocation December 31, 2001	Allocation Adjustment	IMC Purchase Price Allocation March 31, 2002
Current assets	$315	$—	$315
Property and equipment	26	—	26
Intangible assets	1,053	—	1,053
Goodwill	1,473	11	1,484

Total assets acquired	2,867	11	2,878
Current liabilities	(776)	(11)	(787)
Deferred revenue	(511)	—	(511)
Long-term liabilities	(8)	—	(8)

Total liabilities assumed	(1,295)	(11)	(1,306)

Net assets acquired	$1,572	$—	$1,572

        The following table shows the allocation of the purchase price to intangibles with a definite life and their amortization period (in thousands):

			Amortization
Asset	Allocated Purchase Price	Amortization Period
			2001	2002	2003	2004
Purchased intellectual content	$807	3 Years	$22	$269	$269	$247
Purchased customer contracts	$246	2 Years	$10	$123	$113	$—

        In accordance with SFAS No. 142, the Company will perform the impairment test during 2002. The test is expected to be based on cash flows, earnings projections and the Company's market capitalization relative to net book value and the Company currently does not expect to incur an impairment charge.

        The following unaudited pro forma financial information reflects the results of operations for the years ended December 31, 2001 and 2000, as if the acquisition had occurred on January 1, 2000. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 2000 and may not be indicative of future operating results. The unaudited pro forma results are summarized as follows (in thousands, except per share amounts):

	Year Ended December 31, 2001	Year Ended December 31, 2000
Revenues	$10,818	$11,207
Net income (loss)	$275	$(12,075)
Basic net income (loss) per share	$0.04	$(2.09)
Diluted net income (loss) per share	$0.04	$(2.09)

4.    Property and Equipment

        Property and equipment is summarized as follows (in thousands):

		December 31,
	Estimated Useful Life (Years)
		2001	2000
Computers	3	$1,788	$1,868
Equipment	5	431	484
Furniture and fixtures	5	533	545
Leasehold improvements	7	181	199

		2,933	3,096
Less—accumulated depreciation and amortization		(2,474)	(2,137)

		$459	$959

        Depreciation and amortization expense for the years end December 31, 2001 and 2000 was $499,000 and $578,000, respectively.

5.    Product and Content Development Expenditures

        Product and content development expenditures are summarized as follows (in thousands):

	Year Ended December 31, 2001	Year Ended December 31, 2000
Total development expenditures	$3,139	$5,722
Less: additions to capitalized software development	(896)	(1,631)

Product development expense	$2,243	$4,091

6.    Intangible Assets

        Intangible assets are summarized as follows (in thousands):

			December 31,
	Estimated Amortizable Lives (Years)	March 31, 2002 (unaudited)
			2001	2000
Capitalized software products to be sold, leased or otherwise marketed	2	$2,268	$1,972	$2,652
Software developed for internal use	3	325	300	723
Purchased intellectual content	3 - 5	1,279	807	402
Purchased customer contracts	2	334	246	—

		4,206	3,325	3,777
Less accumulated amortization		(1,441)	(1,189)	(1,959)

Intangible assets, net		$2,765	$2,136	$1,818

        Amortization expense for the three months ended March 31, 2002 and 2001 and for the years ended December 31, 2001 and 2000 was $252,000, $92,000, $883,000 and $924,000, respectively.

        During the years ended December 31, 2001 and 2000, the Company recognized an impairment charge of approximately $255,000 and $717,000, respectively, to reduce certain purchased intellectual content to its net realizable value.

        During the year ended December 31, 2001, the Company recognized an impairment charge of approximately $362,000 to reduce certain internally developed software to its net realizable value.

7.    Accounts Payable and Accrued Expenses

        Accounts payable and accrued expenses consists of the following (in thousands):

	December 31,
	2001	2000
Accounts payable	$116	$436
Accrued professional fees	263	358
Accrued financing costs	—	150
Accrued compensation and employee benefits	173	127
Deferred rent	25	74
Accrued severance costs	44	24
Other accrued expenses	404	326

	$1,025	$1,495

8.    Debt

        On December 31, 1999, the Company issued notes payable in exchange for $500,000 each from the Company's Chief Executive Officer and a commercial bank. These notes accrued interest at 10% per annum with principal and interest due initially on December 31, 2000. The terms of these notes allowed for an extension of six months, to June 30, 2001, at the option of the holders. The Company issued warrants to purchase 85,000 shares of common stock to the lenders in conjunction with the issuance of the notes and the related extensions pursuant to the original terms of the notes. The warrants are exercisable at any time at the option of the holders through December 31, 2005 and entitle the holders to purchase 85,000 common shares at a weighted-average price of $7.63 per share. The Company paid the note and interest earned in full to the commercial bank by June 30, 2000 and paid the note and interest earned in full to the Chief Executive Officer of the Company by June 30, 2001.

  Senior secured convertible debenture

        On January 28, 2000, the Company issued a 0% Senior Secured Convertible Debenture (the "Debenture") in the amount of $6,000,000. The Debenture was convertible into shares of common stock of the Company at a price equal to the lessor of (1) 130% of the fair value at the time of issuance ($17.55 per share), (2) the closing bid price at the date of conversion, or (3) the average of the two lowest closing bid prices for the Company's common stock during the 10 trading days prior to a conversion of the Debenture. In conjunction with this transaction, the Company issued 59,542 shares of common stock with a fair value of approximately $780,000 as a commitment fee. This amount includes shares with a fair value of $180,000 as consideration for the purchaser's commitment to purchase a second $6,000,000 debenture.

        Through July 28, 2000, the maturity date of the Debenture, the Company issued 587,339 shares of its common stock at an average conversion price of $8.86 to satisfy the conversion of $5,202,000 of the principal amount of the Debenture. Upon maturity, the remaining balance of the Debenture, which was held as restricted cash, was returned to the issuer. The Company elected not to exercise its option to require the issuance of the second $6,000,000 debenture.

9.    Income Taxes

        The provision for income taxes differs from the amount computed by applying the applicable U.S. statutory federal income tax rate of 34 percent to income (loss) before income taxes as a result of the following (in thousands):

	Year Ended December 31, 2001	Year Ended December 31, 2000
Federal tax provision (benefit) on income (loss) before income taxes at statutory federal income tax rate	$659	$(2,628)
Change in valuation allowance	(748)	2,689
State taxes, net of federal benefit	86	(306)
Research and development credits	—	(208)
Equity issuance costs	—	412
Stock compensation charges	—	(56)
Other	4	97

	$—	$—

        The components of the Company's deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2001	2000
Deferred tax assets
Accrued expenses and other liabilities	$172	$686
Allowance for doubtful accounts	33	40
Intangible assets	592	580
Fixed assets	267	218
Research and development credits	739	746
Capitalized development	1,646	—
Net operating loss carryforwards	12,976	14,270

	16,425	16,540

Deferred tax liabilities
Software development costs	(548)	(581)

	(548)	(581)

Net deferred tax asset before valuation allowance	15,877	15,959
Valuation allowance	(15,877)	(15,959)

	$—	$—

        At December 31, 2001, the Company had net operating loss and general business credit carryforwards available for tax purposes of approximately $34,147,000 and $739,000, respectively, which will expire in years 2003 through 2022 and 2007 through 2022, respectively. Under the Tax Reform Act of 1986, the amounts of, and the benefit from net operating loss carryforwards may be impaired or limited in certain circumstances, including ownership changes (as defined by the Internal Revenue Service). At December 31, 2001 and 2000, the Company has recorded a valuation allowance equal to its net deferred tax assets as management believes it is more likely than not that the net deferred tax assets will not be realized.

10.    Equity Purchase Agreement

        On September 5, 2000, A.D.A.M. entered into a Common Stock Purchase Agreement with Fusion Capital Fund II, LLC. Pursuant to the Common Stock Purchase Agreement, Fusion Capital agreed to purchase up to $12,000,000 of the Company's common stock in two rounds of $6,000,000 each. The purchase price of the Company's common stock is based upon the future market price of the common stock. The Company determines the month of purchase based on its cash requirements. At the time of the sale, A.D.A.M. estimated that the maximum number of shares the Company would issue to be 1,200,000. Should the Company be required to issue 20% or more of its outstanding shares, measured as of the date of the agreement, then shareholder approval will be required. Total Company shares outstanding on September 5, 2000 were 5,627,127. The Company has the right to terminate the agreement at any time if more than 1,200,000 shares are issuable under the first tranche of the Common Stock Purchase Agreement. In conjunction with this transaction, the Company issued 154,286 shares of common stock that had a fair value equal to approximately $549,000 as a fee. Additional fees payable in shares with a fair value of $480,000 are required to be issued if the Company elects to enter into the second round. As of December 31, 2001, the Company has sold 963,920 shares of common stock pursuant to the agreement and received cash totaling approximately $2,370,000, including 663,920 shares for $1,373,000 in the year ended December 31, 2001. As of December 31, 2001, the Common Stock Purchase Agreement with Fusion Capital Fund II has expired.

11.    Treasury Stock

        In April 1997, the Company's Board of Directors adopted a stock repurchase program. The program authorized repurchase of the Company's common stock from time to time in open market transactions on the Nasdaq Stock market. During the year ended March 31, 1999, the Company repurchased common stock at various times with an aggregate cost of $766,000. The Company used cash on hand to fund the repurchase program. The repurchased stock was held as treasury stock. There were no repurchases of common stock during the nine month period ended December 31, 1999 or the year ended December 31, 2000. However, the Company has reissued all of the shares of treasury stock during 1999 and 2000 to satisfy the exercise of common stock options, the conversion of the senior secured convertible debenture (Note 8) and shares issued under the equity purchase agreement (Note 10).

12.    Common Stock Options and Warrants

        The Company has two stock option plans (the 1992 Option Plan and the 1991 Option Plan) under which the Company may grant incentive or non-qualified stock options to full-time employees and key persons. Options are granted at an exercise price as determined by the Company's Board of Directors which is not less than fair market value of the Company's common stock and the options generally vest ratably over a three-year period. Options granted under the 1992 Option Plan expire ten years from the date of grant. With respect to the 1991 Option Plan, all options granted under the plan have been exercised or expired. No further grants under the 1991 Option Plan are authorized.

        The Company has reserved 4,500,000 shares of common stock for issuance under the 1992 Option Plan.

        The Company's 1992 plan expired in 2002 and the Board has approved a new plan that will be voted on at the 2002 annual shareholder's meeting. The Company has reserved 1,500,000 shares of common stock for issuance under the new plan.

        During 2000, 75,875 warrants with an exercise price of $8.00 per share issued in connection with various debt and equity financings of the Company consummated prior to March 31, 1998, expired.

        The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant date for awards in the years ended December 31, 2001 and 2000, and the nine months ended December 31, 1999 consistent with the provisions of

SFAS 123, the Company's net income (loss) and net income (loss) per share would have increased to the pro forma amounts indicated below (in thousands, except per share amounts):

	Year Ended December 31, 2001	Year Ended December 31, 2000	Nine Months Ended December 31, 1999
Net income (loss)
As reported	$1,597	$(7,854)	$(9,579)
Pro forma	(993)	(11,189)	(11,189)
Basic net income (loss) per share
As reported	$0.25	$(1.42)	$(2.04)
Pro forma	(0.15)	(2.02)	(2.15)
Diluted net income (loss) per share
As reported	$0.24	$(1.42)	$(2.04)
Pro forma	(0.15)	(2.02)	(2.15)

        The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 2001 and 2000 and the nine months ended December 31, 1999, respectively: Dividend yield of 0% for all periods; expected volatility of 114%, 115% and 81%, respectively; average risk-free interest rates of 4.20%, 6.47% and 5.74%, respectively; and an expected life of 3.5 for all periods with the exception of options granted during 2001, 2000 and 1999 with one-year vesting periods, which have an expected life of two years.

        The following table summarizes stock option activity for the years ended December 31, 2001 and 2000 and the nine months ended December 31, 1999:

	Shares	Exercise Price Per Share	Weighted Average Exercise Price	Weighted Average Fair Value
Outstanding at March 31, 1999	1,098,200	2.00 - 12.00	$5.37	$—
Granted	701,750	7.94 - 21.00	12.13	6.65
Exercised	(222,101)	2.00 - 8.00	4.65	—
Canceled or expired	(196,527)	13.00 - 20.63	15.25	—

Outstanding at December 31, 1999	1,381,322	2.00 - 21.00	6.81	—
Granted	1,016,556	3.50 - 15.00	8.97	5.70
Exercised	(67,252)	2.13 - 5.25	3.18	—
Canceled or expired	(470,924)	2.13 - 21.00	10.02	—

Outstanding at December 31, 2000	1,859,702	2.00 - 20.63	7.27	—
Granted	1,169,221	0.46 - 2.97	2.16	1.55
Exercised	(150,733)	1.94 - 2.63	1.94	—
Cancelled or expired	(690,277)	1.94 - 20.00	6.49	—

Outstanding at December 31, 2001	2,187,913	0.46 - 20.63	5.77	—

Options exercisable at December 31, 2001	1,504,208

12.    Common Stock Options and Warrants (Continued)

        The following table summarizes additional information about stock options outstanding at December 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2001	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2001	Weighted Average Exercise Price
$0.46	30,000	9.92	$0.46	30,000	$0.46
$1.94 to 2.94	912,118	8.78	2.30	475,691	2.51
$3.25 to 4.75	270,218	7.93	3.89	146,746	3.80
$5.00 to 5.91	433,561	6.76	5.45	430,282	5.45
$7.00 to 12.75	334,044	6.63	8.65	241,063	8.66
$13.00 to 20.63	207,972	7.96	13.78	180,426	13.76

	2,187,913	7.89	$5.16	1,504,208	$5.77

        During January 2000, the Company modified the terms of 22,900 options that had been granted to several employees. As a result of these modifications, the Company recognized approximately $86,000 of compensation expense for the year ended December 31, 2000 based on the fair value of the modified awards.

        In January 1999, the Company provided employee holders of options with exercise prices from $3.50 and higher the opportunity to cancel such options in exchange for an equal number of options with a vesting period of one year at the then current market price of $5.25. As a result of this election, 423,400 options were canceled and reissued in January 1999. As of December 31, 2001, the Company has 221,200 outstanding options with an exercise price of $5.25 that are considered variable. The new option exercise price equals the market price on the date of the repricing and, correspondingly, compensation expense was not recognized. The vesting period of these options is one year. As a result of the issuance of FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25", these options are being treated as variable awards. Accordingly, compensation cost shall be adjusted for increases in the fair value of the awards past $5.25 until these options are either exercised or forfeited. As of December 31, 2001, no compensation cost has been recognized for these options, as the fair value of the Company's common stock has not exceeded $5.25 per share.

13.    Employee Benefit Plan

        The Company sponsors a defined contribution plan that provides all permanent employees of the Company an opportunity to accumulate funds for their retirement. In January 1999, the Company began to match the contributions of participating employees to the extent of 50% of the first 6% contributed by the participant. Company matching contributions to the plan were approximately $69,000 and $83,000 for the years ended December 31, 2001 and 2000, respectively.

14.    Related Party Transactions

        During March 2000, the Company entered into a note receivable in the amount of $325,000 with an employee of the Company. In January 2001, the employee transferred 70,464 shares of common stock to the Company as settlement of the note. The Company recognized a loss of $191,000 on this transaction during the year ended December 31, 2000.

        On April 2, 2001, for a term beginning on January 1, 2001, the Company signed an 18-month sublease agreement with a company whose president is an A.D.A.M. board member. The Company is due 8,333 shares of the tenant's common stock monthly over the term of the agreement. The shares are valued at the fair market value of the leased space and are recorded on the Company's balance sheet as a long-term asset. As of March 31, 2002, the shares were valued at approximately $53,000. The Company evaluates the asset for impairment at the end of each reporting period. Additionally, the Company received warrants to purchase 25,000 common shares of the tenant that fully vested on January 1, 2002.

        On May 30, 2001, the Company received a full-recourse Promissory Note from its Chief Executive Officer for approximately $341,000. The note earns interest of 6.25% per annum and is due in full on or before May 29, 2006. Part of the note, $291,000, is secured by 150,000 shares of A.D.A.M.'s common stock and is recorded in shareholders' equity. As of March 31, 2002 and December 31, 2001, approximately $18,000 and $12,000, respectively, of interest has been earned and recorded on this note.

        During the year ended December 31, 2001, the Company acquired an additional preferred stock interest in ThePort, for $275,000 in cash, resulting in approximately 25% voting interest as of December 31, 2001. In connection with the preferred stock investment, the Company entered into a five-year agreement whereby the Company will have exclusive distribution rights to ThePort's products within the healthcare industry. The Company has committed to generate $1,500,000 in subscription fees during the initial term of the agreement. As of March 31, 2002 and December 31, 2001, A.D.A.M. has pre-paid $125,000 of the contract fee to be applied against future subscription fees. During the year ended December 31, 2001, the Company's Chief Operating Officer was appointed to the Board of Directors of ThePort. The Company's Chief Financial Officer currently serves on the Board of Directors of ThePort, acquired an approximate 19% voting interest in ThePort in the nine months ended December 31, 1999 and accepted a convertible note from ThePort for $425,000 during the year ended December 31, 2001. The results of operations of this entity have been accounted for as an equity investment and accordingly, the Company records its share of the results of operations in the financial statements of the Company. For the three months ended March 31, 2002 and March 31, 2001, the Company recorded its share of ThePort's losses of $55,000 and $49,000, respectively. At March 31, 2002, the carrying value of this investment was approximately $3,000. For the year ended December 31, 2001, the Company recorded its share of ThePort's losses of $342,000. At December 31, 2001, the carrying value of this investment was $40,000.

        On April 10, 2002, for a term beginning on November 1, 2001, the Company signed an 8-month sublease agreement with ThePort. The Company is due 14,044 shares of ThePort's common stock monthly over the term of the agreement. The shares are valued at the fair market value of the leased space. During the three months ended March 31, 2002, the Company accepted 70,220 shares of common stock valued at approximately $18,000 in ThePort pursuant to this sublease agreement.

        During the years ended December 31, 2001 and 2000, the Company sold approximately $112,000 and $92,000, respectively, of a product to a company, which owns shares in the Company. During the years ended December 31, 2001 and 2000, the Company sold approximately $25,000 and $6,000, respectively, of product to a subsidiary of the company which owns shares in the Company. The Company earned royalty revenues of approximately $367,000 and $372,000, respectively, related to this subsidiary during the years ended December 31, 2001 and 2000. Additionally, the Company purchased approximately $13,000 and $15,000, respectively, of product from this subsidiary during the years ended December 31, 2001 and 2000 and recorded royalty expenses of approximately of $130,000 and $170,000, respectively.

        On June 22, 2001, A.D.A.M. sold its 50 percent ownership interest in the intellectual property rights associated with the A.D.A.M./Benjamin Cummings Interactive Physiology Series to Pearson Education, Inc. for $1,950,000 in cash resulting in a net gain $1,808,000 after expenses. The purchase price was determined through arms' length negotiations. Pearson Education, Inc. jointly developed and co-owned the A.D.A.M./Benjamin Cummings Interactive Physiology Series with A.D.A.M. The A.D.A.M./Benjamin Cummings Interactive Physiology Series is a learning tool available in both CD-ROM and Web-enabled versions that educates students on physiological concepts and processes associated with the human body's major systems.

15.    Commitments and Contingencies

        The Company leases office space and equipment under noncancelable lease agreements expiring on various dates through 2005. The Company also has capital lease commitments for certain equipment. At December 31, 2001, future minimum rentals for noncancelable leases with terms in excess of one year were as follows (in thousands):

Year Ending December 31,	Operating Lease	Capital Lease
2002	$448	$38
2003	164	8
2004	23	—
2005	1	—

Total future minimum lease payments	$636	46

Less—amounts representing interest		(4)

Present value of future minimum lease payments		42
Less—current portion		34

		$8

        Rent expense for the years ended December 31, 2001 and 2000 were $421,000 and $736,000, respectively.

        The Company's current operating lease for its office headquarters ends in June 2002 but this lease has been extended for an additional two months with the same terms and conditions as the original lease. The Company is currently in negotiations to sign a new lease in a new location for an approximate term of 8 years. During the year ended December 31, 2002, the Company expects to incur approximately $75,000 of moving expenses and $125,000 of leasehold improvements in association with the move to the new leased space.

        The Company also has entered into certain agreements to license content for its services from various unrelated third parties. Total payments due under these license agreements are $150,000, $150,000, and $80,000 in the years ended December 31, 2002, 2003 and 2004, respectively.

        On April 25, 1996 the Company and certain of its officers and directors were named in a class action lawsuit. The complaint alleges violations of Section 11, 12(2) and 15 of the Securities Act of 1933, violations of the Georgia Securities Act and negligent misrepresentation arising out of alleged disclosure deficiencies in connection with the Company's initial public offering which was completed on November 10, 1995. The complaint seeks compensatory damages and reimbursements for plaintiff's fees and expenses. A motion to dismiss is pending and the Company and its officers and directors are vigorously defending against the allegations.

        The Company is subject to legal proceedings and claims, which have arisen, in the ordinary course of its business. Management believes, based upon the advice of counsel, that ultimate resolution of these matters will not have a material adverse effect on the financial statements taken as a whole.

        The Company is party to employment agreements with certain executives, which provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

16.    Segment Information

        Management operates in a single segment that is focused on the development and distribution of health/medical content.

        The Company exports its products through agreements, which grant territorial rights to international and domestic distributors. During the years ended December 31, 2001 and 2000 and for the nine months ended December 31, 1999, the Company had net revenues from international sales of approximately $324,000, $418,000, and $222,000, respectively. A summary of revenues based on geographic location of customers is as follows (in thousands):

	Year Ended December 31, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
United States	$8,622	$8,203	$2,922
Europe	69	58	105
Pacific Rim and Asia	86	110	36
Other	169	250	81

	$8,946	$8,621	$3,144

        Two customers contributed greater than 10% of total revenues for the years ended December 31, 2001 and 2000. One customer contributed greater than 10% of total revenue for the nine months ended December 31, 1999. The breakdown of revenues from each of these customers is as follows:

	Revenue for the Year Ended December 31, 2001		Revenue for the Year Ended December 31, 2000		Revenue for the Nine Months Ended December 31, 1999
Customer 1	$2,302	26%	$2,844	33%	$532	17%
Customer 2	1,048	12%	1,114	13%	—	0%
All Other	5,596	62%	4,663	54%	2,612	83%

	$8,946	100%	$8,621	100%	$3,144	100%

17.    Restructuring Charges

        The Company began a restructuring plan during the last quarter of the nine months ended December 31, 1999. This plan resulted in the separation of three key executives, termination of various production employees located at the Company's San Francisco facility, the disposal of assets located at the San Francisco facility, and the disposal of obsolete consumer Web-related service arrangements and content that no longer had a future benefit. This restructuring resulted in a pre-tax charge of approximately $1,049,000 for the nine months ended December 31, 1999, including approximately $690,000 of non-cash charges for modified employee stock options. For the year ended December 31, 2000, the Company incurred approximately $733,000 of charges resulting from the completion of this plan, including approximately $86,000 of non-cash compensation charges for stock option modifications.

18.    Quarterly Financial Information (unaudited)

	2001 Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
Operating revenues	$2,076	$2,394	$2,351	$2,125
Operating income (loss)	99	24	339	(284)
Net income (loss)	44	1,717	281	(445)
Earnings per share—basic	$0.01	$0.27	$0.04	$(0.07)
Earnings per share—diluted	$0.01	$0.26	$0.04	$(0.07)

	2000 Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
Operating revenues	$1,426	$2,083	$2,852	$2,260
Operating income (loss)(a)	(3,350)	(1,357)	(936)	7
Net loss(a)	(4,177)	(1,462)	(1,024)	(1,191)
Earnings per share basic and diluted	$(0.82)	$(0.27)	$(0.18)	$(0.20)

(a)
During the third quarter of 2000, we deconsolidated our investment in thePort.com. Losses incurred during the firstand second quarter of 2000 have been adjusted as if this change occurred on January 1, 2000.

19.    Subsequent Events (unaudited)

  Acquisition of Nidus Information Services, Inc.

        In February 2002, the Company acquired 100% of the outstanding common stock of Nidus Information Services, Inc. ("Nidus") for 260,000 shares of A.D.A.M.'s common stock. Nidus was a privately held provider of in-depth patient education reports on common health conditions and diseases. Nidus's core product, the WELL-CONNECTED patient education report library, is written by experienced medical writers and reviewed for accuracy by a board of physicians who have faculty positions at Harvard Medical School and Massachusetts General Hospital. The reports are distinguished from other information sources by their detail of information, quality and currency, including rigorous editorial review. The reports are available through print or web subscriptions and online licensing agreements with major healthcare providers and web portals, health content resellers and medical libraries. The results of Nidus's operations have been included in the consolidated financial statements since February 14, 2002.

        In accordance with SFAS 141, the total purchase price was allocated to the net tangible assets and intangible assets, including goodwill, acquired based on the estimated fair value at the date of acquisition.

        The following table summarizes the allocation of the fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Current assets	$41
Intangible assets	560
Goodwill	658

Total assets acquired	1,259

Deferred revenue	(118)

Total liabilities assumed	(118)

Net assets acquired	$1,141

        The following table shows the allocation of the purchase price to intangibles with a definite life and their amortization period (in thousands):

			Amortization
Asset	Allocated Purchase Price	Amortization Period
			2002	2003	2004	2005
Purchased intellectual content	$472	3 Years	$138	$157	$157	$20
Purchased customer contracts	$88	2 Years	$38	$44	$6	$—

        The following unaudited pro forma financial information reflects the results of operations for the three months ended March 31, 2002 and 2001, as if the acquisitions of Nidus and IMC (see Note 3) had occurred on January 1, 2001. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on January 1, 2001 and may not be indicative of future operating results. The unaudited pro forma results are summarized as follows (in thousands, except per share amounts):

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001
Revenues	$2,178	$2,777
Net loss	$(255)	$(668)
Basic and diluted net loss per share	$(0.03)	$(0.10)

  Common stock purchase agreement

        On May 22, 2002, the Company entered into a common stock purchase agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $15,000 of the Company's common stock or an aggregate of $12,000,000. The $12,000,000 of common stock is to be purchased over a 40 month period. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Under the terms of the common stock purchase agreement Fusion Capital has received 160,000 shares of the Company's common stock as a commitment fee.

Report of Independent Accountants

To the Board of Directors and Stockholders of
Integrative Medicine Communications, Inc.:

        In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Integrative Medicine Communications, Inc. at November 30, 2001 and December 31, 2000, and the results of its operations and its cash flows for the period ended November 30, 2001 and for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As explained in Note 1, effective December 3, 2001, Integrative Medicine Communications, Inc. was acquired by A.D.A.M., Inc.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
January 18, 2002

INTEGRATIVE MEDICINE COMMUNICATIONS, INC.

Balance Sheets

November 30, 2001 and December 31, 2000

	2001	2000
ASSETS
Current assets
Cash and cash equivalents	$7,456	$65,289
Accounts receivable, net of allowance of $18,340 and $77,088, respectively	268,807	218,499
Inventories, net	51,831	44,739
Prepaid expenses and other current assets	22,185	80,732

Total current assets	350,279	409,259
Property and equipment, net	110,640	213,621
Intangible assets, net	157,011	465,824
Other assets	9,501	9,671

Total assets	$627,431	$1,098,375

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	643,020	383,583
Deferred revenue	729,762	731,136
Current portion of capital lease obligations	32,859	66,807
Convertible notes payable	—	200,000

Total current liabilities	1,405,641	1,381,526
Capital lease obligations, net of current portion	5,169	34,449

Total liabilities	1,410,810	1,415,975

Commitments and Contingencies
Mandatorily redeemable convertible preferred stock	12,849,683	11,092,642
Stockholders' deficit
Common stock, no par value; 11,691,880 shares authorized; 1,999,200 shares issued and outstanding at November 30, 2001 and December 30, 2000	10,977	10,977
Additional paid-in capital	—	—
Accumulated deficit	(13,644,039)	(11,421,219)

Total stockholders' deficit	(13,633,062)	(11,410,242)

Total liabilities and stockholders' deficit	$627,431	$1,098,375

The accompanying notes are an integral part of these financial statements.

INTEGRATIVE MEDICINE COMMUNICATIONS, INC.

Statements of Operations

For the period ended November 30, 2001 and for the year ended December 31, 2000

	2001	2000
Net revenue
Book sales	$117,624	$419,343
Subscriptions	1,582,231	2,051,349
Other	172,358	114,921

Total net revenues	1,872,213	2,585,613

Operating expenses
Cost of book sales	59,266	320,752
Cost of subscriptions	411,379	600,937
Cost of other revenue	107,418	77,045
Product development	947,826	1,935,608
General and administrative	1,059,936	1,563,572
Sales and marketing	712,767	2,257,567

Total operating expenses	3,298,592	6,755,481

Loss from operations	(1,426,379)	(4,169,868)
Interest expense, net	15,112	128,328

Net loss	$(1,441,491)	$(4,298,196)

The accompanying notes are an integral part of these financial statements.

INTEGRATIVE MEDICINE COMMUNICATIONS, INC.

Statements of Stockholders' Deficit

For the period ended November 30, 2001 and for the year ended December 31, 2000

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount
Balance, December 31, 1999	663,000	$3,240	$—	$(6,563,397)	$(6,560,157)
Common stock split—4 for 1	1,989,000	—	—	—	—
Purchase of restricted stock	40,000	8,000	—	—	8,000
Issuance of warrants	—	—	23,182	—	23,182
Accretion and dividends on mandatorily redeemable convertible preferred stock	—	—	(23,182)	(559,626)	(582,808)
Repurchase of restricted stock	(692,800)	(263)	—	—	(263)
Net loss	—	—	—	(4,298,196)	(4,298,196)

Balance, December 31, 2000	1,999,200	10,977	—	(11,421,219)	(11,410,242)
Accretion and dividends on mandatorily redeemable convertible preferred stock	—	—	—	(781,329)	(781,329)
Net loss	—	—	—	(1,441,491)	(1,441,491)

Balance, November 30, 2001	1,999,200	$10,977	$—	$(13,644,039)	$(13,633,062)

The accompanying notes are an integral part of these financial statements.

INTEGRATIVE MEDICINE COMMUNICATIONS, INC.

Statements of Cash Flows

For the period ended November 30, 2001 and for the year ended December 31, 2000

	2001	2000
Cash flows from operating activities
Net loss	$(1,441,491)	$(4,298,196)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	484,428	477,078
Non-cash interest related to convertible notes	—	108,485
Changes in assets and liabilities
Accounts receivable	(50,308)	444,853
Inventories	(7,092)	81,120
Prepaid expenses and other current assets	58,717	62,476
Accounts payable and accrued expenses	264,981	(590,086)
Deferred revenue	(1,374)	51,112

Net cash used in operating activities	(692,139)	(3,663,158)

Cash flows from investing activities
Purchases of property and equipment	(4,661)	(44,002)
Capitalized product additions	(67,972)	(369,157)

Net cash used in investing activities	(72,633)	(413,159)

Cash flows from financing activities
Proceeds from issuance of mandatorily redeemable convertible preferred stock, net of issuance costs	470,167	1,117,079
Proceeds from convertible notes	300,000	3,000,062
Acquisition of treasury stock	—	(263)
Payments on capital lease obligations	(63,228)	(73,340)
Purchase of restricted stock	—	8,000

Net cash provided by financing activities	706,939	4,051,538

Net decrease in cash and cash equivalents	(57,833)	(24,779)
Cash and cash equivalents, beginning of period	65,289	90,068

Cash and cash equivalents, end of period	$7,456	$65,289

Supplemental disclosure of cash flow information
Cash paid for interest	$35,485	$—
Equipment purchased under capital lease	$—	$65,688
Conversion of note payable to mandatorily redeemable convertible preferred stock	$505,544	$2,885,366

The accompanying notes are an integral part of these financial statements.

INTEGRATIVE MEDICINE COMMUNICATIONS, INC.

Notes to Financial Statements

1.    Nature of the Business

        Integrative Medicine Communications, Inc. (the "Company") is an electronic information content provider and print publisher with a principal focus on alternative and complementary alternative medicine. The Company was formed in February 1998 and is headquartered in Newton, Massachusetts.

        Effective December 3, 2001, the Company was acquired by A.D.A.M., Inc. in exchange for 470,000 shares of A.D.A.M., Inc.'s common stock.

2.    Summary of Significant Accounting Policies

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at amortized cost plus accrued interest, which approximates fair value. Cash equivalents consist primarily of cash and money market instruments.

  Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include cash and cash equivalents, accounts receivable, and accounts payable, approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of capital lease obligations approximates fair value.

  Property and Equipment

        Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Property and equipment held under capital leases, which involve a transfer of ownership, are amortized over the estimated useful life of the asset. Other property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

  Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories consist of various print publications and electronic versions of the Company's content on CD-Roms. The Company evaluates inventory levels and expected usage on a periodic basis and records a reserve for estimated excess or obsolete inventory.

  Intangible Assets

        Intangible assets consist of purchased intellectual content, internally developed products, and goodwill relating to the acquisition of the rights to an established newsletter.

        Amortization of capitalized content and product development costs is provided at the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight-line basis over the estimated economic life of the products, which the Company has determined to generally be twenty-four months. The Company reviews the carrying value of intangibles for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. During the period ended November 30, 2001 and the year ended December 31, 2000, product development costs and purchased intellectual costs of $67,972 and $369,157, respectively, were capitalized and amortization expenses of $332,794 and $267,986, respectively, were recorded. During the period ended November 30, 2001 and the year ended December 31, 2000, goodwill amortization expenses of $43,992 and $92,197, respectively, were recorded.

  Revenue Recognition

        The Company sells its books through distributors to retail channel accounts and directly to end users. The Company recognizes revenue at the point in time there exists an enforceable agreement between the Company and its customers, after the delivery of the products, evidence of a fixed and determinable fee, and collectibility is reasonably assured. A portion of sales is made to distributors under agreements allowing limited rights of return. Based upon its historical experience and contractual obligations, the Company estimates future credits and returns and records a related allowance at the time the revenue is recognized.

        The gross amounts of prepaid subscriptions are credited to deferred revenue at the time an order is received. Revenue is recognized over the life of the subscription as issues are fulfilled. Subscription orders received without payment are recorded net of estimated reserves for nonpayment.

  Advertising Costs

        The Company follows the policy of expensing the direct costs of obtaining subscriptions, which primarily consist of direct mailing costs.

  Accounting for Stock-Based Compensation

        Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to nonemployees are accounted for under the provisions of SFAS No. 123.

  Stock Split

        On February 17, 2000, the Board of Directors approved a 4-for-1 stock split of the Company's common stock, affected in the form of a 100% stock dividend. The additional common shares were distributed simultaneously with the Board's activity to holders of record at that date.

        All references in this report to the number of shares, per share amount, and market prices of the Company's common stock have been restated to reflect the stock split and the resulting increased number of shares outstanding.

  Comprehensive Income

        SFAS No. 130, "Reporting Comprehensive Income" requires that all items which are to be recognized as components of comprehensive income be reported on a financial statement that is displayed with the same prominence as net income (loss). The Company's comprehensive loss was the same as its net loss for the period ended November 30, 2001 and for the year ended December 31, 2000.

  Mandatorily Redeemable Convertible Preferred Stock

        The carrying value of mandatorily redeemable convertible preferred stock is increased by periodic accretions so that the carrying amount will equal the redemption amount at the redemption date. These increases are effected through charges against additional paid-in capital ("APIC") and accumulated deficit.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Income Taxes

        Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

  Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables. For the period ended November 30, 2001 and the year ended December 31, 2000, no single customer accounted for more than 10% of revenues.

  New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board issued SFAS No. 141 "Business Combinations" ("FAS 141") and SFAS No. 142 "Goodwill and Other Intangible Assets" ("FAS 142"). FAS 141 establishes rules governing business combinations and FAS 142 establishes rules governing the treatment of recognized goodwill and intangible assets. FAS 141 is effective for all business combinations initiated after June 30, 2001. The Company would be required to adopt FAS 142 for the fiscal year beginning January 1, 2002.

        In August 2001, the Financial Accounting Standards Board issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). FAS 144 establishes accounting and reporting standards for the impairment and disposition of long-lived assets. FAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company would be required to adopt FAS 144 for the fiscal year beginning January 1, 2002.

3.    Property and Equipment

	Estimated Useful Life (Years)	November 30, 2001	December 31, 2000
Equipment acquired under capital leases	3	$218,345	$218,345
Furniture and equipment	3 - 5	170,295	165,634
Leasehold improvements	5	29,220	29,220

		417,860	413,199
Less: accumulated depreciation and amortization		(307,220)	(199,578)

		$110,640	$213,621

        Amortization of equipment under capital leases totaled $62,952 and $67,683 for the period ended November 30, 2001 and for the year ended December 31, 2000, respectively.

        Depreciation expense for the period ended November 30, 2001 and for the year ended December 31, 2000 was $44,690 and $49,212, respectively.

4.    Convertible Notes

        In December 2000, the Company issued demand notes in the amount of $200,000. The notes provided for an interest rate of 9% per annum and were automatically convertible into Series C Mandatorily Redeemable Convertible Preferred Stock ("Series C") upon completion of the closing of the preferred stock financing. These notes and related interest were converted into Series C in January 2001.

5.    Mandatorily Redeemable Convertible Preferred Stock

        The Company authorized 3,512,491 shares of preferred stock and designated 240,000 shares as Series A Mandatorily Redeemable Convertible Preferred Stock ("Series A"); 1,434,063 shares as Series B Mandatorily Redeemable Convertible Preferred Stock ("Series B"); 986,443 shares of Series C; and 851,985 shares of Series D Mandatorily Redeemable Convertible Preferred Stock ("Series D").

        During 1998, the Company issued 208,000 shares of Series A, par value $0.01, for cash proceeds of $1,300,000. Also, the Company issued 32,000 shares of Series A through conversion of convertible notes of $200,000. Total issuance costs for Series A was $58,102.

        During 1999, the Company issued 303,875 shares of Series B, par value $0.01, for cash proceeds $2,431,000. Also, the Company issued 290,347 shares of Series B through conversion of convertible notes of $2,250,000 plus interest of $73,672. Total issuance costs for Series B was $90,478.

        In July 2000, the Company issued an additional 149,956 shares of Series B for cash proceeds of $1,199,585. Also, the Company issued 360,664 shares of Series B through conversion of convertible notes of $2,800,000 plus interest of $85,304. Total issuance costs for the second tranche of Series B was $82,505.

        In January 2001, the Company issued 655,797 shares of Series C, par value $0.01, for cash proceeds of $400,000. Also, in January 2001, the Company issued 330,646 shares of Series C through conversion of convertible notes of $200,000 plus interest of $1,678. Total issuance costs for Series C was $15,214.

        In August 2001, the Company issued 163,948 shares of Series D, par value $0.01, for cash proceeds of $100,000. Also, in August 2001, the Company issued 498,182 shares of Series D through conversion of convertible notes of $300,000 plus interest of $3,866. Total issuance costs for Series D was $14,603.

        The Company has accounted for Series A, Series B, Series C, and Series D as mandatorily redeemable convertible preferred stock. Accordingly, the Company is accruing dividends and amortizing any difference between the carrying value and the redemption value over the redemption period with a charge to APIC or accumulated deficit. For the period ended November 30, 2001 and for the year ended December 31, 2000, the total amount charged to APIC or accumulated deficit related to the mandatorily redeemable convertible preferred stock was $781,329 and $582,808, respectively.

        The following is a summary of the carrying value of the mandatorily redeemable convertible preferred stock at November 30, 2001 and December 31, 2000:

	2001	2000
Series A	$1,858,217	$1,704,822
Series B	9,936,951	9,387,820
Series C	641,620	—
Series D	412,895	—

	$12,849,683	$11,092,642

        The rights, preferences and privileges with respect to Series A, Series B, Series C and Series D are as follows:

  Voting

        Each holder of Series A, Series B, Series C and Series D is entitled to the number of votes equal to the number of shares of common stock into which the shares of Series A, Series B, Series C and Series D would be convertible.

  Dividends

        Holders of Series A, Series B, Series C and Series D are entitled to receive, when and as declared by the Board of Directors, dividends at the rate of 8% per annum prior and in preference to any payment of any dividend on the common stock. Dividends on Series A are cumulative and accrue from the first anniversary of the date of issue. Dividends on Series B, Series C and Series D are cumulative and accrue from date of issue. Through November 30, 2001, no dividends have been declared or paid by the Company. For the period ended November 30, 2001 and for the year ended December 31, 2000, accrued cumulative dividends amounted to $505,427 and $500,302, respectively.

  Liquidation Preference

        In the event of a liquidation, dissolution or winding up of the Company, the holders of Series D receive priority in liquidation. Subsequent to the repayment of Series D, including accrued unpaid dividends thereon, holders of Series C will receive priority in liquidation. Subsequent to the repayment of Series D and Series C, including accrued unpaid dividends thereon, holders of Series B will receive priority in liquidation. Subsequent to the repayment of Series D, Series C and Series B, including accrued unpaid dividends thereon, holders of Series A will receive priority in liquidation. Any remaining assets of the Company shall be distributed ratably among the holders of Series D, Series C, Series B, Series A and common stock, in proportion to their liquidating preference. The holders of Series A, Series B, Series C and Series D are entitled to receive an amount equal to $6.25, $8.00, $0.60995, and $2.43980 per share plus any dividends declared but unpaid on such shares.

        Effective with the acquisition of the Company on December 3, 2001 by A.D.A.M., Inc., the Series D holders received 470,000 shares of common stock of A.D.A.M., Inc. These shares were distributed to the Series D holders on a pro-rata basis.

  Redemption

        Holders of Series A, Series B, Series C and Series D have the option to require the Company to redeem, on June 30, 2003, June 30, 2004 and June 30, 2005, 33.33%, 66.67% and 100%, respectively, of the total number of shares of preferred stock held by such holders. The redemption price for the preferred stock shall be the sum of the original purchase price, plus any accrued and unpaid dividends, plus the fair market value of such shares as determined in good faith by the holders of the shares being repurchased. The Company may be required to redeem the preferred stock upon an event of default, as defined.

  Conversion

        Each share of Series A, Series B, Series C and Series D, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing each series' respective issue price by the conversion price in effect at the time. The initial conversion price of Series A, Series B, Series C and Series D is $1.5625, $2.00, $0.60995 and $0.60995, respectively, and is subject to adjustment in accordance with antidilution provisions contained in the Company's Articles of Incorporation. Conversion is automatic immediately upon the closing of a firm commitment, underwritten public offering registered under the Securities Act of 1933, with a market valuation of the Company of at least $15,000,000 and in which the price per share of common stock equals or exceeds $6.00 per share.

  Warrants

        In connection with the issuance of convertible notes by the Company in January 2000, the Company granted warrants to purchase 31,250 shares of Series B at an exercise price of $8.00. The warrants expire upon the earlier of (i) January 26, 2005, (ii) the effective date of an initial public offering of the Company's common stock or (iii) the effective date of a merger or consolidation of the Company with another entity, or the sale of all or substantially all of its assets. In accordance with APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," a total of $23,182 of the proceeds from the convertible notes was allocated to the warrants based on a calculation using the Black-Scholes option pricing model. During 2000, this discount on the convertible notes was amortized as a non-cash charge to interest expense.

6.    Common Stock

        Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

7.    Stock Option Plan

        In 1998, the Company adopted the 1998 Stock Plan (the 1998 Plan). Under the 1998 Plan and subsequent amendment dated July 14, 1999, the Board of Directors may grant incentive stock options, nonqualified stock options and stock purchase rights. Incentive stock options may be options, only to employees, with the exercise price not less that 100% of the fair market value on the date of grant, or in the case of 10% or greater stockholders, not less than 110% of the fair market value. Nonqualified stock options and stock purchase rights may be granted to key employees, directors or consultants of the Company. The exercise price of each nonqualified stock option and stock purchase right is determined by the Board of Directors, but shall not be less than the fair value of the common stock on the date of grant. All options vest over a four-year period, 25% after the first year and ratably on a monthly basis thereafter. Granted options expire within 10 years, or in the case of 10% or greater stockholders, within 5 years. Stock purchase rights vest ratably on an annual basis over the term specified in each grantee's restricted stock purchase agreement. Unvested shares issued pursuant to an exercise of stock purchase rights are subject to repurchase at the purchase price by the Company upon termination of employment or consulting services, as applicable. Upon a change of control, options and stock purchase rights granted under the 1998 Plan are subject to certain alternatives as noted in the 1998 Plan agreement.

        The Company applies APB 25 and related interpretations in accounting for employee and director options granted under the Plan. No compensation cost has been recognized for employee stock-based compensation in 2001 and 2000. Had compensation cost been determined based on the fair value at the grant dates for awards in 2001 and 2000, consistent with the provisions of SFAS No. 123, the Company's net loss would have been $(1,456,395) and $(4,309,371), respectively. Because options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of the pro forma results for future years.

        The minimum value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants during 2000: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 6.084%; and an expected life of 5 years. There were no option grants during 2001.

        The following table summarizes the activity of the Company's stock option plan:

	January 1, 2001 to November 30, 2001		Year ended December 31, 2000
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding—beginning of period	786,628	$0.209	411,200	$0.298
Granted at fair value	—	$—	695,228	$0.200
Exercised	—	$—	(40,000)	$0.200
Cancelled	(207,576)	$0.200	(279,800)	$0.177

Outstanding—end of period	579,052	$0.212	786,628	$0.209

Exercisable at end of period	246,208
Weighted average grant date fair value		$0.214		$0.206

        The following table summarizes information about stock options outstanding at November 30, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.156	80,000	6.93	$0.156	61,329	$0.156
$0.200	447,052	8.62	$0.200	154,534	$0.200
$0.400	52,000	7.67	$0.400	30,345	$0.400

	579,052			246,208

8.    Income Taxes

        Deferred tax assets (liabilities) consist of the following:

	November 30, 2001	December 31, 2000
Deferred tax assets
Net operating loss carryforwards	$4,018,561	$3,710,302
Organizational and start-up expenses	99,278	150,034
Reserves	50,506	62,009
Bad debt	7,336	30,064
Goodwill	60,665	46,271
Depreciation	21,264	7,127
Capitalized research	78,025	—
Deferred income	291,905	—
Other	85,189	42,223

Total deferred assets	4,712,729	4,048,030

Deferred tax liabilities
Other	—	—

Total deferred tax liabilities	—	—

Net deferred tax assets	4,712,729	4,048,030
Valuation allowance	(4,712,729)	(4,048,030)

	$—	$—

        At November 30, 2001, the Company had federal net operating loss carryforwards of approximately $10,046,000 available to reduce future taxable income. These net operating loss carryforwards expire beginning in 2019. At November 30, 2001 and December 31, 2000, the Company has recorded a valuation allowance equal to its net deferred tax assets as management believes it is more likely than not that the net deferred tax assets will not be realized.

        Under the provision of the Internal Revenue Code, certain substantial changes in the Company's ownership may result in a limitation on the amount of net operating loss carryforwards that can be used in future years.

9.    Commitments

        The Company has operating lease commitments for its facilities and certain equipment as well as capital lease commitments for certain equipment that expire through 2004 and 2002, respectively.

        The approximate future minimum payments under these leases as of November 30, 2001, are as follows:

	Operating Lease	Capital Lease
Years Ending November 30,
2002	$119,128	$36,306
2003	119,227	5,289
2004	11,673	—

Total future minimum lease payments	$250,028	41,595

Less—amounts representing interest		(3,567)

Present value of future minimum lease payments		38,028
Less—current portion		32,859

		$5,169

        Total rent expense for the period ended November 30, 2001 and for the year ended December 31, 2000 was approximately $108,000 and $111,000, respectively.

        The Company is party to employment agreements with certain executives which provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

        No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by A.D.A.M. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of A.D.A.M. since the date hereof.

3,660,000 SHARES

A.D.A.M., INC.

COMMON STOCK

P R O S P E C T U S

            , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        Set forth below are estimates of the fees and expenses payable by A.D.A.M. in connection with the offer and sale of the common stock being registered:

SEC Registration Fee	$508
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	15,000
Printing, Materials, and Postage	5,000
Miscellaneous Expenses	2,000

Total	$37,508

Item 15. Indemnification of Directors and Officers

        The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). Our Amended and Restated Articles of Incorporation (the "Restated Articles") exonerate our directors from monetary liability to the extent permitted by this statutory provision.

        Our Restated Articles and Amended and Restated Bylaws (the "Restated Bylaws") also provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in our right), by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code. In addition, the Restated Bylaws provide that we will advance to its directors or officers reasonable expenses of any such proceeding.

        Notwithstanding any provisions of our Restated Articles and Restated Bylaws to the contrary, the Georgia Business Corporation Code provides that we shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to us or is subjected to injunctive relief in our favor: (1) for any appropriation, in violation of his duties, of any business opportunity of ours; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

        We have purchased insurance with respect to, among other things, any liabilities that may accrue under the statutory provisions referred to above.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Articles of Incorporation of A.D.A.M., Inc., (incorporated herein by reference to A.D.A.M.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-26962)).
3.2	Amended and Restated Bylaws of A.D.A.M., Inc. (incorporated herein by reference to A.D.A.M.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-26962)).
4.1	Specimen common stock certificate (incorporated herein by reference to A.D.A.M.'s Annual Report on From 10-K for the year ended December 31, 2000 (File No. 0-26962)).
4.2
Form of option certificate relating to A.D.A.M.'s 1992 Stock Option Plan (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
4.3
Form of warrants to purchase shares of common stock, dated April through November 1994 (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
5.1†	Legal Opinion of Smith, Gambrell & Russell, LLP.
10.1	Amended and Restated 1992 Stock Option Plan (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
10.2	401(k) Adoption Agreement and Trust (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
10.3
Employment Agreement between A.D.A.M. and Robert S. Cramer, Jr., dated December 21, 1994 (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
10.4
Employment Agreement between A.D.A.M. and Kevin S. Noland, dated December 21, 2001 (incorporated by reference to A.D.A.M.'s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-26962)).
10.5*
Software Reseller Agreement among A.D.A.M., Addison Wesley Longman, through its Addison Wesley/Benjamin Cummings Group Sales Force Division, Benjamin/Cummings, and Addison Wesley Publishers Ltd., dated as of August 4, 1994 (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
10.6*
Software Reseller Agreement between A.D.A.M. and Addison Wesley Longman, through its Addison Wesley School Division, dated as of February 9, 1995 (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).

10.7
Agreement and Plan of Merger, dated December 3, 2001, between A.D.A.M. and Integrative Medicine Communications, Inc. (incorporated by reference to A.D.A.M.'s Current Report on Form 8-K filed December 5, 2001, as amended (File No. 0-26962)).
10.8
Agreement and Plan of Merger, dated as of February 14, 2002, by and among A.D.A.M., NIS Acquisition Corp., Nidus Information Services, Inc. and the stockholders of Nidus (incorporated herein by reference to A.D.A.M.'s Current Report on Form 8-K filed February 21, 2002 (File No. 0-26962)).
10.9	A.D.A.M., Inc. 2002 Stock Incentive Plan (incorporated herein by reference to A.D.A.M.'s Definitive Proxy Statement filed on May 24, 2002 (File No. 0-26962)).
10.10
Common Stock Purchase Agreement, dated as of May 16, 2002, by and between A.D.A.M., Inc. and Fusion Capital Fund II, LLC. (incorporated herein by reference to A.D.A.M.'s Current Report on Form 8-K filed May 31, 2002 (File No. 0-26962)).
21.1	Subsidiaries of A.D.A.M. (incorporated herein by reference to A.D.A.M.'s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-26962)).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2†	Consent of Smith, Gambrell & Russell, LLP (contained in its opinion at Exhibit 5.1).

*
A.D.A.M. has been granted confidential treatment for portions of the exhibit. Accordingly, portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

†
Previously filed.

(b)
The following financial statement schedule is filed with this Registration Statement:

        For the twelve months ended December 31, 2001, the twelve months ended December 31, 2000 and the nine months ended December 31, 1999.

        II—Valuation and Qualifying Accounts.

        All other schedules have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

FINANCIAL STATEMENT SCHEDULE

A.D.A.M., INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Twelve Months Ended December 31, 2001

Description	Balance at beginning of Period	Charged to Costs and Expenses	Accounts Written Off	Acquisitions	Balance at end of Period
	(Thousands of Dollars)
Allowance for doubtful accounts and product returns	$106	$65	$(99)	$14	$86

Valuation allowance for deferred taxes	$15,959	$(749)	$—	$667	$15,877

For the Twelve Months Ended December 31, 2000

Description	Balance at beginning of Period	Charged to Costs and Expenses	Accounts Written Off	Acquisitions	Balance at end of Period
	(Thousands of Dollars)
Allowance for doubtful accounts and product returns	$103	$137	$(134)	$—	$106

Valuation allowance for deferred taxes	$13,270	$2,689	$—	$—	$15,959

For the Nine Months Ended December 31, 1999

Description	Balance at beginning of Period	Charged to Costs and Expenses	Accounts Written Off	Acquisitions	Balance at end of Period
	(Thousands of Dollars)
Allowance for doubtful accounts and product returns	$373	$115	$(385)	$—	$103

Valuation allowance for deferred taxes	$9,818	$3,452	$—	$—	$13,270

Item 17. Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement;

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a)

or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 26th day of July, 2002.

A.D.A.M., INC.
By:	/s/ ROBERT S. CRAMER, JR.

Robert S. Cramer, Jr., Chairman of the Board, Co-Founder, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT S. CRAMER, JR. Robert S. Cramer, Jr.	Chairman of the Board, Co-Founder, Chief Executive Officer, and Director (Principal Executive Officer)	July 26, 2002
/s/ RAFE D. PAYNE Rafe D. Payne	Corporate Secretary and Controller (Principal Financial and Accounting Officer)	July 26, 2002
* Daniel S. Howe	Director	July 26, 2002
* John W. McClaugherty	Director	July 26, 2002
* Francis J. Tedesco, M.D.	Director	July 26, 2002
* Mark Kishel, M.D.	Director	July 26, 2002
*By:	/s/ ROBERT S. CRAMER, JR. Attrorney-in-fact

Report of Independent Accountants on
Financial Statement Schedule

To the Board of Directors and Shareholders of
A.D.A.M., Inc.:

        Our audits of the consolidated financial statements of A.D.A.M., Inc. referred to in our report dated March 14, 2002 appearing in this Form S-1 on page F-2 also included an audit of the financial statement schedule appearing in Item 16 of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 14, 2002

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
3.1		Amended and Restated Articles of Incorporation of A.D.A.M., Inc., (incorporated herein by reference to A.D.A.M.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-26962)).
3.2		Amended and Restated Bylaws of A.D.A.M., Inc. (incorporated herein by reference to A.D.A.M.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (File No. 0-26962)).
4.1		Specimen common stock certificate (incorporated herein by reference to A.D.A.M.'s Annual Report on From 10-K for the year ended December 31, 2000 (File No. 0-26962)).
4.2
Form of option certificate relating to A.D.A.M.'s 1992 Stock Option Plan (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
4.3
Form of warrants to purchase shares of common stock, dated April through November 1994 (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
5.1†		Legal Opinion of Smith, Gambrell & Russell, LLP.
10.1		Amended and Restated 1992 Stock Option Plan (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
10.2		401(k) Adoption Agreement and Trust (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
10.3
Employment Agreement between A.D.A.M. and Robert S. Cramer, Jr., dated December 21, 1994 (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
10.4
Employment Agreement between A.D.A.M. and Kevin S. Noland, dated December 21, 2001 (incorporated by reference to A.D.A.M.'s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-26962)).
10.5	*
Software Reseller Agreement among A.D.A.M., Addison Wesley Longman, through its Addison Wesley/Benjamin Cummings Group Sales Force Division, Benjamin/Cummings, and Addison Wesley Publishers Ltd., dated as of August 4, 1994 (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
10.6	*
Software Reseller Agreement between A.D.A.M. and Addison Wesley Longman, through its Addison Wesley School Division, dated as of February 9, 1995 (incorporated herein by reference to A.D.A.M.'s Registration Statement on Form S-1, File No. 33-96864, dated September 12, 1995, as amended)).
10.7
Agreement and Plan of Merger, dated December 3, 2001, between A.D.A.M. and Integrative Medicine Communications, Inc. (incorporated by reference to A.D.A.M.'s Current Report on Form 8-K filed December 5, 2001, as amended (File No. 0-26962)).
10.8
Agreement and Plan of Merger, dated as of February 14, 2002, by and among A.D.A.M., NIS Acquisition Corp., Nidus Information Services, Inc. and the stockholders of Nidus (incorporated herein by reference to A.D.A.M.'s Current Report on Form 8-K filed February 21, 2002 (File No. 0-26962)).

10.9	A.D.A.M., Inc. 2002 Stock Incentive Plan (incorporated herein by reference to A.D.A.M.'s Definitive Proxy Statement filed on May 24, 2002 (File No. 0-26962)).
10.10
Common Stock Purchase Agreement, dated as of May 16, 2002, by and between A.D.A.M., Inc. and Fusion Capital Fund II, LLC. (incorporated herein by reference to A.D.A.M.'s Current Report on Form 8-K filed May 31, 2002 (File No. 0-26962)).
21.1	Subsidiaries of A.D.A.M. (incorporated herein by reference to A.D.A.M.'s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 0-26962)).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2†	Consent of Smith, Gambrell & Russell, LLP (contained in its opinion at Exhibit 5.1).

*
A.D.A.M. has been granted confidential treatment for portions of the exhibit. Accordingly, portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

†
Previously filed.

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TABLE OF CONTENTS
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
MANAGEMENT
Summary Compensation Table
PRINCIPAL SHAREHOLDERS
CERTAIN TRANSACTIONS
THE FUSION TRANSACTION
SELLING SHAREHOLDER
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
Index to Financial Statements
A.D.A.M., Inc. Consolidated Balance Sheets (In thousands, except per share)
A.D.A.M., Inc. Consolidated Statements of Operations (In thousands, except per share data)
A.D.A.M., INC. CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (in thousands, except share data)
A.D.A.M., INC. CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (in thousands, except share data)
A.D.A.M., INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
A.D.A.M., Inc. Notes to Consolidated Financial Statements
Report of Independent Accountants
INTEGRATIVE MEDICINE COMMUNICATIONS, INC. Balance Sheets November 30, 2001 and December 31, 2000
INTEGRATIVE MEDICINE COMMUNICATIONS, INC. Statements of Operations For the period ended November 30, 2001 and for the year ended December 31, 2000
INTEGRATIVE MEDICINE COMMUNICATIONS, INC. Statements of Stockholders' Deficit For the period ended November 30, 2001 and for the year ended December 31, 2000
INTEGRATIVE MEDICINE COMMUNICATIONS, INC. Statements of Cash Flows For the period ended November 30, 2001 and for the year ended December 31, 2000
INTEGRATIVE MEDICINE COMMUNICATIONS, INC. Notes to Financial Statements
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits and Financial Statement Schedules.
FINANCIAL STATEMENT SCHEDULE A.D.A.M., INC. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS For the Twelve Months Ended December 31, 2001
For the Twelve Months Ended December 31, 2000
For the Nine Months Ended December 31, 1999
  Item 17. Undertakings
SIGNATURES
Report of Independent Accountants on Financial Statement Schedule
EXHIBIT INDEX